THIRD AMENDMENT TO FOURTH AMENDED AND RESTATED LOAN FACILITY AGREEMENT AND GUARANTY

THIS THIRD AMENDMENT TO FOURTH AMENDED AND RESTATED LOAN FACILITY AGREEMENT AND GUARANTY dated January 21, 2020 (this “Amendment”) is entered into among Aaron’s, Inc., a Georgia corporation (the “Sponsor”), the Guarantors, the Participants party hereto and Truist Bank (successor by merger to SunTrust Bank), as Servicer. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Loan Facility Agreement (as defined below).
RECITALS
WHEREAS, the Sponsor, the Participants and Truist Bank (successor by merger to SunTrust Bank), as Servicer, entered into that certain Fourth Amended and Restated Loan Facility Agreement and Guaranty dated as of October 25, 2017 (as amended by that certain First Amendment to Fourth Amended and Restated Loan Facility Agreement and Guaranty dated as of October 23, 2018, that certain Second Amendment to Fourth Amended and Restated Loan Facility Agreement and Guaranty dated as of October 11, 2019 and as further amended, restated, supplemented or otherwise modified from time to time, the “Loan Facility Agreement”);
WHEREAS, the Sponsor has requested certain amendments be made to the Loan Facility Agreement; and
WHEREAS, the Participants also agree to such amendments subject to the terms and conditions of this Amendment;
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Introductory Paragraph and Recitals. The above introductory paragraph and recitals of this Amendment are incorporated herein by reference as if fully set forth herein.

2.    Amendments to Loan Facility Agreement. The Loan Facility Agreement is hereby amended as follows:
(a)     The Loan Facility Agreement (other than the schedules, exhibits or appendices thereto except as provided in clause (b) below) is hereby amended in its entirety to read in the form attached hereto as Exhibit A.

(b)    Schedule 1.1(b) to the Loan Facility Agreement is amended in its entirety to read as Schedule 1.1(b) attached hereto.

3.    Conditions Precedent. This Amendment shall be effective upon satisfaction of the following conditions precedent in each case in a manner reasonably satisfactory to the Servicer and each Participant:
(a)    Amendment. Receipt of a counterpart of this Amendment duly executed by each of the Credit Parties, the Participants and the Servicer.

(b)    Amendment to Credit Agreement Documents. The Credit Agreement and the other Credit Documents shall have been amended in a manner reasonably satisfactory to the Servicer.
(c)    Good Standing Certificate. The Servicer shall have received a certificate of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation or formation of the Sponsor.
(d)    Legal Opinion. Receipt by the Servicer of a favorable written opinion of Kilpatrick Townsend & Stockton LLP, counsel for Sponsor and Guarantors, in a form satisfactory to the Servicer and each Participant and covering such matters relating to the transactions contemplated hereby as the Servicer may reasonably request.
(e)    Closing Certificate. Receipt by the Servicer of a duly executed closing certificate of the Sponsor, in form and substance satisfactory to the Servicer and each Participant.
(f)    Participation Certificates. Receipt by each of the Participants of a duly executed Participation Certificate from the Sponsor.
(g)    Fees and Attorney Costs. The Sponsor shall have paid all fees and other amounts due and payable on or prior to the Third Amendment Effective Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Servicer) required to be reimbursed or paid by the Sponsor hereunder, under any other Operative Document or under any agreement with the Servicer.
4.    Miscellaneous.
(a)    This Amendment shall be deemed to be, and is, an Operative Document.
(b)    Each Credit Party (i) acknowledges and consents to all of the terms and conditions of this Amendment, (ii) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Loan Facility Agreement or the other Operative Documents or any certificates, documents, agreements and instruments executed in connection therewith and (iii) affirms all of its obligations under the Operative Documents.
(c)    Effective as of the date hereof, all references to the Loan Facility Agreement in each of the Operative Documents shall hereafter mean the Loan Facility Agreement as amended by this Amendment.
(d)    Each of the Credit Parties hereby represents and warrants to the Servicer and the Credit Parties that as of the Third Amendment Effective Date after giving effect to this Amendment:
(i)    such Credit Party has taken all necessary action to authorize the execution, delivery and performance of this Amendment;
(ii)    this Amendment has been duly executed and delivered by such Credit Party and constitutes such Credit Party’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity);

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(iii)    no consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance by any Credit Party of this Amendment, other than such consents, approvals or authorizations that have been obtained; and
(iv)    such Credit Party is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization.
(e)    This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by telecopy, pdf or other similar electronic transmission shall be effective as an original and shall constitute a representation that an executed original shall be delivered.
(f)    This Amendment shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Georgia.
[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Fourth Amended and Restated Loan Facility Agreement and Guaranty to be duly executed as of the date first above written.
SPONSOR:                    AARON’S, INC.

By:     /s/ Steven A. Michaels
Name:    Steven A. Michaels

Title:	Chief Financial Officer and President of Strategic Operations

GUARANTORS:                AARON INVESTMENT COMPANY
By:     /s/ Steven A. Michaels
Name:    Steven A. Michaels
Title: Vice President and Treasurer

AARON’S LOGISTICS, LLC
By: AARON’S, INC., as sole Manager

By:     /s/ Steven A. Michaels
Name:    Steven A. Michaels
Title:     Chief Financial Officer and President of     Strategic Operations

AARON’S PROGRESSIVE HOLDING COMPANY
By:    /s/ Steven A. Michaels
Name:    Steven A. Michaels
Title: President and Treasurer

APPROVE.ME, LLC
AM2 ENTERPRISES, LLC
PROG LEASING, LLC

By:	PROGRESSIVE FINANCE HOLDINGS, LLC, Sole Manager
By:     /s/ Steven A. Michaels
Name:    Steven A. Michaels
Title: Vice President

AARON’S, INC.
THIRD AMENDMENT TO FOURTH AMENDED AND RESTATED
LOAN FACILITY AGREEMENT AND GUARANTY

PROGRESSIVE FINANCE HOLDINGS, LLC

By:    /s/ Steven A. Michaels
Name:    Steven A. Michaels
Title: Vice President

WOODHAVEN FURNITURE INDUSTRIES, LLC

By:    /s/ Steven A. Michaels
Name:    Steven A. Michaels
Title: Vice President

NPRTO ARIZONA, LLC
NPRTO CALIFORNIA, LLC
NPRTO FLORIDA, LLC
NPRTO GEORGIA, LLC
NPRTO ILLINOIS, LLC
NPRTO MICHIGAN, LLC
NPRTO NEW YORK, LLC
NPRTO OHIO, LLC
NPRTO TEXAS, LLC
NPRTO MID-WEST, LLC
NPRTO NORTH-EAST, LLC
NPRTO SOUTH-EAST, LLC
NPRTO WEST, LLC

By:    PROG LEASING, LLC, Sole Manager

By:     /s/ Steven A. Michaels
Name:    Steven A. Michaels
Title: Vice President

VIVE FINANCIAL, LLC

By: /s/ Mark Robertson
Name:    Mark Robertson
Title: Vice President

AARON’S, INC.
THIRD AMENDMENT TO FOURTH AMENDED AND RESTATED
LOAN FACILITY AGREEMENT AND GUARANTY

SERVICER:	TRUIST BANK (successor by merger to SunTrust Bank), as Servicer and as a Participant

By:     /s/ J. Haynes Gentry, III
Name: J. Haynes Gentry, III
Title: Director

AARON’S, INC.
THIRD AMENDMENT TO FOURTH AMENDED AND RESTATED
LOAN FACILITY AGREEMENT AND GUARANTY

SCHEDULE 1.1(b)
PARTICIPANT COMMITMENTS

Participant	Participating Commitment as of the Third Amendment Effective Date
Truist Bank (successor by merger to SunTrust Bank)	$35,000,000.00
Total:	$35,000,000.00

EXHIBIT A TO THIRD AMENDMENT

FOURTH AMENDED AND RESTATED LOAN FACILITY AGREEMENT
AND GUARANTY
by and among
AARON’S, INC.,
TRUIST BANK (SUCCESSOR BY MERGER TO SUNTRUST BANK), as Servicer
and
EACH OF THE PARTICIPANTS PARTY HERETO

Dated as of October 25, 2017

SUNTRUST ROBINSON HUMPHREY, INC.,
as Sole Lead Arranger and Sole Bookrunner

Table of Contents

Article I DEFINITIONS	1

Section 1.1	Definitions 1

Section 1.2	Accounting Terms and Determination 30

Section 1.3	Times of Day 30

Section 1.4	Other Definitional Terms 30

Section 1.5	Exhibits and Schedules 31

Article II LOAN FACILITY	31

Section 2.1	Establishment of Facility Commitment; Terms of Loans 31

Section 2.2	Conveyance of Participant’s Interest 35

Section 2.3	Funding of Advances; Swing Line; Funding of Participant’s Interest in Loans 35

Section 2.4	Participant Commitment Fees 37

Section 2.5	Interest on Funded Participations 37

Section 2.6	Default Interest 39

Section 2.7	Voluntary Reduction of the Unutilized Commitment 39

Section 2.8	Extension of Commitments 39

Section 2.9	Wind-Down Events 40

Section 2.10	Reserve Requirements; Change in Circumstances; Change in Lending Offices 40

Section 2.11	Pro Rata Treatment 42

Section 2.12	Payments 42

Section 2.13	Sharing of Setoffs 42

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Section 2.14	Canadian Dollar Provisions 43

Section 2.15	Excess Loan Commitments Resulting From Exchange Rate Changes 44

Section 2.16	Interest Act 44

Section 2.17	Reallocation and Cash Collateralization of Defaulting Participant Exposure 44

Article III SERVICER’S SERVICING OBLIGATIONS; DISTRIBUTION OF PAYMENTS	45

Section 3.1	Servicer’s Obligations with Respect to Loans; Collateral; Non-Recourse 45

Section 3.2	Application of Payments 46

Section 3.3	Monthly Servicing Report 48

Article IV LOAN DEFAULT; RIGHT TO MAKE GUARANTY DEMAND	48

Section 4.1	Notice Of Loan Defaults 48

Section 4.2	Waiver or Cure By The Sponsor of Covenant Defaults and Loan Payment Defaults 48

Section 4.3	[Reserved] 49

Section 4.4	Rights during Response Period 49

Section 4.5	Rights after Response Period and for Loan Defaults other than Loan Payment Defaults 49

Article V REPRESENTATIONS AND WARRANTIES	49

Section 5.1	Existence; Power 49

Section 5.2	Organizational Power; Authorization 49

Section 5.3	Governmental Approvals; No Conflicts 49

Section 5.4	Financial Statements 50

Section 5.5	Litigation and Environmental Matters 50

Section 5.6	Compliance with Laws and Agreements 50

Section 5.7	Investment Company Act, Etc 50

Section 5.8	Taxes 50

Section 5.9	Margin Regulations 51

Section 5.10	ERISA 51

Section 5.11	Ownership of Property 51

Section 5.12	Disclosure 51

Section 5.13	Labor Relations 52

Section 5.14	Subsidiaries 52

Section 5.15	Representations and Warranties with Respect to Specific Loans 52

Section 5.16	Solvency 53

Section 5.17	Anti-Corruption Laws and Sanctions 53

Section 5.18	No EEA Financial Institutions 53

Section 5.19	Inactive Subsidiaries 53

Article VI AFFIRMATIVE COVENANTS	53

Section 6.1	Financial Statements and Other Information 53

Section 6.2	Notices of Material Events 54

Section 6.3	Existence; Conduct of Business 55

Section 6.4	Compliance with Laws, Etc 55

Section 6.5	Payment of Obligations 56

Section 6.6	Books and Records 56

Section 6.7	Visitation, Inspection, Etc 56

Section 6.8	Maintenance of Properties; Insurance 56

Section 6.9	Use of Proceeds 56

Section 6.10	Additional Subsidiaries 56

Section 6.11	Further Assurances 58

Article VII FINANCIAL COVENANTS	58

Section 7.1	Total Debt to EBITDA Ratio 58

Section 7.2	Fixed Charge Coverage Ratio 58

Article VIII NEGATIVE COVENANTS	58

Section 8.1	Indebtedness 58

Section 8.2	Negative Pledge 60

Section 8.3	Fundamental Changes 61

Section 8.4	Investments, Loans, Etc 62

Section 8.5	Restricted Payments 63

Section 8.6	Sale of Assets 63

Section 8.7	Transactions with Affiliates 63

Section 8.8	Restrictive Agreements 63

Section 8.9	Sale and Leaseback Transactions 64

Section 8.10	Legal Name, State of Formation and Form of Entity 64

Section 8.11	Accounting Changes 64

Section 8.12	Hedging Transactions 64

Section 8.13	Activities of Inactive Subsidiaries 64

Section 8.14	Government Regulation 65

Section 8.15	Ownership of Subsidiaries 65

Section 8.16	Amendment of Organizational Documents 65

Article IX CREDIT EVENTS AND REMEDIES	65

Article X GUARANTY	68

Section 10.1	Unconditional Guaranty 68

Section 10.2	Continuing Guaranty 68

Section 10.3	Waivers 68

Section 10.4	Additional Actions 69

Section 10.5	Additional Waivers 69

Section 10.6	Postponement of Obligations 69

Section 10.7	Effect on Additional Guaranties 70

Section 10.8	Reliance on Guaranty and Purchase Obligation; Disclaimer of Liability 70

Section 10.9	Reinstatement of Obligations 70

Section 10.10	Right to Bring Separate Action 70

Section 10.11	Subordination of Liens 71

Section 10.12	Exercise of Remedies With Respect to Collateral 71

Section 10.13	Rights Of Sponsor Upon Payment; Cooperation By Servicer 72

Article XI INDEMNIFICATION	72

Section 11.1	Indemnification 72

Section 11.2	Notice Of Proceedings; Right To Defend 73

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Section 11.3	Third Party Beneficiaries 74

Article XII SURVIVAL OF LOAN FACILITY	74

Article XIII CONDITIONS PRECEDENT	74

Section 13.1	Receipt of Documents 74

Section 13.2	Effect of Amendment and Restatement 76

Article XIV THE SERVICER	76

Section 14.1	Appointment of Servicer as Agent 76

Section 14.2	Nature of Duties of Servicer 77

Section 14.3	Lack of Reliance on the Servicer 77

Section 14.4	Certain Rights of the Servicer 77

Section 14.5	Reliance by Servicer 77

Section 14.6	Indemnification of Servicer 77

Section 14.7	The Servicer in its Individual Capacity 78

Section 14.8	Holders of Participation Certificates 78

Article XV MISCELLANEOUS	78

Section 15.1	Notices 78

Section 15.2	Amendments, Etc 80

Section 15.3	No Waiver; Remedies Cumulative 81

Section 15.4	Payment of Expenses, Etc 81

Section 15.5	Right of Setoff 81

Section 15.6	Benefit of Agreement; Assignments; Participations 82

Section 15.7	Governing Law; Submission to Jurisdiction 83

Section 15.8	Counterparts 84

Section 15.9	Severability 84

Section 15.10	Independence of Covenants 84

Section 15.11	No Joint Venture 84

Section 15.12	Repurchase Right 84

Section 15.13	Confidentiality 84

Section 15.14	Headings Descriptive; Entire Agreement 85

Section 15.15	Patriot Act 85

Section 15.16	Acknowledgment and Consent to Bail-In of EEA Financial Institutions 85

Section 15.17	Certain ERISA Matters 86

Section 15.18	Acknowledgement Regarding any Supported QFCs 87

EXHIBITS
Exhibit A        -    Form of Assignment and Acceptance Agreement
Exhibit B        -    Form of Canadian Loan Agreement
Exhibit C         -    Form of US Loan Agreement
Exhibit D         -    Form of Guaranty Agreement
Exhibit E         -    Form of Participation Certificate
Exhibit F         -    Form of Monthly Servicing Report
SCHEDULES
Schedule 1.1(a)         -    Pricing Grid
Schedule 1.1(b)        -    Participant Commitments
Schedule 1.1(c)        -    Progressive Finance Subsidiaries
Schedule 1.1(d)        -    Inactive Subsidiaries
Schedule 5.14        -    Subsidiaries
Schedule 8.1        -    Outstanding Indebtedness
Schedule 8.2        -    Existing Liens
Schedule 8.4        -    Existing Investments

FOURTH AMENDED AND RESTATED LOAN FACILITY AGREEMENT AND GUARANTY
THIS FOURTH AMENDED AND RESTATED LOAN FACILITY AGREEMENT AND GUARANTY (the “Agreement”) made as of this 25 day of October, 2017, by and among AARON’S, INC., a Georgia corporation having its principal place of business and chief executive office at 400 Galleria Parkway SE, Suite 300, Atlanta, GA 30339 (“Sponsor”), TRUIST BANK (successor by merger to SunTrust Bank) (“Truist”) and each of the other lending institutions listed on the signature pages hereto (Truist, such lenders, together with any assignees thereof becoming “Participants” pursuant to the terms of this Agreement, the “Participants”) and TRUIST BANK (successor by merger to SunTrust Bank), a banking corporation organized and existing under the laws of North Carolina having its principal office in Charlotte, North Carolina, as Servicer (in such capacity, the “Servicer”).
W I T N E S S E T H:
WHEREAS, the Sponsor, the Participants and the Servicer are parties to that certain Third Amended and Restated Loan Facility Agreement dated as of April 14, 2014, as amended or modified prior to the date hereof (the “Existing Loan Facility Agreement”);
WHEREAS, Sponsor has requested that the Servicer and Participants make certain modifications to the Existing Loan Facility Agreement, which the Servicer and Participants are willing to do subject to the terms and conditions hereof;
WHEREAS, Sponsor is willing, subject to the limitations set forth herein, to repurchase such loans upon the occurrence of certain events, all as more fully set forth below;
NOW, THEREFORE, upon the terms and conditions hereinafter stated, and in consideration of the mutual premises set forth above and other adequate consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree the Existing Loan Facility Agreement is amended and restated as follows:
Article I
DEFINITIONS
Section 1.1    Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“2011 Note Agreement” shall mean that certain Note Purchase Agreement, dated as of July 5, 2011, by an among Sponsor, the other Credit Parties party thereto, The Prudential Insurance Company of America and the other purchasers signatory thereto, as such Note Purchase Agreement may be amended, supplemented, restated, refinanced, replaced or otherwise modified from time to time in accordance with the terms of this Agreement.
“2014 Note Agreement” shall mean, collectively, (i) that certain Note Purchase Agreement, dated as of April 14, 2014, by and among the Sponsor, the other Credit Parties party thereto, The Prudential Insurance Company of America and the other purchasers signatory thereto, as such Note Purchase Agreement may be amended, supplemented, restated, refinanced, replaced or otherwise modified from time to time in accordance with the terms of this Agreement, and (ii) that certain Note Purchase Agreement, dated as of April 14, 2014, by and among the Sponsor, the other Credit Parties party thereto, Metropolitan Life Insurance Company and the other purchasers signatory thereto, as such Note Purchase Agreement may be amended, supplemented, restated, refinanced, replaced or otherwise modified from time to time in accordance with the terms of this Agreement.
“Aaron’s” shall mean the Sponsor.
“Aaron’s Proprietary System” shall mean the Sponsor’s proprietary point of sale software system, as modified from time to time, used by the Sponsor and its franchisees.
“ACH Authorization” shall mean an authorization from a Borrower to automatically debit Loan payments from a deposit account of such Borrower, substantially in the form attached to the Servicing Agreement as Exhibit A or such other form as the Servicer may require from time to time.
“Acquisition” shall mean any transaction in which the Sponsor or any of its Subsidiaries directly or indirectly (i) acquires any ongoing business, (ii) acquires all or substantially all of the assets of any Person or division thereof, whether through a purchase of assets, merger or otherwise, (iii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority of the voting stock of a corporation, other than the acquisition of voting stock of a wholly-owned Subsidiary solely in connection with the organization and capitalization of that Subsidiary by the Sponsor or another Guarantor, or (iv) acquires control of more than fifty percent (50%) ownership interest in any partnership, joint venture or limited liability company.
“Adjusted Canadian LIBO Rate” shall mean, with respect to each Payment Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:
“Adjusted Canadian LIBO Rate” = Canadian LIBOR
1.00 - LIBOR Reserve Percentage
As used herein, LIBOR Reserve Percentage shall mean, for any Payment Period for any Funded Participation outstanding hereunder, the reserve percentage (expressed as a decimal) equal to the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or against any successor category of liabilities as defined in Regulation D).
“Adjusted US LIBO Rate” shall mean, with respect to each Payment Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:
“Adjusted US LIBO Rate” = US LIBOR
1.00 - LIBOR Reserve Percentage
As used herein, LIBOR Reserve Percentage shall mean, for any Payment Period for any Funded Participation outstanding hereunder, the reserve percentage (expressed as a decimal) equal to the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or against any successor category of liabilities as defined in Regulation D).
“Advance” shall mean a funding of a loan to a Borrower by the Servicer pursuant to such Borrower’s Loan Commitment.
“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For purposes of this definition “Control” shall mean the power, directly or indirectly, either to (i) vote ten percent (10%) or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have meanings correlative thereto.
“Agent Parties” shall have the meaning given to such term in Section 15.1(b)(iv).
“Agreement” shall have the meaning given to such term in the introductory paragraph hereof.
“Amortization Period” shall mean (i) with respect to a US Borrower, 18 or 24 months, as determined from time to time by Aaron’s; provided, however, in the event any US Line of Credit Commitment is terminated upon 90 days’ notice from the Servicer, all amounts outstanding under such US Line of Credit Commitment shall be due and payable in full no later than the 24-month anniversary of such termination, and (ii) with respect to a Canadian Borrower, 24 months; provided, however, in the event any Canadian Line of Credit Commitment is terminated upon 90 days’ notice from the Servicer, all amounts outstanding under such Canadian Line of Credit Commitment shall be due and payable in full no later than the 24-month anniversary of such termination.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Sponsor and its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Margin” shall mean, with respect to all Funded Participations, as of any date, the percentage per annum determined by reference to the applicable Total Net Debt to EBITDA Ratio in effect on such date for Loans as set forth on Schedule 1.1(a) attached hereto; provided, that a change in the Applicable Margin resulting from a change in the Total Net Debt to EBITDA Ratio shall be effective on the second day after which the Sponsor has delivered the financial statements required by Section 6.1(a) or (b) and the compliance certificate required by Section 6.1(c); provided, further, that if at any time the Sponsor shall have failed to deliver such financial statement and such certificate when due hereunder, the Applicable Margin shall be at Level V until such time as such financial statements and certificates are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Effective Date until the financial statements and certificate of a Responsible Officer of the Sponsor delivered pursuant to Section 6.1(c) for the Fiscal Quarter ending on December 31, 2017 are delivered shall be at Level II.
“Applicable Percentage” shall mean, with respect to the Participant Commitment Fee, as of any date, the percentage per annum determined by reference to the applicable Total Net Debt to EBITDA Ratio in effect on such date as set forth on Schedule 1.1(a) attached hereto; provided, that a change in the Applicable Percentage resulting from a change in the Total Net Debt to EBITDA Ratio shall be effective on the second day after which the Sponsor has delivered the financial statements required by Section 6.1(a) or (b) and the compliance certificate required by Section 6.1(c); provided, further, that if at any time the Sponsor shall have failed to deliver such financial statement and such certificate when due hereunder, the Applicable Percentage shall be at Level V until such time as such financial statements and certificates are delivered, at which time the Applicable Percentage shall be determined as provided above. Notwithstanding the foregoing, the Applicable Percentage from the Effective Date until the financial statements and certificate of a Responsible Officer of the Sponsor delivered pursuant to Section 6.1(c) for the Fiscal Quarter ending on December 31, 2017 are delivered shall be at Level II.
“Asset Disposition” shall mean (i) all sales of Merchandise; (ii) all Merchandise which is determined to have been stolen; (iii) all Merchandise that is destroyed, lost or otherwise removed from the premises of a Borrower other than pursuant to a Lease Contract or by outright sale or for repair work; and (iv) all “skipped” Merchandise which is Merchandise subject to a Lease Contract.
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Participant and an Eligible Assignee in accordance with the terms of this Agreement and substantially in the form of Exhibit A.
“Authorized Signatory” shall mean each officer of the Sponsor specified from time to time in an appropriate certificate to the Servicer as authorized to execute Funding Approval Notices and other such documents relating to the Loan Documents.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” shall mean The Bankruptcy Code of 1978, as amended and in effect from time to time (11 U.S.C. §101 et seq.).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” shall mean a US Borrower or a Canadian Borrower, as the case may be.
“Borrower Payment Date” shall mean, with respect to any Loans, the last day of each calendar month; provided, however, if such day is not a Business Day, the next succeeding Business Day.
“Borrower Rate” shall mean, (a) with respect to each US Loan, the Prime Rate per annum plus any additional margin per annum specified for such US Loan by Sponsor in the applicable Funding Approval Notice, such margin not to exceed ten percent (10.0%) per annum calculated based upon the actual number of days elapsed in a 360 day year; provided that, at no time may there be more than five different Borrower Rates for US Line of Credit Loans, and no more than five different Borrower Rates for US Revolving Loans and US Term Loans and (b) with respect to each Canadian Loan, the Canadian Prime Rate per annum plus any additional margin per annum specified for such Canadian Loan by Sponsor in the applicable Funding Approval Notice, such margin not to exceed ten percent (10.0%) per annum calculated based upon the actual number of days elapsed in a 360-day year; provided that, at no time may there be more than five different Borrower Rates for Canadian Line of Credit Loans, and no more than five different Borrower Rates for Canadian Revolving Loans and Canadian Term Loans.
“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina are authorized or required by law to close, and (ii) if such day relates to Adjusted US LIBO Rate, any day on which dealings in US Dollars are carried on in the London interbank market.
“Canadian Borrower” shall mean any Franchisee domiciled in Canada (other than in the Province of Quebec) that is primarily liable for repayment of a Canadian Loan as a result of having executed Canadian Loan Documents as maker, or its permitted assignee.
“Canadian Borrower Payment Date” shall mean, with respect to any Canadian Loans, the last day of each calendar month; provided, however, if such day is not a Canadian Business Day, the next succeeding Canadian Business Day which is also a Business Day.
“Canadian Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario are authorized or required by law to close and (ii) if such day relates to Adjusted Canadian LIBO Rate, any day on which dealings in Canadian Dollars are carried on in the London interbank market.
“Canadian Dollar Equivalent” shall mean, on any date, (i) with respect to any amount denominated in Canadian Dollars, such amount and (ii) with respect to any amount denominated in US Dollars, the amount of Canadian Dollars that would be required to purchase the amount of such US Dollars on such date based upon the Exchange Rate as of the applicable date of determination.
“Canadian Dollars” or “Cdn$” shall mean the lawful currency of Canada.
“Canadian Franchisee” shall mean those certain store operators located in Canada (other than in the Province of Quebec) that own and operate stores under the Aaron’s franchise.
“Canadian Funded Participation” shall mean, for any Participant, the portion of such Participant’s Funded Participation in Canadian Dollars.
“Canadian LIBOR” shall mean the rate per annum equal to the Canadian Dealer Offered Rate, or a comparable or successor rate which is approved by the Servicer, appearing on the applicable Reuters screen or the Bloomberg screen page, as selected by the Servicer, as the London interbank offered rate for deposits in Canadian Dollars at approximately 11:00 a.m. (London time) two business days prior to the first day of such one-month interest period for a one-month period. If for any reason such rate is not available, Canadian LIBOR shall be, for any such interest period, the rate per annum reasonably determined by the Servicer as the rate of interest at which Canadian Dollar deposits in an amount comparable to the aggregate outstanding Funded Participations in US Dollars are offered to the Servicer by prime banks in the Canadian Dollar market reasonably selected by the Servicer determined as of 10:00 a.m. (Charlotte, North Carolina time) two Business Days prior to the first day of such interest period for a term comparable to such interest period; provided, that, if Canadian LIBOR would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Canadian Line of Credit Commitment” shall mean a commitment to make Canadian Line of Credit Loans to a Canadian Borrower in Canadian Dollars pursuant to a Canadian Loan Agreement.
“Canadian Line of Credit Loans” shall mean Advances made to a Canadian Borrower pursuant to a Canadian Line of Credit Commitment.
“Canadian Line of Credit Note” shall mean a Canadian Line of Credit Note, executed by a Canadian Borrower in favor of the Servicer, evidencing such Canadian Borrower’s obligation to repay all Canadian Line of Credit Loans made to it pursuant to a Canadian Line of Credit Commitment, substantially in the form of Exhibit A-1 to the Canadian Loan Agreement, with such changes as the Sponsor and the Servicer shall agree to from time to time.
“Canadian Loan” shall mean either a Canadian Term Loan, a Canadian Revolving Loan or a Canadian Line of Credit Loan, as the case may be.
“Canadian Loan Agreement” shall mean a Loan Agreement setting forth the terms and conditions, as between a Canadian Borrower and the Servicer, under which the Servicer has established a Canadian Loan Commitment to make Advances to such Canadian Borrower pursuant to the Canadian Loan Commitment, substantially in the form of Exhibit B, with such changes as may be mutually agreed by the Sponsor and the Servicer (it being understood that the Servicer will not unreasonably withhold or delay its agreement to any such changes requested by the Sponsor).
“Canadian Loan Commitment” shall mean the commitment by the Servicer to make Advances to any Canadian Borrower in Canadian Dollars in the amount not exceeding, and upon the terms described in, the applicable Funding Approval Notice and the applicable Canadian Loan Documents, which Canadian Loan Commitment may be a Canadian Line of Credit Commitment, a Canadian Revolving Commitment or a Canadian Term Loan Commitment.
“Canadian Loan Documents” shall mean, with respect to any Canadian Loan, the Canadian Loan Agreement, the Canadian Master Note, any Personal Guaranty, any Canadian Security Agreement, any Spousal Consent, the Collateral Agreements, in each case relating to such Loan, any other documents relating to such Loan delivered by any Borrower or any guarantor or surety thereof to the Servicer and any amendments thereto (provided that such amendments are made with the consent of the Sponsor, where such consent is required under this Agreement).
“Canadian Master Note” shall mean a Canadian Line of Credit Note, a Canadian Revolving Note or a Canadian Term Note, as the case may be.
“Canadian Prime Rate” shall mean, on any date of determination, the higher of (a) the reference rate of interest, expressed as an annual rate, publicly announced or posted from time to time by Bloomberg on page BTMM for Canadian Money Market rates or (b) the average one month Bankers’ Acceptance rate quoted on Reuters Service, page CDOR, as at approximately 10:00 a.m. (Toronto, Ontario time) on such day plus 1% per annum.
“Canadian Revolving Commitment” shall mean a commitment to make Canadian Revolving Loans to a Canadian Borrower pursuant to a Loan Agreement.
“Canadian Revolving Loans” shall mean Advances made to a Canadian Borrower pursuant to a Canadian Revolving Commitment.
“Canadian Revolving Note” shall mean that certain Revolving Note, executed by a Canadian Borrower in favor of the Servicer, evidencing such Canadian Borrower’s obligation to repay all Canadian Revolving Loans made to it pursuant to a Canadian Revolving Commitment, substantially in the form of Exhibit A-3 to the Canadian Loan Agreement, with such changes as the Sponsor and the Servicer shall agree to from time to time.
“Canadian Security Agreement” shall mean any security agreement executed by a Canadian Borrower substantially in the form required by the Servicing Agreement.
“Canadian Subfacility Amount” shall mean Cdn$25,000,000, as such amount may be reduced pursuant to Section 2.7, Section 2.9 or Article IX.
“Canadian Term Loan Commitment” shall mean a commitment to make Canadian Term Loans to a Canadian Borrower pursuant to a Canadian Loan Agreement.
“Canadian Term Loans” shall mean Advances made to a Canadian Borrower pursuant to a Canadian Term Loan Commitment.
“Canadian Term Note” shall mean that certain Term Note, executed by a Canadian Borrower in favor of the Servicer, evidencing such Canadian Borrower’s obligation to repay all Canadian Term Loans made to it pursuant to a Canadian Term Loan Commitment, substantially in the form of Exhibit A-2 to the Canadian Loan Agreement, with such changes as the Sponsor and the Servicer shall agree to from time to time.
“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capital Stock” shall mean, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in US Dollars or Canadian Dollars, as applicable, with the Servicer pursuant to documentation in form and substance, reasonably satisfactory to the Servicer (and “Cash Collateralization” has a corresponding meaning).
“Cash Equivalents” shall mean, as at any date, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) Dollar denominated time deposits and certificates of deposit of (A) any Participant, (B) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (C) any bank whose short‑term commercial paper rating from S&P is at least A‑1 or the equivalent thereof or from Moody’s is at least P‑1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A‑1 (or the equivalent thereof) or better by S&P or P‑1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (iv) repurchase agreements entered into by any Person with a bank or trust company (including any Participant) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100)% of the amount of the repurchase obligations and (v) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (i) through (iv).
“Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Sponsor to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of thirty-three and one third percent (33⅓%) or more of the total voting power of shares of stock entitled to vote in the election of directors of the Sponsor; or (iii) during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Sponsor cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Closing Date” shall mean, for any Loan, the date upon which all Loan Documents have been executed and delivered and the conditions precedent to funding such Loan have been satisfied.
“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
“Collateral” shall mean, with respect to any Loan, all property of the Borrower and all guarantors obligated with respect to such Loan that secures such Loan, which property shall be designated by the Sponsor and may include all accounts receivable, inventory, Lease Contracts and other business assets of such Borrower and guarantors.
“Collateral Agreement” shall mean an agreement executed by a Borrower and any other Persons primarily or secondarily liable for all or part of the Loan or granting a security interest or other Lien to the Servicer in specified Collateral as security for such Loan, including without limitation, any Loan Agreements, any Canadian Security Agreement and any Personal Guaranties.
“Communications” shall have the meaning given to such term in Section 15.1(b)(iv).
“Consolidated Companies” shall mean, collectively, Sponsor and all of its Subsidiaries.
“Consolidated EBITDA” shall mean for the Sponsor and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, but without duplication, (A) Consolidated Interest Expense, (B) income tax expense, (C) depreciation (excluding depreciation of rental merchandise) and amortization, (D) all other non-cash charges, (E) closing costs, fees and expenses incurred during such period in connection with the transactions contemplated by the Transaction Documents and the Note Agreements (including the amendments thereto), in each case paid during such period to Persons that are not Affiliates of the Sponsor or any Subsidiary, including, without limitation, closing costs, fees, expenses incurred in connection with the Third Amendment and the amendment to the Credit Agreement on or about the Third Amendment Effective Date, (F) up to $1,200,000 in restructuring charges incurred in Fiscal Year 2018 in connection with the closure and consolidation of Sponsor-operated stores, (G) up to $39,000,000 in restructuring charges incurred in Fiscal Year 2019 in connection with the closure and consolidation of Sponsor-operated stores, (H) up to $2,000,000 in transaction fees and expenses (including legal fees and expenses and investment banker fees) paid by the Sponsor in connection with the SEI Acquisition, (I) up to $3,850,000 in reimbursement and/or settlement of any expenses, indemnity claims and other items, in each case, to the extent payable by the Sponsor to SEI or SEI’s subsidiaries or affiliates pursuant to the terms of the SEI Acquisition Agreement or any related ancillary acquisition documents between such parties, (J) up to $3,400,000 in advisory fees and expenses incurred or paid by the Sponsor to one or more of its third party consultants in the second through fourth Fiscal Quarters of 2019, (K) up to $750,000 in construction and design related fees and expenses; (L) business optimization, restructuring and transition expenses, costs, charges, accruals or reserves incurred within three (3) years of any Permitted Acquisition, which for the avoidance of doubt shall include severance payments and costs, legal defense and settlement costs (including any costs paid in satisfaction of judgments), relocation costs, costs related to the closure, opening, curtailment and/or consolidation of facilities, retention charges, systems establishment costs, spin-off costs, integration costs, signing costs, retention and completion bonuses, amortization of signing bonuses, inventory optimization expenses, contract termination costs, transaction costs, costs related to entry into new markets, consulting fees, recruiter fees; (M) business optimization, restructuring and transition related expenses, costs, charges, accruals or reserves which are unrelated to any Permitted Acquisition or divestiture of assets, all as determined on a consolidated basis for the Sponsor and its Subsidiaries for such period; provided that the aggregate amount for all such items under this clause (M) shall not exceed $10,000,000 in the aggregate during any four fiscal quarter period; (N) loss of on-lease and off-lease inventory, physical damage to stores, infrastructure, capital assets and other assets of the business and loss of revenue, in each case, (1) to the extent reasonably identifiable by the Sponsor as having resulted from significant weather events or other natural disasters in areas that have been declared a federal disaster or otherwise qualify for federal emergency assistance, (2) to the extent occurring within twelve (12) months after the occurrence of such significant weather event or natural disaster, and (3) net of all related insurance proceeds received related thereto (including, without limitation, all business interruption insurance and casualty insurance), all as determined on a consolidated basis for the Sponsor and its Subsidiaries for such period; and (O) the amount of cost savings and synergies projected by the Sponsor in good faith to be reasonably anticipated to be realized from actions taken or committed to be taken during such period in connection with any Permitted Acquisition or any permitted disposition of assets (in each case calculated on a Pro Forma Basis as though such cost savings and synergies had been realized on the first day of such period, net of the amount of actual benefits realized prior to or during such period from such actions); provided that such actions have been taken or have been committed to be taken, and the benefits resulting therefrom are anticipated by the Sponsor in good faith to be realized within twenty-four (24) months after the completion of the related Permitted Acquisition or permitted disposition of assets; and provided, further, that the aggregate amount for all such items under this clause (O) shall not exceed $50,000,000 in the aggregate during the term of this Agreement, all as determined on a consolidated basis for the Sponsor and its Subsidiaries for such period. Notwithstanding the foregoing, the amounts added back to Consolidated Net Income in reliance on clauses (ii)(L), (ii)(M) and (ii)(N) above shall not exceed $50,000,000 in the aggregate during any four fiscal quarter period.
“Consolidated EBITDAR” shall mean, for the Sponsor and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated EBITDA plus (b) Consolidated Lease Expense
“Consolidated Fixed Charges” shall mean, for the Sponsor and its Subsidiaries for any period, the sum (without duplication) of (a) Consolidated Interest Expense paid or payable for such period plus (b) Consolidated Lease Expense.
“Consolidated Interest Expense” shall mean, for the Sponsor and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, total cash interest expense, including without limitation the interest component of any payments in respect of Capital Leases Obligations capitalized or expensed during such period (whether or not actually paid during such period).
“Consolidated Lease Expense” shall mean, for any period, the aggregate amount of fixed and contingent rentals payable by the Sponsor and its Subsidiaries with respect to leases of real and personal property (excluding Capital Lease Obligations) determined on a consolidated basis in accordance with GAAP for such period.
“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Sponsor and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, (iii) any equity interest of the Sponsor or any Subsidiary of the Sponsor in the unremitted earnings of any Person that is not a Subsidiary and (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Sponsor or any Subsidiary on the date that such Person’s assets are acquired by the Sponsor or any Subsidiary, except to the extent provided for in the definition of Pro Forma Basis in connection with a Permitted Acquisition.
“Consolidated Total Debt” shall mean, at any time, all then currently outstanding obligations, liabilities and indebtedness of the Sponsor and its Subsidiaries on a consolidated basis of the types described in the definition of “Indebtedness”.
“Credit Agreement” shall mean that certain Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of September 18, 2017, by and among Sponsor, the lenders from time to time parties thereto and Truist Bank (successor by merger to SunTrust Bank), as Administrative Agent, as amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time.
“Credit Documents” shall mean, collectively, the Credit Agreement and any and all other instruments, agreements, documents and writings executed in connection with the foregoing.
“Credit Event” shall have the meaning set forth in Article IX of this Agreement.
“Credit Parties” shall mean, collectively, each of the Sponsor and the Guarantors.
“Default Waiver Letter” shall mean a waiver letter sent by Sponsor to the Servicer which such waiver letter shall (i) waive and cure a Loan Payment Default or (ii) waive a covenant default with respect to a Loan that does not constitute a Loan Default, such waiver letter to be substantially in the form required in the Servicing Agreement.
“Defaulted Borrower” shall mean a Borrower under a Defaulted Loan.
“Defaulted Loan” shall mean a Loan evidenced by Loan Documents under the terms of which exist one or more Loan Defaults that have not been cured or waived as permitted herein.
“Defaulting Participant” shall mean, at any time, subject to Section 2.17(b), (i) any Participant that has failed for two (2) or more Business Days to comply with its obligations under this Agreement to fund any Participant Funding (each a “funding obligation”), unless such Participant has notified the Servicer and the Sponsor in writing that such failure is the result of such Participant’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with any applicable Credit Event, will be specifically identified in such writing), (ii) any Participant that has notified the Servicer in writing, or has stated publicly, that it does not intend to comply with any such funding obligation hereunder, unless such writing or public statement states that such position is based on such Participant’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with any applicable Credit Event will be specifically identified in such writing or public statement), (iii) any Participant that has defaulted on its obligation to fund generally under any other loan agreement, credit agreement or other financing agreement, (iv) any Participant that has, for three (3) or more Business Days after written request of the Servicer or the Sponsor, failed to confirm in writing to the Servicer and the Sponsor that it will comply with its prospective funding obligations hereunder (provided that such Participant will cease to be a Defaulting Participant pursuant to this clause (iv) upon the Servicer’s and the Sponsor’s receipt of such written confirmation), (v) any Participant with respect to which a Participant Insolvency Event has occurred and is continuing or (vi) any Participant that has become the subject of a Bail-In Action. Any determination by the Servicer that a Participant is a Defaulting Participant will be conclusive and binding, absent manifest error, and such Participant shall be deemed to be a Defaulting Participant (subject to Section 2.17(b)) upon notification of such determination by the Servicer to the Sponsor and the Participants.
“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.
“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.
“Domestic Controlled Affiliate” shall mean each Affiliate of the Sponsor that is (a) Controlled by the Sponsor, and (b) incorporated or organized under the laws of any State of the United States, the District of Columbia or Puerto Rico.
“Domestic Subsidiary” shall mean any Subsidiary of the Sponsor that is incorporated or organized under the laws of any State of the United States, the District of Columbia or Puerto Rico.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” shall mean the date upon which all conditions precedent to the effectiveness of this Agreement have been satisfied.
“Eligible Assignee” shall mean (i) a commercial bank organized under the laws of the United States or any state thereof having total assets in excess of $1,000,000,000.00 or any commercial finance or asset-based lending Affiliate of any such commercial bank and (ii) any Participant.
“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.
“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Sponsor or any Subsidiary directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Sponsor, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Sponsor or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Sponsor or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Sponsor or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Sponsor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Sponsor or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Exchange Rate” shall mean the offered rate at which Canadian Dollars may be exchanged into US Dollars or US Dollars may be exchanged into Canadian Dollars, as the case may be, as set forth at approximately 11:00 a.m. on such day on the Reuters NFX Page (or if such page is not available, or the rate does not appear on such page, the comparable page on the Telerate or Bloomberg Service). In the event that such rate does not appear on the applicable page of any such services, the “Exchange Rate” shall be determined by reference to such other publicly available services for displaying exchange rates as may be agreed upon by the Servicer and the Sponsor, or, in the absence of such agreement, such Exchange Rate shall instead be the offered spot rate of exchange of the Servicer or, if the Servicer shall so determine, one of its affiliates in the market where its foreign currency exchange operations in respect of Canadian Dollars are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase or sale of US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Servicer, after consultation with the Sponsor, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error. The Exchange Rate shall be initially the Exchange Rate as of the Effective Date and shall be reset periodically on each Reset Date pursuant to Section 2.14(c).
“Existing Loan” shall mean any of the loans made by the Servicer pursuant to the Existing Loan Facility Agreement as in effect from time to time.
“Existing Loan Commitments” shall mean any of the commitments to make loans made by the Servicer pursuant to the Existing Loan Facility Agreement as in effect from time to time.
“Existing Loan Facility Agreement” shall have the meaning set forth in the recitals hereof.
“Existing Note” shall mean any of the promissory notes from the Borrowers to the Servicer substantially in the form attached to the Existing Loan Facility Agreement as in effect from time to time.
“Facility Commitment” shall have the meaning set forth in Section 2.1(a).
“Facility Commitment Termination Date” shall have the meaning set forth in Section 2.1(a).
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Truist Bank (successor by merger to SunTrust Bank) or any other Participant selected by the Servicer on such day on such transactions as determined by the Servicer.
“Fee Letter” shall mean each of (a) that certain letter agreement dated as of August 10, 2017, by and between the Sponsor and the Servicer, setting forth certain fees applicable to the loan facility described herein, either as originally executed or as hereafter amended or modified, and (b) that certain letter agreement dated as of October 16, 2018, by and between the Sponsor and the Servicer, in each case setting forth certain fees applicable to the loan facility described herein, either as originally executed or as hereafter amended or modified.
“Final Termination Date” shall mean the date that is ninety (90) days after the last Maturity Date of the Loans.
“Financing Statement” shall mean, (a) with respect to a US Loan, a document that among other things, describes the Collateral, the proper filing of which perfects a security interest in the Collateral described therein under the laws of the state in which such document is filed and (b) with respect to a Canadian Loan, a document that among other things, describes the Collateral, the proper filing of which perfects a security interest in the Collateral described therein under the laws of the province or territory in which such document is filed.
“First Amendment” means that certain First Amendment to Fourth Amended and Restated Loan Facility Agreement and Guaranty dated as of the First Amendment Effective Date by and among the Sponsor, the Guarantors identified therein, the Participants identified therein and the Servicer.
“First Amendment Effective Date” means October 23, 2018.
“Fiscal Quarter” shall mean any fiscal quarter of the Sponsor.
“Fiscal Year” shall mean a fiscal year of the Sponsor; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “Fiscal Year 2017”) refers to the Fiscal Year ending during such calendar year.
“Fixed Charge Coverage Ratio” shall mean, at any date, the ratio of (i) Consolidated EBITDAR for the four (4) consecutive Fiscal Quarters of the Sponsor ending on such date to (ii) Consolidated Fixed Charges for the four consecutive Fiscal Quarters of the Sponsor ending on such date.
“Foreign Pledge Date” shall have the meaning given to such term in Section 6.10(b).
“Foreign Subsidiary” shall mean any Subsidiary of the Sponsor that is not a Domestic Subsidiary.
“Franchise Agreement” shall mean the written agreement between Sponsor and a Franchisee whereby the Franchisee is authorized to establish an Aaron’s franchise.
“Franchisee” shall mean a Canadian Franchisee or a US Franchisee, as the case may be.
“Franchisee Borrowing Base” shall mean, on any date of determination, an amount equal to a multiple of Rental Revenue for the most recently ended three calendar months, as determined for each Borrower by Aaron’s and specified in the Funding Approval Notice for such Borrower.
“Franchisee Loan” shall mean either a Canadian Loan or a US Loan, as the case may be.
“Franchisee Loan Program” shall mean the transaction evidenced by (i) this Agreement wherein the Sponsor has guaranteed, to the extent set forth herein, certain obligations of Franchisees of the Sponsor, and (ii) the other Operative Documents executed in connection herewith and therewith.
“Funded Participation” shall mean (x) with respect to any Participant other than Truist Bank, the portion of such Participant’s Participating Commitment that has been funded in US Dollars or Canadian Dollars, and (y) with respect to Truist Bank, the portion of the Facility Commitment (including Swing Line Advances) that has been funded in US Dollars or Canadian Dollars, less the aggregate Funded Participations of all other Participants.
“Funding Approval Notice” shall mean a written notice to the Servicer from Sponsor setting forth the conditions of a proposed Loan Commitment, consistent with the requirements therefor as set forth in this Agreement, and containing such information and in substantially such form as shall be agreed to by Servicer and Sponsor pursuant to the Servicing Agreement.
“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.2.
“Governmental Authority” shall mean the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
“Guaranteed Obligations” shall mean the aggregate amount of all Loan Indebtedness of all Borrowers outstanding under all Loan Documents to include, without limitation (i) all principal, interest and commitment fees due with respect to all Loans, including post-petition interest in any proceeding under federal bankruptcy laws, (ii) all fees, expenses, and amounts payable by all Borrowers for reimbursement or indemnification under the terms of all Loan Agreements and all other Loan Documents executed in connection with the Loan to such Borrower, (iii) all amounts advanced by Servicer to protect or preserve the value of any security for the Loans, and (iv) all renewals, extensions, modifications, and refinancings (in whole or in part) of any of the amounts referred to in clauses (i) and (ii) above).
“Guarantors” shall mean, collectively, Aaron Investment Company and certain other subsidiaries of the Sponsor that from time to time become parties to the Guaranty Agreement and their respective successors and permitted assigns.
“Guaranty Agreement” shall mean that certain Fourth Amended and Restated Guaranty Agreement, dated as of September 18, 2017, executed by certain Subsidiaries of the Sponsor in favor of the Servicer and the Participants, substantially in the form of Exhibit D, as the same may be amended, restated, supplemented or otherwise modified from time to time
“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Transaction” of any Person shall mean (i) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Inactive Subsidiaries” shall mean the Subsidiaries of the Sponsor identified on Schedule 1.1(d).
“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 9.6, trade payables overdue by more than one hundred twenty (120) days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, and (x) Off-Balance Sheet Liabilities. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.
“Institutional Investor” shall mean any insurance company, commercial, investment or merchant bank, finance company, mutual fund, registered money or asset manager, savings and loan association, credit union, registered investment advisor, pension fund, investment company or fund, licensed broker or dealer, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act of 1933, as amended, or any successor law, rule or regulation) or institutional “accredited investor” (as such term is defined under Regulation D promulgated under the Securities Act of 1933, as amended, or any successor law, rule or regulation).
“Lease Contract” shall mean a contract between a Borrower and a customer to lease Merchandise in the form approved by the Sponsor (and which may include purchase options).
“Leverage Increase Period” shall have the meaning given to such term in Section 7.1.
“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing). A covenant not to grant a Lien or a “Negative Pledge” shall not be determined a Lien for purposes of this Agreement.
“Line of Credit Commitment” shall mean either a US Line of Credit Commitment or Canadian Line of Credit Commitment, as the case may be.
“Line of Credit Loans” shall mean either a US Line of Credit Loan or Canadian Line of Credit Loan, as the case may be.
“Line of Credit Note” shall mean either a US Line of Credit Note or Canadian Line of Credit Note, as the case may be.
“Loan Agreement” shall mean either a US Loan Agreement or a Canadian Loan Agreement, as the case may be.
“Loan Commitment” shall mean either a US Loan Commitment or a Canadian Loan Commitment, as the case may be.
“Loan Default” shall mean the occurrence of one or more of the following events with respect to any Loan: (i) a Loan Payment Default, (ii) the bankruptcy or insolvency of the Borrower or any Guarantor of such Loan, or the appointment of a receiver, trustee, custodian or similar fiduciary for such Borrower or Guarantor, or the assignment for the benefit of creditors by such Borrower or Guarantor, or the offering of settlement or composition to the unsecured creditors of such Borrower or Guarantor generally or (iii) the termination of (or failure to renew) the Franchise Agreement to which the Borrower of such Loan is a party.
“Loan Documents” shall mean, the US Loan Documents and the Canadian Loan Documents
“Loan Indebtedness” shall mean all amounts due and payable by a Borrower under the terms of the Loan Documents governing the Loan to such Borrower, including, without limitation, outstanding principal, accrued interest, any commitment fees, and all reasonable costs and expenses of any legal proceeding brought by the Servicer to collect any of the foregoing (including without limitation, reasonable attorneys’ fees actually incurred).
“Loan Payment Default” shall mean the failure of a Borrower to make a payment of principal, accrued interest thereon or any other amounts, within the cure period following the due date therefor, as provided under the applicable Loan Documents.
“Loan Term” shall mean, with respect to any Loan, the prescribed term of the Loan Commitment relating to such Loan, as documented in the applicable Loan Documents, and any term-out period thereafter; provided, however, that the Loan Term shall not exceed (x) in the case of a Line of Credit Commitment, 364 days subject to extension in accordance with the terms of the applicable Loan Agreement, plus, in the event that the Line of Credit Commitment is terminated upon ninety (90) days’ prior notice from the Servicer, the Amortization Period and (y) in the case of a US Revolving Commitment and a US Term Loan Commitment, four (4) years and (z) in the case of a Canadian Revolving Commitment and a Canadian Term Loan Commitment, two (2) years.
“Loans” shall mean either a US Loan or Canadian Loan, as the case may be.
“Margin Regulations” shall mean Regulation T, Regulation U and Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time.
“Master Note” shall mean either a US Master Note or a Canadian Master Note, as the case may be.
“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of the Sponsor and its Subsidiaries taken as a whole, (ii) the ability of the Sponsor or the Credit Parties taken as a whole to perform any of their respective obligations under the Operative Documents (iii) the rights and remedies of the Servicer and the Participants under any of the Operative Documents or (iv) the legality, validity or enforceability of any of the Operative Documents.
“Material Domestic Subsidiary” shall mean any Domestic Subsidiary of the Sponsor that has not already become a Guarantor that (i) at any time (A) accounted for five percent (5.0%) of Consolidated EBITDA for any period of four (4) Fiscal Quarters ended or (B) holds assets in an amount equal to or greater than five percent (5.0%) of the aggregate fair market value (as reasonably determined by the Sponsor) of the total assets of the Sponsor and its Subsidiaries determined on a consolidated basis as of the last day of the most recent Fiscal Quarter, or (ii) when taken together with other Domestic Subsidiaries that are not already Guarantors, (x) accounted for ten percent (10.0%) of Consolidated EBITDA for any period of four (4) Fiscal Quarters ended or (y) holds assets in an amount equal to or greater than ten percent (10.0%) of the aggregate fair market value (as reasonably determined by the Sponsor) of the total assets of the Sponsor and its Subsidiaries determined on a consolidated basis as of the last day of the most recent Fiscal Quarter. Upon the acquisition of a new Domestic Subsidiary or the merger or consolidation of any Person with or into an existing Domestic Subsidiary (or the acquisition of other assets by an existing Domestic Subsidiary), the qualification of the affected Domestic Subsidiary as a “Material Domestic Subsidiary” pursuant to the foregoing requirements of this definition shall be determined on a Pro Forma Basis as if such Domestic Subsidiary had been acquired or such merger, consolidation or other acquisition had occurred, as applicable, at the beginning of the relevant period of four (4) consecutive Fiscal Quarters.
“Material Indebtedness” shall mean, as of any date of determination, Indebtedness of any one or more of the Sponsor and the Subsidiaries in an aggregate principal amount greater than an amount equal to two percent (2.0%) of the total assets of the Sponsor and its Subsidiaries determined on a consolidated basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered.
“Material Subsidiary” shall mean at any time any direct or indirect Subsidiary of the Sponsor having: (a) assets in an amount equal to at least five percent (5.0%) of the aggregate book value of the total assets of the Sponsor and its Subsidiaries determined on a consolidated basis as of the last day of the most recent Fiscal Quarter at such time; or (b) revenues or net income in an amount equal to at least five percent (5.0%) of the total revenues or net income of the Sponsor and its Subsidiaries on a consolidated basis for the 12-month period ending on the last day of the most recent Fiscal Quarter at such time
“Maturity Date” shall mean, with respect to any Loan, the date set forth under the applicable Loan Documents when the related Loan Commitment has terminated and all principal and interest with respect to such Loan shall become due and payable in full; provided that, each Maturity Date shall be a Borrower Payment Date or Canadian Borrower Payment Date, as the case may be.
“Maximum Commitment Amount” shall mean Thirty-Five Million and No/100 Dollars ($35,000,000), as such amount may be reduced pursuant to Section 2.7, Section 2.9 or Article IX.
“Merchandise” shall mean goods distributed or sold to Franchisees through Sponsor.
“Monthly Servicing Report” shall have the meaning set forth in Section 3.3.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.
“Non-Defaulting Participant” shall mean, at any time, a Participant that is not a Defaulting Participant.
“Note Agreements” shall mean, collectively, the 2011 Note Agreement and the 2014 Note Agreement.
“Notes” shall mean, collectively, the Canadian Line of Credit Notes, the Canadian Master Notes, the Canadian Revolving Notes, the Canadian Term Notes, the US Line of Credit Notes, the US Master Notes, the US Revolving Notes and the US Term Notes.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, other than indemnity obligations for any breach of any representation or warranty which are customary in non-recourse sales of such assets, (ii) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any so-called “synthetic” lease transaction or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
“Opening Date” shall mean, with respect to each store location, the date determined by the Sponsor to be the opening date of such location in accordance with its standard practice, as notified to the Servicer in accordance with the terms hereof.
“Operative Documents” shall mean this Agreement, the Guaranty Agreement, the Servicing Agreement, the Fee Letter and any other documents delivered by Sponsor or any Guarantor to the Servicer or the Participants in connection herewith or therewith.
“PAD Authorization” shall mean a pre-authorized debit authorization executed by Borrower authorizing the Servicer to cause a specified account of Borrower to be debited to pay amounts payable, such authorization to be in the form attached to the Servicing Agreement as Exhibit K or such other form as the Servicer may require from time to time.
“Parent Company” shall mean, with respect to a Participant, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Participant, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Participant.
“Participant” shall mean Truist, the other lending institutions listed on the signature pages hereof and each assignee thereof, if any, pursuant to the terms hereof.
“Participant Canadian Monthly Payment Date” shall mean the last day of each calendar month; provided, however, if such day is not a Canadian Business Day, the next succeeding Canadian Business Day which is also a Business Day.
“Participant Canadian Quarterly Payment Date” shall mean the last day of each calendar quarter; provided, however, if such day is not a Canadian Business Day, the next succeeding Canadian Business Day which is also a Business Day.
“Participant Commitment Fee” shall have the meaning set forth in Section 2.4.
“Participant Funding” shall mean a funding by the Participants of their respective Participant’s Interest in Advances or Loans in US Dollars or Canadian Dollars.
“Participant Insolvency Event” shall mean that (i) a Participant or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) a Participant or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, has been appointed for such Participant or its Parent Company, or Participant or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (iii) a Participant or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Participant Insolvency Event shall not be deemed to have occurred  solely by virtue of the ownership or acquisition of any equity interest in or control of a Participant or its Parent Company thereof by a Governmental Authority or an instrumentality thereof so long as such ownership or acquisition does not result in or provide such Participant with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Participant (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Participant.
“Participant’s Interest” shall have the meaning set forth in Section 2.2.
“Participant Monthly Payment Date” shall mean the last day of each calendar month; provided, however, if such day is not a Business Day, the next succeeding Business Day.
“Participant Quarterly Payment Date” shall mean the last day of each calendar quarter; provided, however, if such day is not a Business Day, the next succeeding Business Day.
“Participant’s Unused Commitment” shall mean, with respect to any Participant, the difference between such Participant’s Participating Commitment Amount and the US Dollar Equivalent of such Participant’s Funded Participation.
“Participating Commitment” shall mean the commitment of each Participant to fund its Participant’s Interest in outstanding US Loans in US Dollars and in outstanding Canadian Loans in Canadian Dollars, in an aggregate amount (on a US Dollar Equivalent basis) not to exceed such Participant’s Participating Commitment Amount.
“Participating Commitment Amount” shall mean the amount set forth opposite each Participant’s name on Schedule 1.1(b) attached hereto, as such amount may be modified by assignment pursuant to the terms hereof; provided, that, following the termination of the Facility Commitment, each Participant’s Participating Commitment Amount shall be deemed to be its Pro Rata Share of the aggregate principal amount of all Loan Commitments.
“Participation Certificate” shall mean a certificate issued by the Servicer to a Participant, substantially in the form of Exhibit E attached hereto, evidencing such Participant’s ownership interest conveyed hereunder.
“Payment Period” shall mean a period of one (1) month; provided that (i) the first day of a Payment Period must be a Business Day, (ii) any Payment Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, (iii) the first Payment Period hereunder shall commence on the date hereof and shall end on the last day of the next succeeding calendar month and (iv) the first day of any succeeding Payment Period shall be the last day of the preceding Payment Period and shall end on the last day of the next succeeding calendar month.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
“Permitted Acquisition” shall mean (a) the SEI Acquisition and (b) any Acquisition (whether foreign or domestic) so long as (i) immediately before and after giving effect to such Acquisition, no Credit Event or Unmatured Credit Event is in existence, (ii) such Acquisition has been approved by the board of directors of the Person being acquired prior to any public announcement thereof, (iii) to the extent such Acquisition is of a Person or Persons that are not organized in the United States and/or of all or substantially all of the assets of a Person located outside the United States and the aggregate EBITDA attributable to all Foreign Subsidiaries for the most recently ended twelve month period (giving pro forma effect to such Acquisition) exceeds twenty percent (20%) of Consolidated EBITDA for the most recently ended twelve month period, the Sponsor complies with Section 6.10(b) hereof and (iv) immediately after giving effect to such Acquisition, the Sponsor and Subsidiaries will not be engaged in any business other than (A) substantially the same business as presently conducted or such other businesses that are reasonably related thereto, including but not limited to the business of leasing and selling furniture, consumer electronics, computers, appliances and other household goods and accessories inside and outside of the United States of America, through both independently-owned and franchised stores, providing lease-purchase solutions, credit and other financing solutions to customers for the purchase and lease of such products, the manufacture and supply of furniture and bedding for lease and sale in such stores, and the provision of virtual rent-to-own programs inside and outside of the United States of America (including but not limited to point-of-sale lease purchase programs), (B) any other businesses which are ancillary or complementary to, or reasonable extensions or expansions of, the business of the Sponsor and its Subsidiaries as conducted as of the Third Amendment Effective Date, as reasonably determined in good faith by the Sponsor and (C) any businesses that are materially different from the business of the Sponsor and its Subsidiaries as conducted as of the Third Amendment Effective Date provided that any Investments made, funds expended or financial support provided by the Sponsor and/or its Subsidiaries in connection with such alternative lines of business shall not exceed $50,000,000 in the aggregate at any time outstanding. As used herein, Acquisitions will be considered related Acquisitions if the sellers under such Acquisitions are the same Person or any Affiliate thereof.
“Permitted Encumbrances” shall mean
(i)    Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
(ii)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
(iii)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(iv)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(v)    judgment and attachment liens not giving rise to a Credit Event or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; and
(vi)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Sponsor and its Subsidiaries taken as a whole;
(vii)    other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business; and
(viii)    Liens on insurance policies owned by the Sponsor on the lives of its officers securing policy loans obtained from the insurers under such policies; provided that (A) the aggregate amount borrowed on each policy shall not exceed the loan value thereof, and (B) the Sponsor shall not incur any liability to repay any such loan;
provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Investments” shall mean:
(i)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
(ii)    commercial paper having an A or better rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within one year from the date of acquisition thereof;
(iii)    certificates of deposit, bankers’ acceptances and time deposits maturing within one year of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(iv)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and
(v)    mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.
“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.
“Personal Guaranty” shall mean any guaranty from a principal of a Borrower substantially in the form required by the Servicing Agreement.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Sponsor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prime Rate” shall mean the per annum rate of interest designated from time to time by Truist to be its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate of interest that is being offered by Truist to its borrowers.
“Private Placement Debt” shall mean Indebtedness incurred by the Sponsor or its Subsidiaries in respect of the issuance and sale of notes or other securities by the Sponsor or its Subsidiaries to Institutional Investors, which issuance and sale does not require registration of such securities with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.
“Pro Forma Basis” shall mean, for purposes of calculating compliance with respect to any asset sale (including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division), casualty event, Permitted Acquisition, Restricted Payment or incurrence of Indebtedness, or any other transaction subject to calculation on a “Pro Forma Basis” as indicated herein (including without limitation, for purposes of determining compliance with the financial covenants in Article VII, and determining the Applicable Margin and Applicable Percentage) that such transaction shall be deemed to have occurred as of the first day of the period of four Fiscal Quarters most recently ended (the “Reference Period”) for which the Sponsor has delivered financial statements pursuant to Section 6.1(a) or (b). For purposes of any such calculation in respect of any Permitted Acquisition, (a) income statement and cash flow statement items attributable to the Person or property subject to such Permitted Acquisition shall be included in Consolidated EBITDA for such Reference Period after giving pro forma effect thereto as if such Permitted Acquisition occurred on the first day of such Reference Period; (b) any Indebtedness incurred or assumed by the Sponsor or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (i) shall be deemed to have been incurred as of the first day of the applicable period and (ii) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; (c) capital expenditures attributable to the Person or property acquired shall be included beginning as of the first day of the applicable period; and (d) except as permitted pursuant to clauses (L), (M) and (O) of the definition of Consolidated EBITDA, no adjustments for unrealized synergies shall be included.
“Pro Rata Share” shall mean, with respect to each of the Participants at any time, the percentage determined by dividing such Participant’s Participating Commitment at such time by the total principal amount of all Participating Commitments at such time.
“Progressive Finance” shall mean Progressive Finance Holdings, LLC, a Delaware limited liability company.
“Progressive Finance Subsidiaries” shall mean the direct and indirect Subsidiaries of Progressive Finance identified on Schedule 1.1(c) hereto.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified Acquisition” means a Permitted Acquisition with aggregate consideration of at least $350,000,000, or any series of related Permitted Acquisitions in any twelve (12) month period with aggregate consideration for all such Permitted Acquisitions of at least $350,000,000; provided that for any such Permitted Acquisition or series of related Permitted Acquisitions, a Responsible Officer of the Sponsor shall have delivered to the Servicer, prior to (a) the consummation of such Permitted Acquisition (or the last in such series of related Permitted Acquisitions, as applicable) or (b) the date of required delivery of a compliance certificate required by Section 6.1(c) for the Fiscal Quarter or Fiscal Year, as applicable, ended immediately following the consummation of such Permitted Acquisition (or the last in such series of related Permitted Acquisitions, as applicable), a certificate (any such certificate, a “Qualified Acquisition Notice”) (x) certifying that such Permitted Acquisition or series of Permitted Acquisitions qualifies as a Qualified Acquisition and (y) notifying the Servicer that the Sponsor has elected to treat such Permitted Acquisition or series of related Acquisitions as a Qualified Acquisition.
“Qualified Acquisition Notice” has the meaning specified in the definition of “Qualified Acquisition”.
“Qualified Acquisition Pro Forma Determination” means, to the extent required in connection with determining the permissibility of any Permitted Acquisition or series of related Permitted Acquisitions that the Loan Parties elect to treat as a Qualified Acquisition, the determination of whether the Loan Parties are in compliance with Section 7.1 on a Pro Forma Basis.
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
“Rental Revenue” shall mean, with respect to any Borrower for any period, the gross revenues of such Borrower from leases to the public of such Borrower’s furniture inventory and lease equipment, including without limitation, all customer deposits, advance lease payments, waiver fees, late fees, delivery fees, nonsufficient funds fees, reinstatement fees, but excluding all retail sales proceeds and sales taxes.
“Reportable Event” shall have the meaning assigned to such term in ERISA.
“Required Participants” shall mean (x) at any time prior to termination of the Facility Commitment, Participants holding at least fifty-one percent (51%) of the sum of (A) the aggregate Funded Participations, plus (B) the Participant’s Unused Commitments, and (y) at any time on and after the termination of the Facility Commitment, Participants holding at least fifty-one percent (51%) of the aggregate outstanding Funded Participations at such time; provided however, that to the extent that any Participant is a Defaulting Participant, such Defaulting Participant and all of its Participating Commitments, Funded Participations and Participant’s Unused Commitments shall be excluded for purposes of determining Required Participants.
“Requirement of Law” for any person shall mean the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reset Date” shall have the meaning assigned to such term in Section 2.14(c).
“Response Period” shall mean with respect to any Loan, a period of seventy (70) days commencing on the day next succeeding the day on which the Sponsor receives a notice from the Servicer that a Loan Payment Default has occurred and is continuing; provided, however, that no Response Period for any Loan shall extend beyond the Final Termination Date.
“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer, the controller or a vice president of the Sponsor or such other representative of the Sponsor as may be designated in writing by any one of the foregoing with the consent of the Servicer; and, with respect to the financial covenants only, the chief financial officer, the treasurer or the controller of the Sponsor.
“Restricted Payment” shall have the meaning given to such term in Section 8.5.
“Revolving Commitment” shall mean either a US Revolving Commitment or Canadian Revolving Commitment, as the case may be.
“Revolving Loans” shall mean either a US Revolving Loan or Canadian Revolving Loan, as the case may be.
“S&P” shall mean McGraw Hill Financial, Inc. and any successor thereto.
“Sanctioned Country” shall mean, at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions.
“Sanctioned Person” shall mean, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (ii) any Person located, organized or resident in a Sanctioned Country or (iii) any Person controlled by any such Person.
“Sanctions” shall mean economic or financial sanctions or trade embargoes administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC or the U.S. Department of State or (ii) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Second Amendment” means that certain Second Amendment to Fourth Amended and Restated Loan Facility Agreement and Guaranty dated as of the Second Amendment Effective Date by and among the Sponsor, the Guarantors identified therein, the Participants identified therein and the Servicer.
“Second Amendment Effective Date” means October 11, 2019.
“SEI” shall mean SEI/Aaron’s, Inc., a Georgia corporation.
“SEI Acquisition” shall mean the acquisition by the Sponsor of substantially all of the assets of its franchisee, SEI/Aaron’s, Inc., which acquisition was consummated on or about July 27, 2017.
“SEI Acquisition Agreement” shall mean that certain Asset Purchase Agreement dated as of July 27, 2017, by and among SEI, certain subsidiaries and affiliates of SEI party thereto and the Sponsor.
“Servicer” shall mean Truist Bank (successor by merger to SunTrust Bank) and its successors and assigns.
“Servicing Agreement” shall mean that certain Sixth Amended and Restated Servicing Agreement, dated as of the Effective Date, by and between the Sponsor and the Servicer, as amended, restated, supplemented or otherwise modified from time to time.
“Servicing Fee” shall mean the fee payable to the Servicer pursuant to the terms of the Servicing Agreement.
“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.
“Sponsor” shall have the meaning set forth in the opening paragraph hereof.
“Sponsor’s Fee” shall have the meaning set forth in the Servicing Agreement.
“Spousal Consent” shall mean any agreement provided by the spouse of any Person executing a guaranty to the extent such spouse has not personally executed a guaranty, to be substantially in the form provided by the Servicer.
“Store Opening Information Sheet” shall have the meaning assigned to such term in the Servicing Agreement.
“Subordinated Debt” shall have the meaning set forth in Section 10.6.
“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power, or in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Sponsor.
“SWIFT” shall mean Society for Worldwide Interbank Financial Telecommunication.
“Swing Line Advances” shall have the meaning set forth in Section 2.3(a).
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
“Term Loans” shall mean either a US Term Loan or Canadian Term Loan, as the case may be.
“Third Amendment” shall mean that certain Third Amendment to Fourth Amended and Restated Loan Facility Agreement and Guaranty dated as of the Third Amendment Effective Date by and among the Sponsor, the Guarantors identified therein, the Participants identified therein and the Servicer.
“Third Amendment Effective Date” shall mean January 21, 2020.
“Total Debt to EBITDA Ratio” shall mean, at any date of determination, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on such date.
“Total Net Debt to EBITDA Ratio” shall mean, at any date of determination, the ratio of (i) the sum of (A) Consolidated Total Debt as of such date minus (B) Unrestricted Cash in an aggregate amount not to exceed at any time the aggregate amount of unrestricted cash of the Sponsor and its Subsidiaries on deposit with, or otherwise held by, any Participant or Affiliate thereof to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on such date.
“Transaction Documents” shall mean, collectively, the Operative Documents and the Credit Documents.
“Unmatured Credit Event” shall mean any condition or event which, with notice or the passage of time or both, would constitute a Credit Event.
“Unrestricted Cash” shall mean, as of any date of determination, the aggregate amount (without duplication) of cash and Cash Equivalents of the Sponsor and its Subsidiaries to the extent the same would be reflected on a consolidated balance sheet of the Sponsor and its Subsidiaries if the same were prepared as of such date; provided, that, “Unrestricted Cash” of Foreign Subsidiaries shall be net of repatriation costs.
“US Borrower” shall mean any Franchisee domiciled in the United States of America that is primarily liable for repayment of a US Loan as a result of having executed US Loan Documents as maker, or its permitted assignee.
“US Dollar” and the sign “$” shall mean lawful money of the United States of America.
“US Dollar Equivalent” shall mean, on any date, (i) with respect to any amount denominated in US Dollars, such amount and (ii) with respect to any amount denominated in Canadian Dollars, the amount of US Dollars that would be required to purchase the amount of such Canadian Dollars on such date based upon the Exchange Rate as of the applicable date of determination.
“US Franchisee” shall mean those certain store operators located in the United States of America that own and operate stores under the Aaron’s franchise.
“US Funded Participation” shall mean, for any Participant, the portion of such Participant’s Funded Participation in US Dollars.
“US LIBOR” shall mean, for any Payment Period the offered rate for deposits in US Dollars, for a period of one month and in an amount comparable to the aggregate outstanding Funded Participations in US Dollars as of the first day of such Payment Period, appearing on the display designated on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in US Dollars at approximately 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the interest period; provided, that if the Servicer determines that the relevant foregoing sources are unavailable for the relevant Payment Period, LIBOR shall mean the rate of interest determined by the Servicer to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in US Dollars are offered to the Servicer two (2) Business Days preceding the first day of such interest period by leading banks in the London interbank market as of 10:00 a.m. for delivery on the first day of such Payment Period, for the number of days comprised therein and in an amount comparable to the amount of the Funded Participation of the Servicer; provided, further, that, if US LIBOR would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“US Line of Credit Commitment” shall mean a commitment to make Line of Credit Loans to a US Borrower in US Dollars pursuant to a US Loan Agreement.
“US Line of Credit Loans” shall mean Advances made to a US Borrower pursuant to a US Line of Credit Commitment.
“US Line of Credit Note” shall mean a US Line of Credit Note, executed by a US Borrower in favor of the Servicer, evidencing such US Borrower’s obligation to repay all US Line of Credit Loans made to it pursuant to a US Line of Credit Commitment, substantially in the form of Exhibit A-1 to the US Loan Agreement, with such changes as the Sponsor and the Servicer shall agree to from time to time.
“US Loan” shall mean either a US Term Loan, a US Revolving Loan, a US Line of Credit Loan or an Existing Loan, as the case may be.
“US Loan Agreement” shall mean a Loan and Security Agreement setting forth the terms and conditions, as between a US Borrower and the Servicer, under which the Servicer has established a US Loan Commitment to make Advances to such Borrower pursuant to the US Loan Commitment, substantially in the form of Exhibit C, with such changes as may be mutually agreed by the Sponsor and the Servicer (it being understood that the Servicer will not unreasonably withhold or delay its agreement to any such changes requested by the Sponsor); provided, however, that any loan agreement or line of credit agreement executed by any Borrower and the Servicer prior to the Effective Date shall be substantially in the form required under the Existing Loan Facility Agreement (with such changes as may be mutually agreed by the Sponsor and the Servicer, it being understood that the Servicer will not unreasonably withhold or delay its agreement to any such changes requested by the Sponsor).
“US Loan Commitment” shall mean the commitment by the Servicer to make Advances to a US Borrower in US Dollars in the amount not exceeding, and upon the terms described in, the applicable Funding Approval Notice and the applicable Loan Documents, which US Loan Commitment may be a US Line of Credit Commitment, US Revolving Commitment or a US Term Loan Commitment.
“US Loan Documents” shall mean, with respect to any US Loan, the US Loan Agreement, the US Master Note, any Personal Guaranty, any Spousal Consent, the Collateral Agreements, in each case relating to such Loan, any other documents relating to such Loan delivered by any Borrower or any guarantor or surety thereof to the Servicer and any amendments thereto (provided that such amendments are made with the consent of the Sponsor, where such consent is required under this Agreement).
“US Master Note” shall mean a US Line of Credit Note, US Revolving Note, or US Term Note, as the case may be.
“US Revolving Commitment” shall mean a commitment to make US Revolving Loans to a US Borrower pursuant to a Loan Agreement.
“US Revolving Loans” shall mean Advances made to a US Borrower pursuant to a US Revolving Commitment.
“US Revolving Note” shall mean that certain Revolving Note, executed by a US Borrower in favor of the Servicer, evidencing such US Borrower’s obligation to repay all US Revolving Loans made to it pursuant to a US Revolving Commitment, substantially in the form of Exhibit A-2 to the US Loan Agreement, with such changes as the Sponsor and the Servicer shall agree to from time to time.
“US Term Loan Commitment” shall mean a commitment to make US Term Loans to a US Borrower pursuant to a Loan Agreement.
“US Term Loans” shall mean Advances made to a US Borrower pursuant to a US Term Loan Commitment.
“US Term Note” shall mean that certain Term Note, executed by a US Borrower in favor of the Servicer, evidencing such US Borrower’s obligation to repay all US Term Loans made to it pursuant to a US Term Loan Commitment, substantially in the form of Exhibit A-3 to the Loan Agreement, with such changes as the Sponsor and the Servicer shall agree to from time to time.
“Wind-Down Event” shall mean the event that the Facility Commitment is not extended for any reason and the Facility Commitment Termination Date occurs.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.2    Accounting Terms and Determination.
(a)    Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Sponsor delivered pursuant to Section 6.1(a); provided, that if the Sponsor notifies the Servicer that the Sponsor wishes to amend any covenant in Article VII to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Servicer notifies the Sponsor that the Required Participants wish to amend Article VII for such purpose), then the Sponsor’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Sponsor and the Required Participants.
(b)    Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value”, as defined therein and (ii) for purposes of this Agreement, any change in GAAP requiring leases which were previously classified as operating leases to be treated as capitalized leases shall be disregarded and such leases shall continue to be treated as operating leases consistent with GAAP as in effect immediately before such change in GAAP became effective.
(c)    Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Article VII (including for purposes of determining the Applicable Margin and any transaction that by the terms of this Agreement requires that any financial covenant contained in Article VII be calculated on a Pro Forma Basis ) shall be made on a Pro Forma Basis with respect to (a) sales, leases, transfers and/or involuntary dispositions of property in any period of twelve months with an aggregate fair market value in excess of $15,000,000, (b) any Acquisition, (c) any incurrence of any Incremental Term Loan (as defined in the Credit Agreement) and/or Incremental Revolving Commitment (as defined in the Credit Agreement), (d) any determination of whether a Domestic Subsidiary qualifies as a “Material Domestic Subsidiary” pursuant to the definition of “Material Domestic Subsidiary” or (e) any payment of a Restricted Payment occurring during such period.
Section 1.3    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.4    Other Definitional Terms.
(a)    The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule, Exhibit and like references are to this Agreement unless otherwise specified.
(b)    Any “Franchisee Loan”, “Loan”, “Loan Commitment” or “Master Note” existing on the Effective Date shall be deemed to be a Franchisee Loan, US Loan, US Loan Commitment, or US Master Note, as applicable.
(c)    Any “Revolving Loan”, “Revolving Commitment” or “Revolving Note” existing on the Effective Date shall be deemed to be a US Revolving Loan, US Revolving Commitment or US Revolving Note, as applicable.
(d)    Any “Term Loan”, “Term Loan Commitment” or “Term Note” existing on the Effective Date shall be deemed to be a US Term Loan, US Term Loan Commitment or US Term Note, as applicable.
(e)    Any “Line of Credit Loan”, “Line of Credit Commitment” or “Line of Credit Note” existing on the Effective Date shall be deemed to be a US Line of Credit Loan, US Line of Credit Commitment or US Line of Credit Note, as applicable.
Section 1.5    Exhibits and Schedules. All Exhibits and Schedules attached hereto are by reference made a part hereof.
Article II
LOAN FACILITY
Section 2.1    Establishment of Facility Commitment; Terms of Loans.
(a)    Facility Commitment. Subject to and upon the terms and conditions set forth in this Agreement and the other Operative Documents, and in reliance upon the guaranty and other obligations of the Sponsor set forth herein, the Servicer hereby establishes a commitment to the Sponsor to establish Loan Commitments and to make Advances thereunder in US Dollars and Canadian Dollars to such Borrowers as may be designated by the Sponsor in its Funding Approval Notices during a period commencing on the date hereof and ending on January 20, 2021 (as such period may be extended for one or more subsequent 364-day periods pursuant to Section 2.8, the “Facility Commitment Termination Date”) in an aggregate committed amount at any one time outstanding not to exceed the Maximum Commitment Amount (the “Facility Commitment”); provided that, notwithstanding any provision of this Agreement to the contrary, (x) at no time shall the Servicer establish any Loan Commitment for a Borrower if after giving effect to such Loan Commitment, the US Dollar Equivalent of the aggregate committed amounts of all Loan Commitments outstanding pursuant to the Facility Commitment would exceed the Maximum Commitment Amount and (y) at no time shall the Servicer establish any Canadian Loan Commitment for a Canadian Borrower if after giving effect to such Canadian Loan Commitment, the aggregate committed amounts of all Canadian Loan Commitments outstanding pursuant to the Facility Commitment would exceed the Canadian Subfacility Amount.
(b)    Authorization of US Line of Credit Commitment; Loan Terms. Within the limits of the Facility Commitment and in accordance with the procedures set forth in this Agreement and the Servicing Agreement, the Sponsor may authorize the Servicer to establish a US Line of Credit Commitment in favor of a US Franchisee who meets the credit criteria established by the Sponsor. The amount of each US Line of Credit Commitment shall be determined by the Sponsor but shall not be less than $100,000. Pursuant to the US Line of Credit Commitment the Servicer shall agree to make Advances to the US Borrower thereunder. Each US Line of Credit Loan shall bear interest at the Borrower Rate designated by Sponsor in the applicable Funding Approval Notice, and interest shall be payable on each Borrower Payment Date and on the Maturity Date of such US Line of Credit Loan when all principal and interest shall be due and payable in full. Each US Line of Credit Loan may be prepaid in full or in part on any Business Day, without premium or penalty. The Loan Term of each US Line of Credit Commitment shall be, initially, one year, but shall automatically renew unless terminated by ninety (90) days’ prior written notice by Servicer to the US Borrower prior to the first anniversary date and may thereafter be terminated at any time by Servicer upon ninety (90) days’ prior written notice by Servicer to the US Borrower; provided that the amounts outstanding thereunder shall be allowed to term out over the Amortization Period as provided below. The proceeds of each Advance made pursuant to the US Line of Credit Commitments shall be used solely to purchase inventory, and to the extent permitted by Sponsor, to pay state sales and use taxes and freight charges. At the end of each month, the aggregate Advances made to each US Borrower during such month (net of any prepayments during such month) shall be amortized (in accordance with a straight-line amortization schedule) over the Amortization Period. In the event that the US Line of Credit Commitment of any US Borrower is terminated by the Servicer as provided above, such US Borrower shall, notwithstanding the other provisions of this Section 2.1(b), amortize all outstanding Advances over the Amortization Period (in accordance with a straight-line amortization schedule), with all Advances due and payable in full no later than 24 months after termination. In the event that a US Borrower terminates its US Line of Credit Commitment, all amounts advanced to such US Borrower shall be due and payable in full on the termination date, together with all accrued and unpaid interest thereon. Each US Borrower shall agree to pay a commitment fee on its unused US Line of Credit Commitment in an amount to be determined by the Sponsor but in any event not to exceed 1.00% per annum, such commitment fee to be paid quarterly, in arrears.
(c)    Authorization of Canadian Line of Credit Commitment; Loan Terms. Within the limits of the Facility Commitment and the Canadian Subfacility Amount, and in accordance with the procedures set forth in this Agreement and the Servicing Agreement, the Sponsor may authorize the Servicer to establish a Canadian Line of Credit Commitment in favor of a Canadian Franchisee who meets the credit criteria established by the Sponsor. The amount of each Canadian Line of Credit Commitment shall be determined by the Sponsor but shall not be less than Cdn$100,000. Pursuant to the Canadian Line of Credit Commitment the Servicer shall agree to make Advances to the Canadian Borrower thereunder. Each Canadian Line of Credit Loan shall bear interest at the Borrower Rate designated by Sponsor in the applicable Funding Approval Notice, and interest shall be payable on each Canadian Borrower Payment Date and on the Maturity Date of such Canadian Line of Credit Loan when all principal and interest shall be due and payable in full. Each Canadian Line of Credit Loan may be prepaid in full or in part only on a Canadian Borrower Payment Date for such Canadian Line of Credit Loan (and not on other days), without premium or penalty. The Loan Term of each Canadian Line of Credit Commitment shall be, initially, 364 days, but shall automatically renew unless terminated by ninety (90) days’ prior written notice by Servicer to the Canadian Borrower prior to the first anniversary date and may thereafter be terminated at any time by Servicer upon ninety (90) days’ prior written notice by Servicer to the Canadian Borrower; provided that the amounts outstanding thereunder shall be allowed to term out over the Amortization Period as provided below. The proceeds of each Advance made pursuant to the Canadian Line of Credit Commitments shall be used solely to purchase inventory, and to the extent permitted by Sponsor, to pay sales and use taxes and freight charges. At the end of each month, the aggregate Advances made to each Canadian Borrower during such month (net of any prepayments during such month) shall be amortized (in accordance with a straight-line amortization schedule) over the Amortization Period. In the event that the Canadian Line of Credit Commitment of any Canadian Borrower is terminated by the Servicer as provided above, such Canadian Borrower shall, notwithstanding the other provisions of this Section 2.1(c), amortize all outstanding Advances over the Amortization Period (in accordance with a straight-line amortization schedule), with all Advances due and payable in full no later than 24 months after termination. In the event that a Canadian Borrower terminates its Canadian Line of Credit Commitment, all amounts advanced to such Canadian Borrower shall be due and payable in full on the termination date, together with all accrued and unpaid interest thereon. Each Canadian Borrower shall agree to pay a commitment fee on its unused Canadian Line of Credit Commitment in an amount to be determined by the Sponsor but in any event not to exceed 1.00% per annum, such commitment fee to be paid quarterly, in arrears
(d)    Authorization of US Revolving Commitment and US Term Loan Commitment; Loan Terms.
(i)    Within the limits of the Facility Commitment and in accordance with the procedures set forth in this Agreement and the Servicing Agreement, the Sponsor may authorize the Servicer to establish a US Revolving Commitment and/or a US Term Loan Commitment in favor of a US Franchisee who meets the credit criteria established by the Sponsor.
(ii)    The amount of each US Revolving Commitment shall be determined by the Sponsor, but shall not be less than $100,000. Pursuant to the US Revolving Commitment, the Servicer shall agree to make Advances in US Dollars to the US Borrower thereunder. Each US Revolving Loan shall bear interest at the Borrower Rate designated by Sponsor in the applicable Funding Approval Notice, and interest shall be payable on each Borrower Payment Date and on the Maturity Date of such US Revolving Loan when all principal and interest shall be due and payable in full. Each US Revolving Loan may be prepaid in full or in part on any Business Day, without premium or penalty. The Loan Term of each US Revolving Loan shall not exceed four years. The proceeds of each Advance made pursuant to the US Revolving Commitment shall be used for general corporate purposes. Each US Borrower with a US Revolving Commitment shall agree to pay a commitment fee on the unused US Revolving Commitment in an amount to be determined by the Sponsor but in any event not to exceed 1.00% per annum, such commitment fee to be paid quarterly, in arrears. At no time, except as otherwise provided in the form of Loan Agreement, shall the aggregate outstanding principal amount of any and all US Revolving Loans and US Term Loans made to any US Borrower exceed the Franchisee Borrowing Base of such US Borrower as in effect at such time.
(iii)    The amount of each US Term Loan Commitment shall be determined by the Sponsor, but shall not be less than $100,000. Pursuant to the US Term Loan Commitment, the Servicer shall agree to make US Term Loans to the US Borrower thereunder. Each US Term Loan shall bear interest at the Borrower Rate designated by Sponsor in the applicable Funding Approval Notice, and interest shall be payable on each Borrower Payment Date and on the Maturity Date of such US Term Loan. Principal on each US Term Loan shall be payable on each Borrower Payment Date and shall be amortized over a period of no more than 7 years with the balance of all outstanding principal due and payable in full on the Maturity Date with respect to such US Term Loan; provided that the Sponsor shall have the option of allowing an interest-only payment schedule for up to the first six (6) months of such Loan’s term. Each US Term Loan may be prepaid in full or in part on any Business Day, without premium or penalty. The Loan Term of each US Term Loan shall not exceed four years. The proceeds of each US Term Loan shall be used for general corporate purposes.
(e)    Authorization of Canadian Revolving Commitment and Canadian Term Loan Commitment; Loan Terms
(i)    Within the limits of the Facility Commitment and the Canadian Subfacility Amount and in accordance with the procedures set forth in this Agreement and the Servicing Agreement, the Sponsor may authorize the Servicer to establish a Canadian Revolving Commitment and/or a Canadian Term Loan Commitment in favor of a Canadian Franchisee who meets the credit criteria established by the Sponsor.
(ii)    The amount of each Canadian Term Loan Commitment shall be determined by the Sponsor, but shall not be less than Cdn$100,000. Pursuant to the Canadian Term Loan Commitment, the Servicer shall agree to make Canadian Term Loans to the Canadian Borrower thereunder. Each Canadian Term Loan shall bear interest at the Borrower Rate designated by Sponsor in the applicable Funding Approval Notice, and interest shall be payable on each Canadian Borrower Payment Date and on the Maturity Date of such Canadian Term Loan. Principal on each Canadian Term Loan shall be payable on each Canadian Borrower Payment Date and shall be amortized over a period of no more than 7 years with the balance of all outstanding principal due and payable in full on the Maturity Date with respect to such Canadian Term Loan; provided that the Sponsor shall have the option of allowing an interest-only payment schedule for up to the first six (6) months of such Loan’s term. Each Canadian Term Loan may be prepaid in full or in part only on a Canadian Borrower Payment Date for such Canadian Term Loan (and not on other days), without premium or penalty. The Loan Term of each Canadian Term Loan shall not exceed two years.
(iii)    The amount of each Canadian Revolving Commitment shall be determined by the Sponsor, but shall not be less than Cdn$100,000. Pursuant to the Canadian Revolving Commitment, the Servicer shall agree to make Advances in Canadian Dollars to the Canadian Borrower thereunder. Each Canadian Revolving Loan shall bear interest at the Borrower Rate designated by Sponsor in the applicable Funding Approval Notice, and interest shall be payable on each Borrower Payment Date and on the Maturity Date of such Canadian Revolving Loan when all principal and interest shall be due and payable in full. Each Canadian Revolving Loan may be prepaid in full or in part only on a Canadian Borrower Payment Date for such Canadian Revolving Loan (and not on other days), without premium or penalty. The Loan Term of each Canadian Revolving Loan shall not exceed two years. The proceeds of each Advance made pursuant to the Canadian Revolving Commitment shall be used for general corporate purposes. Each Canadian Borrower with a Canadian Revolving Commitment shall agree to pay a commitment fee on the unused Canadian Revolving Commitment in an amount to be determined by the Sponsor but in any event not to exceed 1.00% per annum, such commitment fee to be paid quarterly, in arrears. At no time, except as otherwise provided in the form of Loan Agreement, shall the aggregate outstanding principal amount of all Canadian Revolving Loans and Canadian Term Loans made to any Canadian Borrower exceed the Franchisee Borrowing Base of such Canadian Borrower as in effect at such time.
(f)    Conditions to Obligation of Servicer to Establish Loan Commitments. Servicer’s obligation to establish each Loan Commitment under the Operative Documents is subject to the fulfillment of the following conditions as of the Closing Date of such Loan:
(i)    this Agreement and each of the other Operative Documents shall be in full force and effect;
(ii)    the representations and warranties of the Sponsor contained in Article V shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the Closing Date of such Loan;
(iii)    the Servicer shall have received from the Sponsor a Funding Approval Notice authorizing such Loan Commitment and a Store Opening Information Sheet;
(iv)    all conditions precedent to the Loan Commitment specified in the Servicing Agreement, together with such additional conditions precedent as may, at Sponsor’s election, be included in the applicable Funding Approval Notice, shall have been completed to the Servicer’s reasonable satisfaction;
(v)    no Credit Event, Unmatured Credit Event, Change in Control or Wind-Down Event shall have occurred and be continuing; and
(vi)    each Participant shall have confirmed in writing to the Servicer that it has (A) received all documentation and other information with respect to the applicable Borrower that any Participant reasonably believes is required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and (B) completed all applicable internal “know-your-customer” procedures.
(g)    In addition to other conditions precedent herein set forth, if any Participant is a Defaulting Participant, the Servicer will not be required to establish any new Loan Commitment or increase any existing Loan Commitments, unless it is satisfied that 100% of the Participant’s Interest of such Defaulting Participant has been fully Cash Collateralized or the risk of such Defaulting Participant is otherwise fully eliminated by any combination satisfactory to the Servicer of the actions required in Section 2.17.
Section 2.2    Conveyance of Participant’s Interest.
(a)    The Servicer hereby sells, assigns, transfers and conveys to each of the Participants, without recourse or warranty, and each Participant hereby purchases from the Servicer, an undivided percentage ownership interest (which percentage shall be equal to each Participant’s Pro Rata Share) in (i) the Facility Commitment, (ii) the Loan Commitments, including, without limitation, the Existing Loan Commitments, (iii) the Loans, including, without limitation, the Existing Loans, (iv) the Collateral, (v) all rights against any guarantor of any Loan, including the Sponsor, (vi) the Loan Documents, (vii) all rights pursuant to the Guaranty Agreement and (viii) all right, title and interest to any payment or right to receive payment with respect to the foregoing (collectively, the “Participant’s Interest”). Notwithstanding the foregoing, each Participant’s right to receive payments of interest, commitments fees or other fees with respect to the Facility Commitment, the Loan Commitments and the Loans shall not exceed the amounts which such Participant is entitled to receive pursuant to the terms of this Agreement.
(b)    In consideration of the entry by each Participant into this Agreement and the obligation of each Participant hereunder, the Servicer shall issue to each Participant on the Effective Date, a Participation Certificate. Each Participation Certificate shall be in an amount equal to the relevant Participant’s Participating Commitment Amount, and the Funded Participation outstanding thereunder shall bear interest as hereinafter set forth and shall be payable as hereinafter set forth.
(c)    In accordance with the terms and conditions hereof, and in consideration of the sale of the Participant’s Interest to such Participant, each Participant severally agrees from time to time, during the period commencing on the Effective Date and ending on the Final Termination Date, to fund in US Dollars its Participant’s Interest in outstanding US Loans made by the Servicer to the US Borrowers in accordance with the terms hereof and to fund in Canadian Dollars its Participant’s Interest in outstanding Canadian Loans made by the Servicer to the Canadian Borrowers in accordance with the terms hereof, so long as (x) the US Dollar Equivalent of its Funded Participation does not exceed its Participating Commitment and (y) its Funded Participation with respect to Canadian Loans does not exceed its Pro Rata Share of the Canadian Subfacility Amount.
Section 2.3    Funding of Advances; Swing Line; Funding of Participant’s Interest in Loans.
(a)    Funding of Advances. The Servicer shall fund Advances requested by the Borrowers in accordance with the terms of the applicable Loan Documents and the Servicing Agreement. All advances to Canadian Borrowers shall be made in Canadian Dollars and all Advances to US Borrowers shall be made in US Dollars. On the date of any such funding, the Servicer shall elect whether or not to require the Participants to fund their respective Pro Rata Share of the Advances to be made on such date. All fundings by the Participants with respect to Canadian Loans shall be made in Canadian Dollars, and all fundings by the Participants with respect to US Loans shall be made in US Dollars. In the event that the Servicer elects not to require the Participants to fund their Pro Rata Share of the Advances to be made on such date, the Servicer shall make such Advances (each, a “Swing Line Advance”) to the Borrowers for the account of the Servicer; provided that the US Dollar Equivalent of the aggregate amount of Swing Line Advances outstanding on any date shall not exceed $25,000,000. If (i) any Credit Event, Change in Control or Wind-Down Event shall have occurred, (ii) after giving effect to any requested Advance, the US Dollar Equivalent of the aggregate Swing Line Advances outstanding hereunder would exceed $25,000,000, or (iii) the Servicer otherwise determines in its sole discretion to request a Participant Funding hereunder, then the Servicer shall notify the Participants pursuant to Section 2.3(b) requesting a Participant Funding.
(b)    Notification of Participant Funding. In the event that the Servicer desires that the Participants fund their respective Pro Rata Shares of Advances or Loans made or outstanding pursuant to the Loan Documents, the Servicer shall deliver written or telecopy notice to the Participants (or telephonic notice promptly confirmed in writing or by telecopy) (a “Participant Funding Request”) by no later than 10:00 a.m. (Atlanta, Georgia time) on the date which is the requested date of the Participant Funding which shall specify (x) the date of the Participant Funding, which shall be a Business Day, (y) each Participant’s Pro Rata Share of the Advances or Loans outstanding to be funded in connection with such Participant Funding and (z) the portion of such funding to be made in US Dollars and the portion of such funding to be made in Canadian Dollars.
(c)    Each Participant shall make available its Pro Rata Share of the requested Participant Funding in the applicable currency on the proposed date thereof by wire transfer of immediately available funds to the Servicer in Atlanta, Georgia by not later than 2:00 P.M. (Atlanta, Georgia time). Unless the Servicer shall have received notice from a Participant prior to the date of any Participant Funding that such Participant will not make available to the Servicer such Participant’s Pro Rata Share of such Participant Funding, the Servicer may assume that the Participant has made such portion available to the Servicer on the date of such Participant Funding in accordance with this Section 2.3(c) and the Servicer may, in reliance on such assumption, make available to the Borrowers a corresponding amount or credit the same to Swing Line Advances. If and to the extent that such Participant shall not have made such portion available to the Servicer, such Participant and the Sponsor shall severally agree to repay the Servicer forthwith (on demand in the case of the Participant and within three (3) days of such demand in the case of the Sponsor), without duplication, such amount with interest at the Federal Funds Rate plus 2% per annum and, until such time as such Participant has repaid to the Servicer such amount. If such Participant shall repay to the Servicer such amount, then such amount shall constitute part of such Participant’s Funded Participation.
(d)    Each Participant’s obligations to fund its Pro Rata Share of any requested Participant Funding shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense, or other right which such Participant may have against the Servicer, the Sponsor, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence of any Credit Event, Unmatured Credit Event, Change in Control or Wind-Down Event, (iii) the occurrence of any Loan Default or any other “event of default” under any Loan Documents, (iv) any adverse change in the condition (financial or otherwise) of the Sponsor, any other Credit Party or any Borrower, (v) the acceleration or maturity of any Loan or the Sponsor’s obligations hereunder or the termination of the Facility Commitment, Loan Commitments or the Participating Commitments after the making of any Swing Line Advance, (vi) any breach of this Agreement by the Sponsor or any other Participant, or (vii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(e)    Notwithstanding the foregoing provisions of this Section 2.3, no Participant shall be required to fund its Pro Rata Share of any requested Participant Funding for purposes of refunding a Swing Line Advance pursuant to Section 2.3(d) above if a Loan Default with respect to the relevant Loan has occurred and is continuing and, prior to the making by the Servicer of such Swing Line Advance, the Servicer had received written notice from Sponsor, the relevant Borrower or any Participant specifying that such Loan Default had occurred and was continuing (and identifying the same as a Loan Default, as the case may be) which has not been cured or waived; provided that, in the case of a Loan Default arising from an Unmatured Credit Event or Credit Event where the Participants are not pursuing remedies, the Participants will be obligated to fund their respective Pro Rata Shares of Swing Line Advances.
Section 2.4    Participant Commitment Fees.
(a)    Each Participant will receive, from amounts paid by the Borrowers under the Loan Documents and the Sponsor under the Operative Documents, a commitment fee (the “Participant Commitment Fee”) equal to the average daily amount of its Participant’s Unused Commitment for the period commencing on the Effective Date and ending on the Final Termination Date, or such earlier date as the Participating Commitment shall expire or terminate, multiplied by the Applicable Percentage per annum, such Participant Commitment Fee to be payable in arrears on each Participant Quarterly Payment Date, commencing on December 31, 2017, for the preceding Payment Period, calculated on the basis of a 360-day year and the actual number of days elapsed.
(b)    All Participant Commitment Fees shall be paid on the dates due, in immediately available funds, to the Participants by the Servicer from amounts received from the Borrowers and Sponsor. All Participant Commitment Fees shall be paid in US Dollars.
(c)    In the event that the US Dollar Equivalent of the commitment fees received by the Servicer from the Borrowers and the Sponsor is not sufficient on any Participant Quarterly Payment Date to pay the Participant Commitment Fees to the Participants required pursuant hereto, the Sponsor shall, upon demand of the Servicer, immediately fund such difference in US Dollars to the Servicer (with such payment allocated to specific Loan Payment Defaults as agreed by Sponsor and Servicer, if applicable) and either, at the election of the Sponsor, (x) the Sponsor shall be reimbursed by the Servicer upon receipt of such amount from a Borrower, (y) the Loan Indebtedness shall be deemed to be reduced by such amount for purposes of a repayment or purchase of such Defaulted Loan by Sponsor in accordance with the terms of this Agreement or (z) if elected by Sponsor and if such amount is sufficient to cure any Loan Payment Default such amount shall be deemed to have satisfied Sponsor’s obligation to cure such Loan Payment Default hereunder.
(d)    Anything herein to the contrary notwithstanding, during such period as a Participant is a Defaulting Participant, such Defaulting Participant will not be entitled to Participant Commitment Fees accruing with respect to its Participating Commitment during such period pursuant to Section 2.4(a) (without prejudice to the rights of the Participants other than Defaulting Participants in respect of such fees).
Section 2.5    Interest on Funded Participations.
(a)    Interest Rate. Subject to the provisions of Section 2.6, each Participant’s US Funded Participation shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted US LIBO Rate for the Payment Period in which such US Funded Participation is outstanding (with the Adjusted US LIBO Rate applicable to all amounts outstanding during any Payment Period being automatically reset on the first day of each Payment Period regardless of the date of any Participant Funding hereunder) plus the Applicable Margin then in effect. Subject to the provisions of Section 2.6, each Participant’s Canadian Funded Participation shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted Canadian LIBO Rate for the Payment Period in which Canadian Funded Participation is outstanding (with the Adjusted Canadian LIBO Rate applicable to all amounts outstanding during any Payment Period being automatically reset on the first day of each Payment Period regardless of the date of any Participant Funding hereunder) plus the Applicable Margin then in effect.
(b)    Payment of Interest. Interest on each Participant’s US Funded Participation shall be payable by the Servicer to the Participants in US Dollars on each Participant Monthly Payment Date from interest payments received on the US Loans on such Participant Monthly Payment Date for the preceding Payment Period and from other amounts received from the Sponsor. Interest on each Participant’s Canadian Funded Participation shall be payable by the Servicer to the Participants in Canadian Dollars on each Participant Canadian Monthly Payment Date from interest payments received on the Canadian Loans on such Participant Canadian Monthly Payment Date for the preceding Payment Period and from other amounts received from the Sponsor.
(c)    Sponsor’s Obligation. In the event that the interest received by the Servicer from the US Borrowers since the immediately prior Participant Monthly Payment Date is not sufficient to pay the interest to the Participants on the next Participant Monthly Payment Date as required pursuant hereto in the applicable currency or in the event that the interest received by the Servicer from the Canadian Borrowers since the immediately prior Participant Canadian Monthly Payment Date is not sufficient to pay the interest to the Participants on the next Participant Canadian Monthly Payment Date as required pursuant hereto in the applicable currency, the Sponsor shall, upon demand of the Servicer, immediately fund such difference to the Servicer in the applicable currency (with such payment allocated to specific Loan Payment Defaults as agreed by Sponsor and Servicer) and if such shortfall results from Loan Payment Defaults rather than interest rate variances, either, at the election of the Sponsor, (x) the Sponsor shall be reimbursed by the Servicer upon receipt of such amount from the applicable Borrower, (y) the Loan Indebtedness of such Borrower shall be deemed to be reduced by such amount for purposes of a repayment or purchase of such Defaulted Loan by Sponsor in accordance with the terms of this Agreement or (z) if elected by Sponsor and if such amount is sufficient to cure any Loan Payment Default, such amount shall be deemed to have satisfied Sponsor’s obligation to cure such Loan Payment Default hereunder.
(d)    LIBOR Not Determinable or Illegal. In the event that LIBOR is not determinable by the Servicer or it becomes impossible or illegal for the Servicer to calculate interest on the US Funded Participations based upon LIBOR, the parties agree that in such event that interest on the US Funded Participations shall bear interest at a rate per annum equal to the Prime Rate plus a mutually agreed upon spread based upon current market conditions. In the event that Canadian LIBOR is not determinable by the Servicer or it becomes impossible or illegal for the Servicer to calculate interest on the Canadian Funded Participations based upon Canadian LIBOR, the parties agree that in such event that interest on the Canadian Funded Participations shall bear interest at a rate per annum equal to the Canadian Prime Rate plus a mutually agreed upon spread based upon current market conditions. If at any time the Servicer determines (which determination shall be conclusive absent manifest error) that (i) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR or (ii) the circumstances set forth in clause (ii) have not arisen but the supervisor for the administrator of (A) the applicable Reuters screen or the Bloomberg Page with respect to Canadian LIBOR or (B) Reuters Screen LIBOR01 Page with respect to US LIBOR, or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the screen rate in clause (A) or (B) above shall no longer be used for determining interest rates for loans, then the Servicer and the Sponsor shall endeavor to establish an alternate rate of interest that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States and Canada at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin). Notwithstanding anything to the contrary in Section 15.2, such amendment shall become effective upon execution by the Sponsor and the Servicer without any further action or consent of any other party to this Agreement so long as the Servicer shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Participants, a written notice from the Required Participants stating that such Required Participants object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (d) (but, in the case of the circumstances described in clause (ii) above, only to the extent such screen rate for the applicable currency and/or such Interest Period is not available or published at such time on a current basis), (x) each Participant’s US Funded Participation shall bear interest at the Prime Rate and (y) each Participant’s US Funded Participation shall bear interest at the Canadian Prime Rate; provided, that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
Section 2.6    Default Interest. If any amount payable to the Servicer or the Participants by the Sponsor under the Operative Documents is not paid on the date due hereunder, such amount shall bear interest (to the extent permitted by law) for each day from such date up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the rate set forth in Section 2.5 plus an additional two percent (2.0%) per annum.
Section 2.7    Voluntary Reduction of the Unutilized Commitment. Upon at least three (3) Business Days’ prior telephonic notice (promptly confirmed in writing) to the Servicer, Sponsor shall have the right, without premium or penalty, to terminate the Facility Commitment, in part or in whole; provided that (i) any such termination shall apply to permanently reduce the Facility Commitment, (ii) any such termination shall apply to proportionately and permanently reduce the Participating Commitments of each of the Participants, (iii) any partial termination pursuant to this Section 2.7 shall be in an amount of at least $5,000,000 and integral multiples of $1,000,000, (iv) the Facility Commitment may not be reduced if, as a result thereof, the amount of the Facility Commitment would be less than the US Dollar Equivalent of all outstanding Loan Commitments, and (v) to the extent that Facility Commitment is reduced to a level that is less than the US Dollar Equivalent of the Canadian Subfacility Amount, the Canadian Subfacility Amount shall be reduced to the Canadian Dollar Equivalent of the Facility Commitment.
Section 2.8    Extension of Commitments.
(a)    The Sponsor may, by written notice to the Servicer (which shall promptly deliver a copy to each of the Participants), given not more than sixty (60) days prior to any anniversary of the date of this Agreement while the Facility Commitment is effect, request that the Participants extend the then scheduled Facility Commitment Termination Date (the “Existing Date”) for an additional 364‑day period. Each Participant shall, by notice to the Sponsor and the Servicer given within fifteen (15) Business Days after receipt of such request, advise the Sponsor and the Servicer whether or not such Participant consents to the extension request (and any Participant which does not respond during such 15-day period shall be deemed to have advised the Sponsor and the Servicer that it will not agree to such extension).
(b)    In the event that, on the 15th Business Day after receipt of the notice delivered pursuant to clause (a) above, all of the Participants shall have agreed to extend their respective Participating Commitments, the Facility Commitment Termination Date shall be deemed to have been extended, effective as of the Existing Date, to the date which is 364 days thereafter.
(c)    In the event that, on the 15th Business Day after receipt of the notice delivered pursuant to clause (a) above, all of the Participants shall not have agreed to extend their respective Participating Commitments, the Sponsor and the Servicer shall notify the consenting Participants (“Consenting Participants”) of the aggregate Participating Commitment Amounts of the non-extending Participants (“Non-Consenting Participants”) and such Consenting Participants shall, by notice to the Sponsor and the Servicer given within ten (10) Business Days after receipt of such notice, advise the Servicer and Sponsor whether or not such Participant wishes to purchase all or a portion of the Participating Commitments of the Non-Consenting Participants (and any Participant which does not respond during such 10-Business Day period shall be deemed to have rejected such offer). In the event that more than one Consenting Participant agrees to purchase all or a portion of such Participating Commitments, the Sponsor and the Servicer shall allocate such Participating Commitments among such Consenting Participants so as to preserve, to the extent possible, the relative pro rata shares of the Consenting Participants of the Participating Commitments prior to such extension request. If Consenting Participants do not elect to assume all of the Participating Commitments of the Non-Consenting Participants, the Sponsor shall have the right, subject to the terms and conditions of Section 15.6, to arrange for one or more financial institutions (any such financial institution being called a “New Participant”) to purchase the Participating Commitment of any Non-Consenting Participant. Each Non-Consenting Participant shall assign its Participating Commitment and its Participant’s Interest outstanding hereunder to the Consenting Participant or New Participant purchasing such Participating Commitment in accordance with Section 15.6, in return for payment in full of all principal, interest and other amounts owing to such Non‑Consenting Participant hereunder, on or before the Existing Date and, as of the effective date of such assignment, shall no longer be a party hereto; provided that each New Participant shall be subject to the approval of the Servicer (which approval shall not be unreasonably withheld). If (and only if) Participants (including New Participants) holding Participating Commitments representing at least an amount equal to the greater of (x) the sum of the US Dollar Equivalent of all outstanding Loan Commitments and (y) 66 2/3 % of the aggregate Participating Commitments on the date of such extension request shall have agreed to such extension by the Existing Date (the “Continuing Participants”), then (i) the Facility Commitment Termination Date shall be extended for an additional 364-day period and (ii) the Participating Commitment of any Non-Consenting Participant which has not been assigned to a Consenting Participant or a New Participant shall terminate (with the result that the amount of the Facility Commitment shall be decreased proportionately by the amount of such Participating Commitment), and all amounts owing to such Non-Consenting Participant, together with all interest accrued thereon and all other amounts owed to such Non-Consenting Participant hereunder, shall be due and payable to such Non-Consenting Participant on the Existing Date applicable to such Participant without giving effect to any extension of the Facility Commitment Termination Date.
Section 2.9    Wind-Down Events. In the event a Wind-Down Event occurs, then (x) the Sponsor shall not have the right to request that any further Loan Commitments be established, and (y) the Servicer shall, within a reasonable period of time and in any event no later than thirty (30) days after the Facility Commitment Termination Date, give notice to each of the applicable Borrowers terminating the Line of Credit Commitments as of the date which is ninety (90) days after delivery of such notice, subject, in each case, to the right of the Borrowers to term out the amounts outstanding under their Line of Credit Commitments as set forth in Section 2.1(b) and Section 2.1(c), as applicable; provided, however, that the occurrence of such Wind-Down Event shall not affect the obligation of (i) the Servicer to make Advances pursuant to existing Line of Credit Commitments, except to the extent that the Line of Credit Commitments are terminated pursuant to clause (y) above, (ii) the Servicer to make Advances pursuant to existing Revolving Commitments, (iii) the Participants to fund their Participant’s Interest as provided herein, except to the extent that the Line of Credit Commitments are terminated pursuant to clause (y) above or (iv) the Credit Parties under the Operative Documents.
Section 2.10    Reserve Requirements; Change in Circumstances; Change in Lending Offices.
(a)    Notwithstanding any other provision herein, if, by reason of (i) after the date hereof, the introduction of or any change (including any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation (which, for the avoidance of doubt, shall include, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued) or (ii) the compliance with any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law), any reserve (including any imposed by the Federal Reserve Board), special deposit or similar requirement (including a reserve, special deposit or similar requirement that takes the form of a tax) against assets of, deposits with or for the account of, or credit extended by, any Participant’s office through which it funds its obligations hereunder shall be imposed or deemed applicable or any other condition affecting its obligation to make or maintain its Funded Participation at a rate based upon the Adjusted US LIBO Rate or Adjusted Canadian LIBO Rate shall be imposed on any Participant or its office through which it funds its obligations hereunder or the interbank Eurocurrency market; and as a result thereof there shall be any increase in the cost to such Participant of agreeing to make or making, funding or maintaining funds its obligations hereunder (except to the extent already included in the determination of the applicable Adjusted US LIBO Rate or Adjusted Canadian LIBO Rate), or there shall be a reduction in the amount received or receivable by that Participant or its office through which it funds its obligations hereunder, then the Sponsor shall from time to time, upon written notice from and demand by the Participant (with a copy of such notice and demand to the Servicer), pay to the Servicer for the account of that Participant within five Business Days after the date specified in such notice and demand, additional amounts sufficient to indemnify that Participant against such increased cost. A certificate as to the amount of such increased cost submitted to the Sponsor and the Servicer by that Participant, shall, except for manifest error, be final, conclusive and binding for all purposes.
(b)    If while the Facility Commitment or any Loan Commitments are outstanding, any Participant (including any the Servicer) determines that the adoption of any law, rule or regulation regarding capital adequacy or capital maintenance (which, for the avoidance of doubt, shall include, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued), or any change in any of the foregoing or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Participant (or any lending office of such Participant) or any Participant’s holding company with any request or directive regarding capital adequacy or capital maintenance (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Participant’s capital or on the capital of such Participant’s holding company, if any, as a consequence of this Agreement, the Loan Documents or the purchases made by such Participant pursuant hereto to a level below that which such Participant or such Participant’s holding company could have achieved but for such adoption, change or compliance (taking into consideration such Participant’s policies and the policies of such Participant’s holding company with respect to capital adequacy) by an amount reasonably deemed by such Participant to be material, then from time to time, within 15 days after written demand by such Participant, the Sponsor pay to such Participant such additional amount or amounts as will compensate such Participant or such Participant’s holding company for such reduction. A certificate as to the amount of any such additional amount or amounts, submitted to the Sponsor and the Servicer by such Participant, shall, except for manifest error, be final, conclusive and binding for all purposes. For the avoidance of doubt, Participants may only make claims for compensation pursuant to this Section 2.10, to the extent such claims are a consequence of this Agreement, the Loan Documents or the purchases made by such Participant pursuant hereto.
(c)    Each Participant agrees that, if requested by the Sponsor, it will use reasonable efforts (subject to overall policy considerations of such Participant) to designate an alternate lending office with respect to any of its Funded Participation affected by the matters or circumstances described above to reduce the liability of the Sponsor or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Participant as determined by such Participant, which determination if made in good faith, shall be conclusive and binding on all parties hereto. Nothing in this Section 2.10(c) shall affect or postpone any of the obligations of the Sponsor or any right of any Participant provided hereunder.
Section 2.11    Pro Rata Treatment. Subject to the application of payments pursuant to Article III and except as specifically provided therein, each payment of principal of any Funded Participation, each payment of interest with respect to the Funded Participation, each payment of the Participant Commitment Fees and each reduction of the Participating Commitments shall be allocated pro rata among the Participants in accordance with their respective applicable Pro Rata Shares. Each Participant agrees that in computing its Pro Rata Share of any Participant Funding hereunder, the Servicer may, in its discretion, round each Participant’s percentage of such Participant Funding Request to the next higher or lower whole dollar amount.
Section 2.12    Payments.
(a)    The Sponsor shall make each payment required to be made by Sponsor hereunder and under any other Operative Document to any Participant or the Servicer not later than 1:00 p.m. (Atlanta, Georgia time), on the date when due in the Contractual Currency (as defined below) to the Servicer at its offices in Atlanta, Georgia in immediately available funds.
(b)    Whenever any payment hereunder or under any other Operative Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Participant Commitment Fees, if applicable.
(c)    Notwithstanding anything herein to the contrary, any amount paid by any Borrower or the Sponsor for the account of a Defaulting Participant under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will be retained by the Servicer in a segregated non-interest bearing account until the Facility Commitment Termination Date at which time the funds in such account will be applied by the Servicer, to the fullest extent permitted by law, in the following order of priority: first to the payment of any amounts owing by such Defaulting Participant to the Servicer under this Agreement, including, without limitation, amounts owing to the Servicer in its capacity as lender with respect to Swing Line Advances hereunder, second, to the payment of interest due and payable to the Participants hereunder other than Defaulting Participants, ratably among them in accordance with the amounts of such interest then due and payable to them, third to the payment of fees then due and payable to the Participants hereunder other than Defaulting Participants hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fourth to the ratable payment of other amounts then due and payable to the Participants hereunder other than Defaulting Participants, and fifth to pay amounts owing under this Agreement to the Defaulting Participants or as a court of competent jurisdiction may otherwise direct.
Section 2.13    Sharing of Setoffs. Each Participant agrees that if it shall, in accordance with applicable law, through the exercise of a right of banker’s lien, setoff or counterclaim against the Sponsor or any Borrower, or pursuant to a secured claim under Section 506 or Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by the Participant under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Funded Participation under this Agreement (other than pursuant to Section 2.12(c)) as a result of which the unpaid principal portion of its Funded Participation shall be proportionately less than the unpaid principal portion of the Funded Participation of any other Participant, it shall be deemed simultaneously to have purchased from such other Participant at face value, and shall promptly pay to such other Participant the purchase price for, a participation in the Funded Participation of such other Participant, so that the aggregate unpaid principal amount of the Funded Participation and participations in Funded Participations held by each Participant shall be in the same proportion to the aggregate unpaid principal amount of all Funded Participations then outstanding as the principal amount of its purchases prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Funded Participations outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.13 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Servicer and each Participant hereby further agrees that any set-off amount received with respect to any Borrower, the Sponsor or any Guarantor shall first be applied to amounts outstanding under the Franchisee Loan Program prior to application to any other obligations of any such Person to the Servicer or such Participant. The Sponsor expressly consents to the foregoing arrangements and agrees, to the extent permitted by applicable law, that any Participant holding a Funded Participation or a participation in a Funded Participation deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Sponsor to such Participant by reason thereof.
Section 2.14    Canadian Dollar Provisions.
(a)    If any payment due hereunder or under any other Operative Document is not made in the currency due under this Agreement (the “Contractual Currency”) or if any court or tribunal shall render a judgment or order for the payment of amounts due hereunder or under the Operative Documents and such judgment is expressed in a currency other than the Contractual Currency, the Sponsor shall indemnify and hold the Servicer and each Participant harmless against any deficiency incurred by the Servicer or such Participant with respect to the amount received by the Servicer or such Participant to the extent the rate of exchange at which the Contractual Currency is convertible into the currency actually received or the currency in which the judgment is expressed (the “Received Currency”) is not the reciprocal of the rate of exchange at which the Servicer would be able to purchase the Contractual Currency with the Received Currency, in each case on the Business Day following receipt of the Received Currency in accordance with normal banking procedures. If the court or tribunal has fixed the date on which the rate of exchange is determined for the conversion of the judgment currency into the Contractual Currency (the “Conversion Date”) and if there is a change in the rate of exchange prevailing between the Conversion Date and the date of receipt by the Servicer and the relevant Participant, then the Sponsor will, notwithstanding such judgment or order, pay such additional amount (if any) as may be necessary to ensure that the amount paid in the Received Currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount then due to the Servicer and the relevant Participant from the Sponsor hereunder in the Contractual Currency.
(b)    If a Credit Event of the type described in Sections 9.7, 9.8 or 9.9 occurs: (i) any amounts owing to the Servicer and the Participants under the Operative Documents, (ii) any damages owing to the Servicer or the Participants, as the case may be, in respect of a breach of any of the terms of the Operative Documents, or (iii) any judgment or order rendered in respect of such amounts or damages, the Sponsor shall indemnify and hold the Servicer and the Participants harmless against any deficiency with respect to the Contractual Currency in the amounts received by the Servicer and the Participants with respect to any of the amounts described in clause (i), (ii) or (iii) above arising or resulting from any variation as between: (i) the rate of exchange at which the Contractual Currency is converted into another currency (the “Liquidation Currency”) for purposes of such winding-up, liquidation, dissolution or bankruptcy with regard to the amount in the Contractual Currency due or contingently due under the Operative Documents or under any judgment or order to which the relevant obligations under the Operative Documents shall have been merged and (ii) the rate of exchange at which the Servicer would, in accordance with normal banking procedures, be able to purchase the Contractual Currency with the Liquidation Currency at the earlier of (A) the date of payment of such amounts or damages and (B) the final date or dates for the filing of proofs of a claim in a winding-up, liquidation, dissolution or bankruptcy. As used in the preceding sentence, the “final date” or dates for the filing of proofs of a claim in a winding-up, liquidation, dissolution or bankruptcy shall be the date fixed by the liquidator under the applicable law as being the last practicable date as of which the liabilities of the Borrowers or the Sponsor, as the case may be, may be ascertained for such winding-up, liquidation, dissolution or bankruptcy before payment by the liquidator or other appropriate Person in respect thereof.
(c)    Exchange Rates. Not later than 2:00 p.m. (Atlanta, Georgia time) on each date of determination (which date of determination shall be at least quarterly and frequently as the Servicer shall require if a Credit Event has occurred and is continuing and after a Wind-Down Event), the Servicer shall (A) determine the Exchange Rate as of such date of determination with respect to Canadian Dollars, and (B) give notice thereof to the Sponsor and Participants. The Exchange Rate as so determined shall become effective on the first Business Day immediately following the relevant date of determination (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement, be the Exchange Rate employed in determining the US Dollar Equivalent of any amounts in Canadian Dollars.
Section 2.15    Excess Loan Commitments Resulting From Exchange Rate Changes. If on any Reset Date, after giving effect to any changes in Exchange Rate implemented pursuant to Section 2.14, the US Dollar Equivalent of all Loan Commitments exceeds the Maximum Commitment Amount, the Sponsor shall promptly and, in any case, within ten (l0) days thereafter, either (i) purchase Loans and related Loan Commitments from the Servicer in an amount sufficient to cause the US Dollar Equivalent of all outstanding Loan Commitments not to exceed the Maximum Commitment Amount, or (ii) to the extent that the US Dollar Equivalent of all Loan Commitments does not exceed the Maximum Commitment Amount by more than $1,000,000, cause to be issued to the Servicer a letter of credit (from an issuer and in form and substance reasonably satisfactory to the Servicer) in an amount equal to or greater than the amount by which the US Dollar Equivalent of all Loan Commitments exceeds the Maximum Commitment Amount.
Section 2.16    Interest Act. For the purposes of the Interest Act (Canada), any amount of interest or fees calculated on the Facility Commitment or the Canadian Funded Participations using 360, 365 or 366 days per year and expressed as an annual rate is equal to the said rate of interest or fees multiplied by the actual number of days comprised within the calendar year, divided by 360, 365 or 366, as the case may be. The parties agree that all interest with respect to the Facility Commitment or the Canadian Funded Participations accruing under this Agreement will be calculated using the nominal rate method and not the effective rate method, and that the deemed re-investment principle shall not apply to such calculations. In addition, the parties acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates.
Section 2.17    Reallocation and Cash Collateralization of Defaulting Participant Exposure.
(a)    If a Participant becomes, and during the period it remains, a Defaulting Participant, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement; provided that neither any such reallocation nor any payment by a Non-Defaulting Participant pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Servicer, the Sponsor or any other Participant may have against such Defaulting Participant or cause such Defaulting Participant to be a Non-Defaulting Participant:
(1)    the Participant’s Interest of such Defaulting Participant in the unfunded portion of outstanding Loan Commitments will, subject to the limitation in the proviso below, automatically be reallocated (effective no later than one (1) Business Day after the Servicer has actual knowledge that such Participant has become a Defaulting Participant) among the Non-Defaulting Participants pro rata in accordance with their respective Participant’s Interest (calculated as if the Defaulting Participant’s Participant’s Interest was reduced to zero and each Non-Defaulting Participant’s Participant’s Interest had been increased proportionately); provided that each Non-Defaulting Participant’s total Participant’s Interest may not in any event exceed the Participating Commitment of such Non-Defaulting Participant as in effect at the time of such reallocation; and
(2)    to the extent that any portion (the “unreallocated portion”) of the Participant’s Interest of such Defaulting Participant in the unfunded portion of outstanding Loan Commitments cannot be reallocated pursuant to clause (1) for any reason, the Sponsor will, not later than two (2) Business Days after demand by the Servicer, (a) Cash Collateralize the obligations of Defaulting Participant to the Servicer in respect of such unfunded portion of outstanding Loan Commitments in full or (b) make other arrangements satisfactory to the Servicer to protect them against the risk of non-payment by such Defaulting Participant.
(b)    If the Sponsor and the Servicer agree in writing in their discretion that any Defaulting Participant has ceased to be a Defaulting Participant, the Servicer will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, the Participant’s Interest of the other Participants shall be readjusted to reflect the inclusion of such Participant’s Participating Commitment, and such Participant will purchase at par such portion of the Participant’s Interest of such other Participants in Loans outstanding under Loan Commitments and/or make such other adjustments as the Servicer may determine to be necessary to cause all Funded Participations in all outstanding Loans of the Participants to be on a pro rata basis in accordance with their respective Participant’s Interests, whereupon such Participant will cease to be a Defaulting Participant and will be a Non-Defaulting Participant (and such Funded Participation of each Participant will automatically be adjusted on a prospective basis to reflect the foregoing). If any cash collateral has been posted, the Servicer will promptly return such cash collateral to the Sponsor; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Sponsor while such Participant was a Defaulting Participant; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Participant to Non-Defaulting Participant will constitute a waiver or release of any claim of any party hereunder arising from such Participant’s having been a Defaulting Participant
Article III
SERVICER’S SERVICING OBLIGATIONS; DISTRIBUTION OF PAYMENTS
Section 3.1    Servicer’s Obligations with Respect to Loans; Collateral; Non-Recourse.
(a)    The Servicer shall, for itself and the benefit of all of the Participants and the Sponsor, (i) document, close, manage, administer and collect the Loans in accordance with the terms of this Agreement and the Servicing Agreement and exercise all discretionary powers involved in such management, administration and collection and (ii) shall distribute the funds received with respect to the Loans and from the Sponsor in accordance with the terms of this Agreement. The Servicer agrees that it will exercise the same care in administering the Loans as it exercises with respect to loans of similar size and type and in accordance with the terms of the Servicing Agreement and Section 10.12 hereto.
(b)    The forms of Loan Agreements, Canadian Security Agreement and Notes used by the Servicer as documentation for each Loan on and after the Effective Date shall be substantially in the forms attached hereto with such changes as may be mutually agreed by the Sponsor and the Servicer (it being understood that the Servicer will not unreasonably withhold or delay its agreement to any such changes requested by the Sponsor).
(c)    Notwithstanding anything in this Agreement to the contrary, each of the Participants acknowledges and agrees that the Servicer shall have no obligation to the Participants with respect to the obtaining or retention of any guaranties required by the Sponsor (other than to distribute any proceeds therefrom in accordance with the terms of this Article III). The Participants acknowledge and agree that the Sponsor has the right to release or modify the terms of, or not require, any Personal Guaranty or any Spousal Consent.
(d)    In addition, each of the Participants acknowledges and agrees that the obligations of the Servicer with respect to the Collateral shall be expressly limited to the filing of financing statements (but not fixture filings) in the locations indicated in the applicable Funding Approval Notice for each Borrower and filing continuation statements with respect thereto and taking enforcement action in accordance with Section 10.12 hereto.
(e)    Each of the Participants acknowledges and agrees that the Servicer shall be relying solely upon the Sponsor for purposes of calculating and ensuring compliance by Borrowers with the Franchisee Borrowing Base for each US Revolving Loan, US Term Loan, Canadian Revolving Loan and Canadian Term Loan.
(f)    Each of the Participants acknowledges and agrees that any payments of delinquent payment fees received from the Borrowers pursuant to the Loan Agreements shall be for the sole account of the Sponsor and that the Participants shall have no right to receive such payments unless a Credit Event has occurred and is continuing; provided that, with respect to any payments received from a Borrower, such payments shall be first applied to pay all accrued but unpaid interest and principal and other fees due and owing from such Borrower before application of such payment to any delinquent payment fees.
(g)    Each Participant hereby acknowledges and agrees that the Servicer has no ability to halt an ACH transfer upon the inputting of such transfer request by Sponsor from the Aaron’s Proprietary System into the ACH system (other than the ability to retrieve ACH transfers which are sent to the wrong party or otherwise manifestly erroneous as provided in the ACH Agreement with Sponsor), and Sponsor hereby accepts full responsibility for any overadvance created by such inputting of information and shall indemnify the Servicer and the Participants therefor as provided herein.
Section 3.2    Application of Payments.
(a)    The Servicer and the Sponsor shall instruct each Borrower to make payments with respect to Loans and the Loan Commitments directly to the Servicer, either by wire transfer, SWIFT transfer or debit pursuant to an ACH Authorization or a PAD Authorization.
(b)    On each Participant Quarterly Payment Date and each Participant Canadian Quarterly Payment Date, all payments of commitment fees received by the Servicer from the Borrowers since the immediately prior Participant Quarterly Payment Date or each Participant Canadian Quarterly Payment Date (as applicable) and from the Sponsor pursuant to the Operative Documents and not previously distributed by the Servicer, shall be applied to pay all accrued but unpaid Participant Commitment Fees in the applicable currency pursuant to this Agreement, such payment to be distributed by the Servicer to the Participants pro rata in accordance with Section 2.4, with any remainder to be applied as set forth in the Servicing Agreement.
(c)    On each Participant Monthly Payment Date and each Participant Canadian Monthly Payment Date, all payments of interest received by the Servicer from the Borrowers since the immediately prior Participant Monthly Payment Date or Participant Canadian Monthly Payment Date (as applicable) and from the Sponsor pursuant to its guaranty contained herein with respect to the Loans and not previously distributed by the Servicer, shall be applied to pay all accrued but unpaid interest on the Funded Participation in the applicable currencies pursuant to this Agreement, then to pay all accrued but unpaid Servicing Fees and then to pay the Sponsor’s Fee, in accordance with the terms of the Servicing Agreement and Fee Letter and in the applicable currencies.
(d)    On any Business Day on which the Servicer shall receive any payment in respect of the principal amount of any Loan, whether from a Borrower, the Sponsor pursuant to its guaranty contained herein, or any other obligor with respect thereto, the Servicer may elect, in its sole discretion to (i) apply such principal payment to fund any requested Advances, (ii) apply such amount to repay any outstanding Swing Line Advances, or (iii) to either (x) distribute such amount to the Participants to reduce each Participant’s Funded Participation or (y) apply such amount to Truist’s Funded Participation only (with the understanding that the Funded Participation of each Participant shall not be deemed to have been repaid until such amount is actually received by such Participant); provided that, in the event that the Servicer elects to apply any repayment to reduce Truist’s Funded Participation without a corresponding reduction of the other Participant’s Funded Participation, Truist shall be obligated to make a payment to each Participant equal to such Participant’s Pro Rata Share of such payment in the applicable currency upon the earlier of (i) the next Participant Monthly Payment Date or Participant Canadian Monthly Payment Date (as applicable) and (ii) the occurrence of a Credit Event hereunder.
(e)    If during any period when no Credit Event has occurred and is continuing, amounts received by Servicer are not capable of being allocated to any specific Loan or, in the case of amounts allocable to a specific Loan, are not sufficient to repay all obligations then due and owing with respect thereto, such amounts shall be applied by the Servicer as follows: (i) first, to the payment of Participant Commitment Fees owing to the Participants hereunder, (ii) second, to the payment of accrued interest on the Funded Participation hereunder, (iii) third, to the payment of the Servicing Fees owing under the Servicing Agreement, (iv) fourth, to the repayment of the Funded Participations outstanding hereunder, (v) fifth, to the payment of all other amounts owing to the Servicer or any Participant hereunder, and (vi) sixth, if all obligations of the Sponsor pursuant to the Operative Documents have been satisfied in full, to the Sponsor; provided, however, that (i) to the extent such amounts received by the Servicer are in Canadian Dollars, such amounts shall be applied only to the foregoing obligations that are payable in Canadian Dollars, and (ii) to the extent such amounts received by the Servicer are in US Dollars, such amounts shall be applied only to the foregoing obligations that are payable in US Dollars.
(f)    During any period when a Credit Event has occurred and is continuing, any amounts received by Servicer with respect to the Loans shall be applied, after deduction of any expenses incurred in the collection of any such amounts and after conversion to the applicable currency as necessary, as follows (i) first, to the payment of any accrued and unpaid Servicing Fee, (ii) second, to each Participant in accordance with Pro Rata Share, and (iii) thereafter, to such Persons as may be legally entitled thereto.
(g)    If not sooner repaid, all amounts due and payable to the Servicer and the Participants under the Operative Documents shall be due and payable in full on the Final Termination Date.
Section 3.3    Monthly Servicing Report. Within three (3) Business Days after the end of each calendar month, the Servicer shall telecopy (or email) to the Sponsor a servicing report in a form substantially similar to Exhibit F or such other form as may be mutually agreed between the Servicer and Sponsor (the “Monthly Servicing Report”) setting forth the following information with respect the Loans:
(a)    the aggregate principal balance of the US Loans and the aggregate principal balance of the Canadian Loans as of the close of business on the last day of the preceding Payment Period and on such day;
(b)    the aggregate amount of the US Loans and the aggregate principal balance of the Canadian Loans repurchased by the Sponsor, and all amounts collected with respect to the Collateral for the US Loans and the Canadian Loans since the date of the last Monthly Servicing Report;
(c)    the aggregate US Loan Commitments and the aggregate Canadian Loan Commitments as of the close of business on the last Business Day of the preceding calendar month and on such day; and
(d)    each US Loan and each Canadian Loan which is past due (including the past due amount and the number of days past due).
Article IV
LOAN DEFAULT; RIGHT TO MAKE GUARANTY DEMAND
Section 4.1    Notice Of Loan Defaults. Within fifteen (15) days after the occurrence of any Loan Payment Default, the Servicer shall send written notice of such Loan Payment Default to the applicable Borrower and Sponsor. Within fifteen (15) days after the Servicer obtains actual knowledge of the occurrence of any Loan Default other than a Loan Payment Default, the Servicer shall send written notice of such Loan Default to the applicable Borrower and Sponsor.
Section 4.2    Waiver or Cure By The Sponsor of Covenant Defaults and Loan Payment Defaults.
(a)    Unless a Credit Event or an Unmatured Credit Event has occurred and is continuing, the Sponsor shall be entitled (but not obligated) to request that the Servicer waive any default by the Borrower or any Guarantor under the Loan Documents to which it is a party, other than a Loan Default or a default arising based upon the action or inaction of the Sponsor or any of its Subsidiaries, by sending to the Servicer for execution a Default Waiver Letter, which Servicer agrees to execute and mail to the appropriate Borrower if such Default Waiver Letter is in form and substance satisfactory to the Servicer.
(b)    Notwithstanding the foregoing clause (a), unless a Credit Event or an Unmatured Credit Event has occurred and is continuing, the Sponsor shall be entitled (but not obligated) to request that the Servicer waive any Loan Payment Default (including a Loan Payment Default resulting from the failure of a Borrower to remain in compliance with the borrowing base requirements of the applicable Loan Agreement) by sending to the Servicer for execution a Default Waiver Letter, which Servicer agrees to execute and mail to the appropriate Borrower if such Default Waiver Letter is in form and substance satisfactory to the Servicer, curing such Loan Payment Default in full; provided, however, that (i) Sponsor shall not waive and cure more than two (2) consecutive Loan Payment Defaults for any Loan nor more than a total of four (4) Loan Payment Defaults in any four year period for any Loan and (ii) such Loan Payment Default must be cured by Sponsor, and the Default Waiver Letter for such Loan Payment Default received by Servicer, during the Response Period for such Loan.
Section 4.3    [Reserved].
Section 4.4    Rights during Response Period. Unless a Credit Event or an Unmatured Credit Event has occurred and is continuing, the Servicer shall refrain during any Response Period from taking any legal action against the Defaulted Borrower under the Defaulted Loan which is the subject of such Response Period, and from accelerating payment of the Loan Indebtedness under such Defaulted Loan but the Servicer shall cease funding any further Advances pursuant to the Loan Commitment to such Defaulted Borrower. If the Sponsor waives and cures (or causes the applicable Borrower to cure) any Loan Payment Default prior to the expiration of a Response Period, then as to each Loan Payment Default so waived and cured, the Defaulted Borrower’s and the Servicer’s respective rights and obligations under the Loan Documents shall be restored to the same status as if such waived Loan Payment Default never occurred.
Section 4.5    Rights after Response Period and for Loan Defaults other than Loan Payment Defaults. In the event that (a) any Loan Default (other than a Loan Payment Default) occurs and is continuing or (b) any Loan Payment Default is not cured during the applicable Response Period, (i) the Servicer shall have the right to (A) demand that Sponsor comply with its obligations with respect to such Defaulted Loan set forth in Article X and (B) administer and enforce such Loan as it deems appropriate, without regard to any limitations or restrictions set forth herein (but subject to Article III in all events) or in any other Operative Document, and (ii) notwithstanding anything contained in this Article IV to the contrary, the Sponsor shall, within five (5) Business Days of its receipt of a written demand from the Servicer instructing it to do so, purchase the Loan Indebtedness of the Defaulted Loan and assume the Loan Commitment related thereto.
Article V
REPRESENTATIONS AND WARRANTIES
The Sponsor represents and warrants to the Servicer and each Participant as follows:
Section 5.1    Existence; Power. The Sponsor and each of its Subsidiaries (a) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted, and (c) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
Section 5.2    Organizational Power; Authorization. The execution, delivery and performance by each Credit Party of the Transaction Documents to which it is a party are within such Credit Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, partner, member or stockholder, action. This Agreement has been duly executed and delivered by the Sponsor, and constitutes, and each other Transaction Document to which any Credit Party is a party, when executed and delivered by such Credit Party, will constitute, valid and binding obligations of the Sponsor or such Credit Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
Section 5.3    Governmental Approvals; No Conflicts. The execution, delivery and performance by the Sponsor of this Agreement, and by each Credit Party of the other Transaction Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Sponsor or any of its Subsidiaries or any judgment or order of any Governmental Authority binding on the Sponsor or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Sponsor or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Sponsor or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Sponsor or any of its Subsidiaries, except Liens (if any) created under the Operative Documents.
Section 5.4    Financial Statements. The Sponsor has furnished to each Participant the audited consolidated balance sheet of the Sponsor and its Subsidiaries as of December 31, 2016, and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended prepared by Ernst & Young. Such financial statements fairly present the consolidated financial condition of the Sponsor and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied. Since December 31, 2016, there have been no changes with respect to the Sponsor and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.
Section 5.5    Litigation and Environmental Matters.
(a)    No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Sponsor, threatened against or affecting the Sponsor or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Transaction Document.
(b)    Except as could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, neither the Sponsor nor any of its Subsidiaries (i) has failed to comply in any material respect with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (ii) has become subject to any Environmental Liability. Neither the Sponsor nor any of its Subsidiaries (x) has received notice of any claim with respect to any Environmental Liability or (y) knows of any basis for any Environmental Liability that, in each case, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 5.6    Compliance with Laws and Agreements. The Sponsor and each Subsidiary is in compliance with (a) all applicable laws, rules, regulations and orders of any Governmental Authority, and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 5.7    Investment Company Act, Etc. Neither the Sponsor nor any of its Subsidiaries is (a) an “investment company”, or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt.
Section 5.8    Taxes. The Sponsor and its Subsidiaries and each other Person for whose taxes the Sponsor or any Subsidiary could become liable have timely filed or caused to be filed all Federal income tax returns and all other tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Sponsor or such Subsidiary, as the case may be, has set aside on its books adequate reserves. The charges, accruals and reserves on the books of the Sponsor and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.
Section 5.9    Margin Regulations. None of the proceeds of any of the Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of the Regulation T, U or X. Neither the Sponsor nor its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”
Section 5.10    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $20,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $20,000,000 the fair market value of the assets of all such underfunded Plans.
Section 5.11    Ownership of Property.
(a)    Each of the Sponsor and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business.
(b)    Each of the Sponsor and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, tradenames, copyrights and other intellectual property material to its business, and the use thereof by the Sponsor and its Subsidiaries does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.
Section 5.12    Disclosure.
(a)    The Sponsor has disclosed to the Participants all agreements, instruments, and corporate or other restrictions to which the Sponsor or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including without limitation all reports that the Sponsor is required to file with the Securities and Exchange Commission), financial statements, certificates or other written information furnished by or on behalf of the Sponsor to the Servicer or any Participant in connection with the negotiation or syndication of this Agreement or any other Operative Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Sponsor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
(b)    As of the Third Amendment Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
Section 5.13    Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Sponsor or any of its Subsidiaries, or, to the Sponsor’s knowledge, threatened against or affecting the Sponsor or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Sponsor or any of its Subsidiaries, or to the Sponsor’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Sponsor or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Sponsor or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.14    Subsidiaries. Schedule 5.14 sets forth the name of, the ownership interest of the Sponsor in, the jurisdiction of incorporation of, and the type of, each Subsidiary and identifies each Subsidiary that is a Guarantor, in each case as of the Effective Date.
Section 5.15    Representations and Warranties with Respect to Specific Loans. The Sponsor represents and warrants to the Servicer and each Participant with respect to each Loan Commitment established and each Advance made pursuant to the Operative Documents that:
(a)    The Franchise Agreement, the Master Note, the Loan Agreement and each other Loan Document executed in connection with such Loan Commitment each constitutes a valid and binding agreement of each Borrower or guarantor party thereto and is enforceable against each such party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
(b)    The Master Note and accompanying Loan Documents executed in connection with such Loan and delivered to the Servicer are the only contracts evidencing the transaction described therein and constitute the entire agreement of the parties thereto with respect to such transaction and Sponsor has not made any other promises, agreements or representations and warranties with respect to the transactions evidenced by such Master Note.
(c)    The Master Note and each accompanying Loan Document executed in connection with such Loan is genuine and all signatures, names, amounts and other facts and statements therein and thereon are true and correct.
(d)    All disclosures required to be made under applicable federal and state law in connection with such Loan have been properly and completely made with respect to each Master Note, the other Loan Documents and the Loan and each such Master Note, other Loan Documents and Loan is in full compliance with all applicable federal and state laws, including without limitation, applicable state and federal usury laws and regulations.
(e)    The proceeds of each Advance made pursuant to the US Line of Credit Commitments shall be used solely to purchase inventory, and to the extent permitted by Sponsor, to pay state sales and use taxes and freight charges. The proceeds of each Advance made pursuant to the Canadian Line of Credit Commitments shall be used solely to purchase inventory, and to the extent permitted by Sponsor, to pay sales and use taxes and freight charges. The proceeds of each Revolving Loan or Term Loan will be solely for the purpose of financing the acquisition and expansion of stores franchised by the Sponsor and operated by the relevant Borrower and for Sponsor-approved working capital purposes, but excluding in all cases any non-business purposes.
Section 5.16    Solvency. After giving effect to the execution and delivery of this Agreement and the Operative Documents, (a) the Sponsor is Solvent on the Effective Date and (b) the Sponsor and its Subsidiaries on a consolidated basis are Solvent.
Section 5.17    Anti-Corruption Laws and Sanctions. The Sponsor has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Sponsor, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Sponsor, its Subsidiaries and their respective officers (in such capacity), employees (in such capacity) and, to the knowledge of the Sponsor, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. None of (a) the Sponsor, any Subsidiary or any of their respective officers (in such capacity) or employees (in such capacity), or (b) to the knowledge of the Sponsor, any director or agent of the Sponsor or any Subsidiary is a Sanctioned Person. No use by the Sponsor or any Subsidiary of the proceeds thereof or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.
Section 5.18    No EEA Financial Institutions. No Credit Party is an EEA Financial Institution.
Section 5.19    Inactive Subsidiaries. The Inactive Subsidiaries do not (a) have assets with an aggregate book value in excess of $1,000,000, (b) have revenue in excess of $1,000,000 in the aggregate and (c) conduct any business activities.
Article VI
AFFIRMATIVE COVENANTS
The Sponsor covenants and agrees that it will, as long as the Facility Commitment is in effect or the Servicer is committed to make Advances under any Loan Documents and thereafter so long as any Loans or Loan Commitments remain outstanding under this Agreement or Sponsor has any other unsatisfied obligations under the Operative Documents:
Section 6.1    Financial Statements and Other Information. The Sponsor will deliver to the Servicer and each Participant:
(a)    as soon as available and in any event within ninety (90) days after the end of each Fiscal Year of the Sponsor, a copy of the annual audited report for such Fiscal Year for the Sponsor and its Subsidiaries, containing a consolidated balance sheet of the Sponsor and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Sponsor and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Ernst & Young or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Sponsor and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards. It is understood and agreed that the requirements of this Section 6.1(a) (x) shall be satisfied by the delivery of the applicable annual report on Form 10-K of the Sponsor to the Securities and Exchange Commission if delivered within the applicable time period noted herein and is available to the Participants on EDGAR and (y) are effective as of the Effective Date;
(b)    as soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year of the Sponsor (other than the last Fiscal Quarter), an unaudited consolidated balance sheet of the Sponsor and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Sponsor and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Sponsor’s previous Fiscal Year, all certified by the chief financial officer, treasurer or controller of the Sponsor as presenting fairly in all material respects the financial condition and results of operations of the Sponsor and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes. It is understood and agreed that the requirements of this Section 6.1(b) (x) shall be satisfied by the delivery of the applicable quarterly report on Form 10-Q of the Sponsor to the Securities and Exchange Commission if delivered within the applicable time period noted herein and is available to the Participants on EDGAR and (y) are effective as of the Effective Date;
(c)    concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and (b) above, a certificate of a Responsible Officer, (i) certifying as to whether there exists a Credit Event or an Unmatured Credit Event on the date of such certificate, and if a Credit Event or an Unmatured Credit Event then exists, specifying the details thereof and the action which the Sponsor has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with Article VII and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the Sponsor’s audited financial statements referred to in Section 5.4 and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d)    concurrently with the delivery of the financial statements referred to in Section 6.1(a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained any knowledge during the course of their examination of such financial statements of any Credit Event or Unmatured Credit Event (which certificate may be limited to the extent required by accounting rules or guidelines);
(e)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of the Securities and Exchange Commission, or with any national securities exchange, or distributed by the Sponsor to its shareholders generally, as the case may be, it being agreed that the requirements of this Section 6.1(e) may be satisfied by the delivery of the applicable reports, statements or other materials to the Securities and Exchange Commission to the extent that such reports, statements or other materials are available to the Participants on EDGAR;
(f)    promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Sponsor or any Subsidiary as the Servicer or any Participant may reasonably request; and
(g)    as soon as available and in any event within 60 days after the end of each Fiscal Year of the Sponsor, a forecasted income statement, balance sheet, and statement of cash flows for the following Fiscal Year, in each case, on a quarter by quarter basis for such forecasted Fiscal Year information;
Section 6.2    Notices of Material Events. The Sponsor will furnish to the Servicer and each Participant prompt written notice of the following:
(a)    the occurrence of any Credit Event or Unmatured Credit Event;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Sponsor, affecting the Sponsor or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any event or any other development by which the Sponsor or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability in excess of $25,000,000, (iii) receives notice of any claim with respect to any Environmental Liability in excess of $25,000,000, or (iv) becomes aware of any basis for any Environmental Liability in excess of $25,000,000 and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(d)    the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Sponsor and its Subsidiaries in an aggregate amount exceeding $25,000,000;
(e)    any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; and
(f)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
(g)    Each notice delivered under this Section 6.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 6.3    Existence; Conduct of Business. The Sponsor will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in (a) substantially the same business as presently conducted or such other businesses that are reasonably related thereto, including but not limited to the business of leasing and selling furniture, consumer electronics, computers, appliances and other household goods and accessories inside and outside of the United States of America, through both independently-owned and franchised stores, providing lease-purchase solutions, credit and other financing solutions to customers for the purchase and lease of such products, the manufacture and supply of furniture and bedding for lease and sale in such stores, and the provision of virtual rent-to-own programs inside and outside of the United States of America (including but not limited to point-of-sale lease purchase programs), (b) any other businesses which are ancillary or complementary to the business, or reasonable extensions or expansions of, the Sponsor and its Subsidiaries as conducted as of the Third Amendment Effective Date, as reasonably determined in good faith by the Sponsor and (c) any businesses that are materially different from the business of the Sponsor and its Subsidiaries as conducted as of the Third Amendment Effective Date provided that any Investments made, funds expended or financial support provided by the Sponsor and/or its Subsidiaries in connection with such alternative lines of business shall not exceed $50,000,000 in the aggregate at any time outstanding; provided, that nothing in this Section 6.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 8.3.
Section 6.4    Compliance with Laws, Etc. The Sponsor will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 6.5    Payment of Obligations. The Sponsor will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Sponsor or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
Section 6.6    Books and Records. The Sponsor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Sponsor in conformity with GAAP.
Section 6.7    Visitation, Inspection, Etc. The Sponsor will, and will cause each of its Subsidiaries to, permit any representative of the Servicer or any Participant, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Servicer or any Participant may reasonably request after reasonable prior notice to the Sponsor; provided, however, if a Credit Event or Unmatured Credit Event has occurred and is continuing, no prior notice shall be required. All reasonable expenses incurred by the Servicer and, at any time after the occurrence and during the continuance of a Credit Event, any Participants in connection with any such visit, inspection, audit, examination and discussions shall be borne by the Sponsor.
Section 6.8    Maintenance of Properties; Insurance. The Sponsor will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations. In addition, and not in limitation of the foregoing, the Sponsor shall maintain and keep in force insurance coverage on its inventory, as is consistent with best industry practices. The Sponsor shall at all times cause the Servicer to be named as additional insured on all of its casualty and liability policies.
Section 6.9    Use of Proceeds. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.
The Sponsor shall ensure that the Borrowers and their respective directors, officers, employees and agents shall not use the proceeds of any Loans (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.10    Additional Subsidiaries.
(a)    Within ten (10) Business Days (or such later date as the Servicer may agree in its sole discretion) after any Domestic Subsidiary is acquired or formed (including, without limitation, upon the formation of any Subsidiary that is a Delaware Divided LLC), the Sponsor shall (i) notify the Servicer and the Participants thereof, (ii) if such Domestic Subsidiary is a Material Domestic Subsidiary, cause such Subsidiary to become a Guarantor by executing agreements in the form of Annex 1 to the Guaranty Agreement and (iii) if such Subsidiary is a Material Domestic Subsidiary, cause such Domestic Subsidiary to deliver simultaneously therewith similar documents applicable to such Domestic Subsidiary described in Section 3.1 as reasonably requested by the Servicer.  In the event that any Domestic Subsidiary that is not already a Guarantor becomes a Material Domestic Subsidiary at any time after its formation or acquisition, the Sponsor shall have up to ten (10) Business Days (or such later date as the Servicer may agree in its sole discretion) to cause it to (x) become a Guarantor by executing agreements in the form of Annex 1 to the Guaranty Agreement and (y) deliver simultaneously therewith similar documents applicable to such Domestic Subsidiary described in Section 13.1 as reasonably requested by the Servicer.
(b)    The Sponsor may, after the Effective Date, acquire (subject to Section 8.4) or form additional Foreign Subsidiaries. To the extent the aggregate EBITDA attributable to all Foreign Subsidiaries whose stock has not been pledged to secure the Guaranteed Obligations pursuant to this Section 6.10(b) for the most recently ended twelve month period exceeds twenty percent (20%) of Consolidated EBITDA for the most recently ended twelve month period (the “Foreign Pledge Date”), the Sponsor (i) shall notify the Servicer and the Participants thereof, (ii) subject to any required intercreditor arrangements entered into between the Servicer and the holders of the notes issued under each applicable Note Agreement (or any representative thereof) in order to accomplish any required equal sharing of such pledged collateral pursuant to the terms of each applicable Note Agreement, deliver stock certificates and related pledge agreements, in form satisfactory to a collateral agent acceptable to the Servicer, evidencing the pledge of sixty-six percent (66%) (or such greater percentage which would not result in material adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and one hundred percent (100%) of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of one or more Foreign Subsidiaries directly owned by the Sponsor or any Domestic Subsidiary to secure the Guaranteed Obligations to the extent necessary such that, after giving effect to such pledge, the EBITDA attributable to all Foreign Subsidiaries whose stock has not been pledged to secure the Guaranteed Obligations pursuant to this Section 6.10(b) for the most recently ended twelve (12) month period does not exceed twenty percent (20%) of Consolidated EBITDA, and (iii) cause such Foreign Subsidiary whose stock is pledged pursuant to the immediately preceding Section 6.10(b)(ii) to deliver simultaneously therewith similar documents applicable to such Foreign Subsidiary described in Section 13.1 as reasonably requested by the Servicer; provided that in no event shall any such Foreign Subsidiary be required to join the Guaranty Agreement or otherwise to guarantee any of the Guaranteed Obligations. Upon the occurrence of the Foreign Pledge Date, the Sponsor will be required to comply with the terms of this Section 6.10(b) within thirty (30) days after any new Foreign Subsidiary is acquired or formed. Upon the occurrence of the Foreign Pledge Date and within a reasonable time thereafter, the Servicer shall enter into an intercreditor agreement, in form and substance satisfactory to the Required Participants, with all other creditors of the Sponsor having a similar covenant with the Sponsor.
(c)    Notwithstanding anything to the contrary in this Agreement, (i) none of the Inactive Subsidiaries shall be required to become a Guarantor or to execute the Guaranty Agreement, subject to compliance with Section 8.13 and (ii) the Sponsor shall cause each Inactive Subsidiary to be dissolved as soon practicable without incurring adverse tax consequences unless otherwise permitted by the Servicer with such consent not to be unreasonably withheld, conditioned or delayed.
(d)    The Sponsor will cause any Domestic Subsidiary or any other Domestic Controlled Affiliate that provides a Guarantee or otherwise becomes liable (including as a borrower or co-borrower) in respect of the obligations under any Note Agreement or any other agreement providing for the incurrence of Indebtedness that is pari passu with the Indebtedness under this Agreement to become a Guarantor by executing agreements in the form of Annex 1 to the Guaranty Agreement and deliver simultaneously therewith similar documents applicable to such Domestic Subsidiary described in Section 13.1 as reasonably requested by the Servicer.
Section 6.11    Further Assurances. Promptly upon request by the Servicer, or any Participant through the Servicer, (a) correct any material defect or error that may be discovered in any Operative Document or in the execution or acknowledgment thereof, and (b) do, execute, acknowledge and deliver any and all such further acts, certificates, assurances and other instruments as the Servicer, or any Participant through the Servicer, may reasonably require from time to time in order to carry out more effectively the purposes of the Operative Documents.
Article VII
FINANCIAL COVENANTS
The Sponsor covenants and agrees that so long as the Facility Commitment remains outstanding or any Loans or Loan Commitments remain outstanding or the Sponsor has any obligations under the Operative Documents, and until the full and final payment of all indebtedness of all Borrowers incurred pursuant to the Loan Documents and unless otherwise consented to in writing by the Required Participants:
Section 7.1    Total Debt to EBITDA Ratio. The Sponsor and its Subsidiaries shall maintain, as of the last day of each Fiscal Quarter, a Total Debt to EBITDA Ratio of not greater than 3.00:1.00; provided, that, upon the occurrence of a Qualified Acquisition, for the four (4) Fiscal Quarters commencing with the Fiscal Quarter during which such Qualified Acquisition closes (each such period, a “Leverage Increase Period”), the required ratio set forth above may, upon receipt by the Servicer of a Qualified Acquisition Notice, be increased to 3.50:1.00; provided further, that (i) the maximum Total Debt to EBITDA Ratio permitted pursuant to this Section 7.1 shall revert to 3.00:1.00 following the end of each Leverage Increase Period, (ii) for at least two (2) full Fiscal Quarters ending immediately following the end of each Leverage Increase Period, the Total Debt to EBITDA Ratio as of the end of each such Fiscal Quarter shall not be permitted to be greater than 3:00:1.00 prior to giving effect to another Leverage Increase Period and (iii) the Leverage Increase Period shall apply for purposes of determining compliance with this Section 7.1, for purposes of any Qualified Acquisition Pro Forma Determination and for purposes of determining compliance on a Pro Forma Basis in connection with the incurrence of Indebtedness under Section 8.1.
Section 7.2    Fixed Charge Coverage Ratio. The Sponsor and its Subsidiaries shall maintain, as of the last day of each Fiscal Quarter, a Fixed Charge Coverage Ratio of not less than 2.50:1.00.
Article VIII
NEGATIVE COVENANTS
The Sponsor covenants and agrees that so long as the Facility Commitment remains outstanding or any Loans or Loan Commitments remain outstanding or the Sponsor has any obligations under the Operative Documents, and until the full and final payment of all indebtedness of all Borrowers incurred pursuant to the Loan Documents and unless otherwise consented to in writing by the Required Participants:
Section 8.1    Indebtedness. The Sponsor will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness created pursuant to the Operative Documents;
(b)    Indebtedness existing on the date hereof and set forth on Schedule 8.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;
(c)    Indebtedness of the Sponsor or any Subsidiary incurred after the Effective Date to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvements or extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided further, (x) the aggregate principal amount of such Indebtedness, as of any date of determination, does not at any time exceed three percent (3.0%) of the aggregate book value of the total assets of the Sponsor and its Subsidiaries determined on a consolidated basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered, and (y) the aggregate principal amount of such Indebtedness incurred by Foreign Subsidiaries under this Section 8.1(c), together with the principal amount of Indebtedness permitted to be incurred under Section 8.1(j) does not exceed twenty percent (20%) of the aggregate book value of the total assets of the Sponsor and its Subsidiaries measured on a consolidated basis in accordance with GAAP as of the end of the immediately preceding Fiscal Quarter for which financial statements have been delivered (giving effect to any Acquisition financed with such Indebtedness on a Pro Forma Basis);
(d)    Indebtedness of the Sponsor owing to any Credit Party and of any Credit Party owing to the Sponsor or any other Credit Party;
(e)    Guarantees by the Sponsor of Indebtedness of any Credit Party and by any Credit Party of Indebtedness of the Sponsor or any other Credit Party;
(f)    Indebtedness under the Credit Agreement;
(g)    Guarantees by the Sponsor of Indebtedness of certain franchise operators of the Sponsor; provided such guarantees are given by the Sponsor in connection with (i) loans made pursuant to the terms of this Agreement or (ii) loans made pursuant to terms of any other loan facility agreements and guaranteed on an unsecured basis with terms otherwise reasonably acceptable to the Servicer entered into after the date hereof in an aggregate principal amount at any time outstanding not to exceed, as of any date of determination, three percent (3.0%) of the aggregate book value of the total assets of the Sponsor and its Subsidiaries determined on a consolidated basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered;
(h)    endorsed negotiable instruments for collection in the ordinary course of business;
(i)    Guarantees by Sponsor of permitted Indebtedness of Foreign Subsidiaries;
(j)    unsecured Indebtedness of Foreign Subsidiaries (whether such Indebtedness represents loans made by the Sponsor or any of its Subsidiaries or by a third party) so long as after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, (x) the Total Debt to EBITDA Ratio measured as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered does not exceed the maximum threshold then permitted under Section 7.1, (y) no Credit Event or Unmatured Credit Event has occurred and is continuing, or would result therefrom and (z) the aggregate principal amount of such Indebtedness, together with the amount of and Indebtedness permitted to be incurred by such Foreign Subsidiaries under Section 8.1(c) does not exceed twenty percent (20%) of the aggregate book value of the total assets of the Sponsor and its Subsidiaries measured on a consolidated basis in accordance with GAAP as of the end of the immediately preceding Fiscal Quarter for which financial statements have been delivered (giving effect to any Acquisition financed with such Indebtedness on a Pro Forma Basis);
(k)    Private Placement Debt under the 2011 Note Agreement and the 2014 Note Agreement in an aggregate principal amount not to exceed $425,000,000 at any time, together with, (x) so long as no Credit Event or Unmatured Credit Event has occurred and is continuing, or would result therefrom, amendments, extensions, renewals, refinancings and replacements of any such Indebtedness that do not (i) increase the outstanding principal amount thereof or shorten the maturity or the weighted average life thereof, (ii) have financial and other terms that are materially more onerous in the aggregate than the terms set forth in the Note Agreements as of the Effective Date and do not have defaults, rights or remedies more burdensome in the aggregate to the obligors thereunder than the Indebtedness under the Note Agreements as of the Effective Date and (iii) include an obligor that is not a Credit Party pursuant to this Agreement and the other Operative Documents and (y) Guarantees of such Indebtedness by any Subsidiaries of the Sponsor;
(l)    [reserved]; and
(m)    any other unsecured Indebtedness of the Sponsor or any Subsidiary that is a Credit Party so long as after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, (w) the Total Debt to EBITDA Ratio measured as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered does not exceed the maximum threshold then permitted under Section 7.1, (x) no Credit Event or Unmatured Credit Event has occurred and is continuing, or would result therefrom, (y) the terms of such Indebtedness are not on financial and other terms that are materially more onerous in the aggregate than the Indebtedness under this Agreement and the other Operative Documents and do not have defaults, rights or remedies more burdensome in the aggregate to the obligors thereunder than the Indebtedness under this Agreement and the other Operative Documents and (z) such Indebtedness does not include an obligor that is not the Sponsor or a Guarantor pursuant to this Agreement and the other Operative Documents.
Section 8.2    Negative Pledge. The Sponsor will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired (other than any shares of stock of the Sponsor that are repurchased by the Sponsor and retired or held by the Sponsor) or, except:
(a)    Permitted Encumbrances;
(b)    any Liens on any property or asset of the Sponsor or any Subsidiary existing on the Effective Date set forth on Schedule 8.2; provided, that such Lien shall not apply to any other property or asset of the Sponsor or any Subsidiary;
(c)    purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 8.1(c), (ii) such Lien attaches to such asset concurrently or within ninety (90) days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets together with all interest, fees and costs incurred in connection therewith;
(d)    any Lien (i) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Sponsor, (ii) existing on any asset of any Person at the time such Person is merged with or into the Sponsor or any Subsidiary of the Sponsor or (iii) existing on any asset prior to the acquisition thereof by the Sponsor or any Subsidiary of the Sponsor; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;
(e)    extensions, renewals, or replacements of any Lien referred to in Sections 8.2(a) through 8.2(d); provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby; and
(f)    Liens securing the Obligations (as defined in the Credit Agreement) of the Sponsor under the Credit Agreement;
(g)    Liens on shares of stock of any Foreign Subsidiary to the extent that the Guaranteed Obligations are secured pari passu with any other Indebtedness or obligations secured thereby;
(h)    [reserved]; and
(i)    Liens securing obligations incurred in the ordinary course of business (other than Indebtedness) in an aggregate principal amount not to exceed at any time $5,000,000.
Section 8.3    Fundamental Changes.
(a)    The Sponsor will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired and including, in each case, pursuant to a Delaware LLC Division) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that (i) any Inactive Subsidiary may (A) liquidate into its immediate parent company or dissolve, (B) merge into any other Inactive Subsidiary or (C) merge into the Sponsor or any Guarantor; provided that the Sponsor or such Guarantor is the survivor of such merger, and (ii) if at the time thereof and immediately after giving effect thereto, no Credit Event shall have occurred and be continuing (A) the Sponsor or any Subsidiary may merge with a Person if the Sponsor (or if the Sponsor is not a party to such merger, such Subsidiary or, in connection with a Permitted Acquisition, such Person if upon such merger such Person becomes a Subsidiary) is the surviving Person, (B) any Subsidiary may merge into another Subsidiary or the Sponsor; provided, however, that if the Sponsor is a party to such merger, the Sponsor shall be the surviving Person; provided, further, that if any Subsidiary to such merger is a Guarantor, the Guarantor shall be the surviving Person, (C) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Sponsor or to a Guarantor, and (D) any other Subsidiary may liquidate or dissolve if the Sponsor determines in good faith that such liquidation or dissolution is in the best interests of the Sponsor, is not materially disadvantageous to the Participants, and such Subsidiary dissolves into another Guarantor or the Sponsor; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 8.4.
(b)    The Sponsor will not, and will not permit any of its Subsidiaries to, engage in any business other than (i) substantially the same business as presently conducted or such other businesses that are reasonably related thereto, including but not limited to the business of leasing and selling furniture, consumer electronics, computers, appliances and other household goods and accessories inside and outside of the United States of America, through both independently-owned and franchised stores, providing lease-purchase solutions, credit and other financing solutions to customers for the purchase and lease of such products, the manufacture and supply of furniture and bedding for lease and sale in such stores, and the provision of virtual rent-to-own programs inside and outside of the United States of America (including but not limited to point-of-sale lease purchase programs), (ii) any other businesses which are ancillary or complementary to, or reasonable extensions or expansions of, the business of the Sponsor and its Subsidiaries as conducted as of the Third Amendment Effective Date, as reasonably determined in good faith by the Sponsor and (iii) any businesses that are materially different from the business of the Sponsor and its Subsidiaries as conducted as of the Third Amendment Effective Date provided that any Investments made, funds expended or financial support provided by the Sponsor and/or its Subsidiaries in connection with such alternative lines of business shall not exceed $50,000,000 in the aggregate at any time outstanding.
Section 8.4    Investments, Loans, Etc. The Sponsor will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any Capital Stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:
(a)    Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 8.4 (including Investments in Subsidiaries);
(b)    Permitted Investments;
(c)    Permitted Acquisitions;
(d)    Investments made by the Sponsor in or to any other Credit Party and by any other Credit Party to the Sponsor or in or to another Credit Party;
(e)    loans or advances to employees, officers, directors or stockholders of the Sponsor or any Subsidiary in the ordinary course of business; provided, however, that the aggregate amount of all such loans and advances does not exceed $2,000,000 at any time outstanding;
(f)    loans to franchise operators and owners of franchises acquired or funded pursuant to the this Agreement and the other credit facility agreements referenced in Section 8.1(g);
(g)    Guarantees permitted under Section 8.1(g);
(h)    the acquisition or ownership of stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to any Guarantor or any of their Subsidiaries;
(i)    loans to and other investments in Foreign Subsidiaries; provided that, the aggregate amount of such outstanding loans to and investments in such Foreign Subsidiaries do not exceed the amount permitted under Section 8.1(j).
(j)    Investments in investment grade corporate bonds and variable rate demand notes having a rating of BBB+ (or the equivalent) or higher, at the time of acquisition thereof, from S&P or Moody’s and in either case maturing within two years from the date of acquisition thereof in an aggregate amount not to exceed $150,000,000 at any time;
(k)    [reserved];
(l)    other Investments not to exceed $75,000,000 at any time; and
(m)    other Investments not to exceed, as of any date of determination, an amount equal to three percent (3.0%) of the aggregate book value of the total assets of the Sponsor and its Subsidiaries determined on a consolidated basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered.
Section 8.5    Restricted Payments. The Sponsor will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of Capital Stock or Indebtedness subordinated to the Guaranteed Obligations of the Sponsor or any options, warrants, or other rights to purchase such Capital Stock or such subordinated Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (a) dividends payable by the Sponsor solely in shares of any class of its common stock, (b) Restricted Payments made by any Subsidiary to the Sponsor or to another Guarantor and (c) other Restricted Payments made by the Sponsor in cash so long as, (x) no Credit Event or Unmatured Credit Event has occurred and is continuing or would result therefrom and (y) after giving effect to the payment thereof on a Pro Forma Basis, the Sponsor and its Subsidiaries would be in compliance with the financial covenants in Article VII measured as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered hereunder.
Section 8.6    Sale of Assets. The Sponsor will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of (including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division), any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person other than the Sponsor or a Guarantor (or to qualify directors if required by applicable law), except (a) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business; (b) the sale of inventory and Permitted Investments in the ordinary course of business, (c) sales and dispositions permitted under Section 8.3(a) and sale and leaseback transactions permitted under Section 8.9, (d) sales of assets in connection with the sale of a store owned by Sponsor to a franchisee of the Sponsor and (e) other sales of assets made on or after the Effective Date not to exceed, as of any date of determination, an amount equal to five percent (5.0%) of the aggregate book value of the total assets of the Sponsor and its Subsidiaries determined on a consolidated basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered; provided that, in each case, any conveyance, sale, lease, assignment, transfer or other disposal of property (other than sales and dispositions of the type described in Sections 8.6(a) and 8.6(b) above) shall be subject to the provisions of Section 2.13 of the Credit Agreement.
Section 8.7    Transactions with Affiliates. The Sponsor will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Sponsor or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Sponsor and its wholly-owned Subsidiaries not involving any other Affiliates, (c) any Restricted Payment permitted by Section 8.5 and (d) transactions permitted under Section 8.4(e).
Section 8.8    Restrictive Agreements. The Sponsor will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Sponsor or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Sponsor or any other Subsidiary, to Guarantee Indebtedness of the Sponsor or any other Subsidiary or to transfer any of its property or assets to the Sponsor or any Subsidiary of the Sponsor; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement, any other Transaction Document, the Note Agreements (or in any other note purchase agreement entered into in connection with any Private Placement Debt permitted to be incurred hereunder or any other indenture, note purchase agreement or loan agreement in connection with any permitted refinancing of the debt evidenced by the Note Agreements or the Credit Documents, so long as the restrictions and conditions in such other indenture, note purchase agreement or loan agreement are no more burdensome in any material respect than those imposed by the Note Agreements or the Credit Documents), (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) Section 8.8(a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) Section 8.8(a) shall not apply to customary provisions in leases restricting the assignment thereof.
Section 8.9    Sale and Leaseback Transactions. The Sponsor will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided, however, the Sponsor may engage in such sale and leaseback transactions so long as the aggregate fair market value of all assets sold and leased back does not exceed $300,000,000 from and after the date hereof.
Section 8.10    Legal Name, State of Formation and Form of Entity. The Sponsor will not, and will not permit any Subsidiary to, without providing ten (10) days prior written notice to the Servicer (or such lesser period as the Servicer may agree), change its name, state of formation or form of organization.
Section 8.11    Accounting Changes. The Sponsor will not, and will not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the Fiscal Year of the Sponsor or of any Subsidiary, except to change the Fiscal Year of a Subsidiary to conform its Fiscal Year to that of the Sponsor.
Section 8.12    Hedging Transactions. The Sponsor will not, and will not permit any of its Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Sponsor or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Sponsor acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.
Section 8.13    Activities of Inactive Subsidiaries. Unless any Inactive Subsidiary has become a Guarantor in accordance with the terms of Section 6.10 of this Agreement, the Sponsor will not permit such Inactive Subsidiary to engage in any business activity other than (a) maintaining its existence and/or winding up its affairs and (b) activities related to the completion of any ongoing tax audits, and (x) no Credit Party shall make any additional Investment in any Inactive Subsidiary other than in connection with the business and activities set forth in Sections 8.13(a) and (b) above and (y) no Inactive Subsidiary shall incur Indebtedness of any type (including, without limitation, any guaranties).
Section 8.14    Government Regulation. The Sponsor will not, and will not permit any of its Subsidiaries to, (a) be or become subject at any time to any law, regulation, or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Participants or the Servicer from making any advance or extension of credit to the Sponsor or from otherwise conducting business with Credit Parties, or (b) fail to provide documentary and other evidence of the identity of the Credit Parties as may be reasonably requested by the Participants or the Servicer at any time to enable the Participants or the Servicer to verify the identity of the Credit Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. Section 5318.
Section 8.15    Ownership of Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, the Sponsor will not, and will not permit any of the Subsidiaries to (a) permit any Person (other than the Sponsor, any other Guarantor or any wholly owned Subsidiary thereof) to own any Capital Stock of any Subsidiary, except to qualify directors if required by applicable Requirements of Law, and except for any dispositions of Subsidiaries otherwise permitted under this Agreement, or (b) permit any Subsidiary to issue or have outstanding any shares of preferred Capital Stock.
Section 8.16    Amendment of Organizational Documents. The Sponsor will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights in a manner materially adverse to the Participants or any Credit Party under its charter, by-laws or other organizational document, except in any manner that would not have an adverse effect on the Participants, the Servicer, the Sponsor or any of its Subsidiaries.

Article IX
CREDIT EVENTS AND REMEDIES
In the event that:
Section 9.1    the Sponsor shall fail to pay any amount due hereunder; or
Section 9.2    any representation or warranty made or deemed made by or on behalf of the Sponsor or any Subsidiary in or in connection with this Agreement or any other Operative Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Servicer or the Participants by any Credit Party or any representative of any Credit Party pursuant to or in connection with this Agreement or any other Operative Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or
Section 9.3    the Sponsor shall fail to observe or perform any covenant or agreement contained in Sections 6.1, 6.2, 6.3 (solely with respect to the Sponsor’s existence) or 6.11 or Article VII or VIII; or
Section 9.4    any Credit Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in Sections 9.1, 9.2 and 9.3 above), and such failure shall remain unremedied for thirty (30) days after the earlier of (i) any officer of the Sponsor becomes aware of such failure or (ii) notice thereof shall have been given to the Sponsor by the Servicer or any Participant; or
Section 9.5    any event of default (after giving effect to any grace period) shall have occurred and be continuing under the Credit Documents, or all or any part of the obligations due and owing under the Credit Agreement are accelerated, declared to be due and payable or required to be prepaid or redeemed, in each case prior to the stated maturity thereof;
Section 9.6    the Sponsor or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or
Section 9.7    the Sponsor, any Material Subsidiary, or, to the extent such action could reasonably be expected to have a Material Adverse Effect, any other Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 9.7(i), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Sponsor or any such Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
Section 9.8    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Sponsor, any Material Subsidiary, or, to the extent such action could reasonably be expected to have a Material Adverse Effect, any other Subsidiary, or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Sponsor, any Material Subsidiary, or, to the extent such action could reasonably be expected to have a Material Adverse Effect, any other Subsidiary, or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or
Section 9.9    the Sponsor, any Material Subsidiary, or, to the extent such action could reasonably be expected to have a Material Adverse Effect, any other Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
Section 9.10    an ERISA Event shall have occurred that when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Sponsor and the Subsidiaries in an aggregate amount exceeding, as of any date of determination, an amount equal to two percent (2.0%) of the aggregate book value of the total assets of the Sponsor and its Subsidiaries determined on a consolidated basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered or otherwise having a Material Adverse Effect; or
Section 9.11    judgments and orders for the payment of money in excess of in the aggregate, as of any date of determination, an amount equal to two percent (2.0%) of the aggregate book value of the total assets of the Sponsor and its Subsidiaries determined on a consolidated basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered, to the extent not covered by insurance for which the insurance carrier has acknowledged coverage, shall be rendered against the Sponsor, any Material Subsidiary or, to the extent such action could reasonably be expected to have a Material Adverse Effect, any other Subsidiary, and to the extent such judgments or orders have not been discharged either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
Section 9.12    any non-monetary judgment or order shall be rendered against the Sponsor or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
Section 9.13    a Change in Control shall occur or exist; or
Section 9.14    any provision of any Guaranty Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Guarantor, or any Guarantor shall so state in writing, or any Guarantor shall seek to terminate its Guaranty Agreement; or
Section 9.15    there shall exist or occur any default or event of default as provided under the terms of any other Operative Document (after giving effect to any notice and cure periods set forth in such Operative Document), or any Operative Document ceases to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of the Sponsor or any other Credit Party, or at any time it is or becomes unlawful for Sponsor or any other Credit Party to perform or comply with its obligations under any Operative Document, or the obligations of the Sponsor or any other Credit Party under any Operative Document are not or cease to be legal, valid and binding on Sponsor or any such Credit Party;
then upon the occurrence and during the continuation of any such event (each, a “Credit Event”):
(a)    the Servicer may, with the consent of the Required Participants, and upon the written request of the Required Participants, shall, take any or all of the following actions, without prejudice to the rights of the Servicer or any Participant to enforce its claims against Sponsor, any other Credit Party, any Borrower or other obligor with respect to any Loan: (i) declare the Facility Commitment terminated, whereupon the Facility Commitment shall terminate immediately and any unpaid Participant Commitment Fee shall forthwith become due and payable without any other notice of any kind (with the express understanding that such termination of the Facility Commitment shall not result in a termination of the Participating Commitments of each Participant or of the obligation of the Servicer to fund any Loan Commitment); (ii)  demand that the Sponsor purchase specified or all outstanding Loans and Loan Commitments by paying to the Servicer the Loan Indebtedness of each such Loan and assuming the Servicer’s obligations under each Loan Commitment, whereupon such amount shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Sponsor (with the express understanding the limitations on Sponsor’s guaranty obligations set forth in Article X shall not apply); and (iii) take any other action and exercise any other remedy available by contract or at law; provided, that, if a Credit Event specified in Sections 9.7, 9.8 or 9.9 shall occur, the result which would occur upon the giving of notice by the Servicer to any Credit Party, shall occur automatically without the giving of any such notice; and
(b)    in addition, the Servicer may, with the consent of the Required Participants and shall, upon the written request of the Required Participants, to the extent authorized to do so pursuant to the Loan Agreements (which authorization is limited to certain specified Credit Events), (x) cease funding further Advances pursuant to the Revolving Commitments and the Line of Credit Commitments and (y) declare all Loan Indebtedness outstanding pursuant to the US Revolving Commitments, the Line of Credit Commitments, the US Term Loan Commitments and the Canadian Term Loan Commitments to be immediately due and payable in accordance with the terms of the applicable Operative Documents and exercise all rights and remedies provided under the Operative Documents.
Article X
GUARANTY
In addition to its obligations upon the occurrence of a Credit Event or a Change in Control and its other obligations pursuant to the Operative Documents, the Sponsor hereby agrees as follows:
Section 10.1    Unconditional Guaranty. The Sponsor hereby unconditionally and irrevocably guarantees to the Servicer, each Participant and any transferee of the Participants, the full and prompt payment of all of the Guaranteed Obligations relating to the Loans and all costs, charges and expenses (including reasonable attorneys’ fees) actually incurred or sustained by the Servicer or any Participant in enforcing the obligations of the Sponsor hereunder or the obligations of the Borrowers under the applicable Operative Documents. If any portion of the Loan Indebtedness with respect to any Defaulted Loan is not paid by the date specified herein, Sponsor hereby agrees to and will immediately pay the same in the applicable currency, without resort by Servicer or any Participant to any other person or party. The obligation of the Sponsor to Servicer and the Participants hereunder is primary, absolute and unconditional, except as may be specifically set forth herein. This is a guaranty of payment and not of collection. The obligations of the Sponsor pursuant to this Article X constitute a guarantee that is continuing in nature.
The Servicer may, with the consent of the Required Participants and shall, upon the written request of the Required Participants, in the event that the obligations of the Sponsor with respect to a Defaulted Loan have arisen hereunder, request that the Sponsor purchase the Defaulted Loan and related Loan Commitment from the Servicer prior to the acceleration of the Defaulted Loan pursuant to the terms of the applicable Operative Documents for an amount equal to the Loan Indebtedness with respect to such Defaulted Loan, and Sponsor shall promptly upon receipt of such request, purchase such Defaulted Loan and assume the Loan Commitment related thereto, and such purchase by the Sponsor shall be deemed to be a payment hereunder in such amount.
Section 10.2    Continuing Guaranty. The obligations of the Sponsor pursuant to this Article X constitute a guarantee which is continuing in nature and shall be effective with respect to the full amount outstanding under all Guaranteed Obligations, now existing or hereafter made or extended, regardless of the amount.
Section 10.3    Waivers. The Sponsor hereby waives notice of Servicer’s and each Participant’s acceptance of this Agreement and the creation, extension or renewal of any Loans or other Guaranteed Obligations. Sponsor hereby consents and agrees that, at any time or times, without notice to or further approval from Sponsor, and without in any way affecting the obligations of the Sponsor hereunder, Servicer and the Participants may, with or without consideration (i) release, compromise with, or agree not to sue, in whole or in part, any Borrower or any other obligor, guarantor, endorser or surety on any Loans or any other Guaranteed Obligations, (ii) renew, extend, accelerate, or increase or decrease the principal amount of any Loans or other Guaranteed Obligations, either in whole or in part, (iii) amend, waive, or otherwise modify any of the terms of any Loans or other Guaranteed Obligations or of any mortgage, deed of trust, security agreement, or other undertaking of any of the Borrowers or any other obligor, endorser, guarantor or surety in connection with any Loans or other Guaranteed Obligations, and (iv) apply any payment received from Borrowers or from any other obligor, guarantor, endorser or surety on the Loans or other Guaranteed Obligations to any of the liabilities of Borrowers or of such other obligor, guarantor, endorser, or surety which Servicer may choose, subject, however, to the rights of the Sponsor to bring a separate action for any breach of the Operative Documents pursuant to Section 10.10.
Section 10.4    Additional Actions. Subject to Section 10.10, Sponsor hereby consents and agrees that the Servicer may at any time or times, either with or without consideration, surrender, release or receive any property or other Collateral of any kind or nature whatsoever held by it or for its account securing any Loans or other Guaranteed Obligations, or substitute any Collateral so held by Servicer for other Collateral of like or different kind, without notice to or further consent from Sponsor, and such surrender, receipt, release or substitution shall not in any way affect the obligations of the Sponsor hereunder. Subject to Section 10.10, Servicer shall have full authority to adjust, compromise, and receive less than the amount due upon any such Collateral, and may enter into any accord and satisfaction agreement with respect to the same as Servicer may deem advisable without affecting the obligations of the Sponsor hereunder. Servicer shall be under no duty to undertake to collect upon such Collateral or any part thereof, and Sponsor’s obligations hereunder shall not be affected by Servicer’s alleged negligence or mistake in judgment in handling, disposing of, obtaining, or failing to collect upon or perfect a security interest in, any such Collateral.
Section 10.5    Additional Waivers. Sponsor hereby waives presentment, demand, protest, and notice of dishonor of any of the liabilities guaranteed hereby. Neither Servicer nor any Participant shall have any duty or obligation (i) to proceed or exhaust any remedy against any Borrower, any other obligor, guarantor, endorser, or surety on any Loans or other Guaranteed Obligations, or any other security held by Servicer or any Participant for any Loans or other Guaranteed Obligations, or (ii) to give any notice whatsoever to Borrowers, Sponsor, or any other obligor, guarantor, endorser, or surety on any Loans or other Guaranteed Obligations, before bringing suit, exercising rights to any such security or instituting proceedings of any kind against Sponsor, any Borrower, or any of them, and Sponsor hereby waives any requirement for such actions by Servicer or any Participant. Upon default by any Borrower and Servicer’s demand to Sponsor hereunder, Sponsor shall be held and bound to Servicer and each Participant directly as principal debtor in respect of the payment of the amounts hereby guaranteed, such liability of the Sponsor being joint and several with each Borrower and all other obligors, guarantors, endorsers and sureties on the Loans or other Guaranteed Obligations, subject, however, to the rights of the Sponsor to bring a separate action for any breach of the Operative Documents pursuant to Section 10.10.
Section 10.6    Postponement of Obligations. Until the Loan and other Guaranteed Obligations of any Borrower to the Servicer and the Participants have been paid in full (i) all present and future indebtedness of such Borrower to Sponsor (the “Subordinated Debt”) is hereby postponed to the present and future Loan Indebtedness of such Borrower to Servicer and each Participant, and all monies received from such Borrower or for its account by Sponsor with respect to such Subordinated Debt shall be received in trust for Servicer and the Participants, and promptly upon receipt, shall be paid over to Servicer for distribution to the Participants in accordance herewith until such Borrower’s Loan Indebtedness to Servicer and the Participants is fully paid and satisfied, all without prejudice to and without in any way affecting the obligations of the Sponsor hereunder; provided that unless a Loan Default or Loan Payment Default has occurred and is continuing with respect to such Borrower, the Sponsor may accept and retain any payments made by such Borrower to the Sponsor in the ordinary course of business, and (ii) Sponsor shall not have any rights of subrogation or otherwise to participate in any security held by the Servicer for any Loan to such Borrower or any other Guaranteed Obligations arising therefrom, and Sponsor hereby waives such rights until such time as such Loan and other Guaranteed Obligations have been paid in full to the Servicer and each Participant (whether by repurchase by the Sponsor, pursuant to this Article X or otherwise).
Section 10.7    Effect on Additional Guaranties. The obligations of the Sponsor pursuant to this Article X are in addition to, and are not intended to supersede or be a substitute for any other guarantee, suretyship agreement, or instrument which Servicer may hold in connection with any Loans or other Guaranteed Obligations.
Section 10.8    Reliance on Guaranty and Purchase Obligation; Disclaimer of Liability. Sponsor expressly acknowledges and agrees that each of the Servicer and the Participants, in making its credit decision with regard to the funding of the Loans, will rely solely upon the guaranty and purchase obligation of the Sponsor set forth above and that neither the Servicer nor any Participant is under any obligation or duty to perform any credit analysis or investigation with regard to the creditworthiness of any Borrower. In addition, the Servicer expressly disclaims any responsibility or liability for the authenticity of signatures on any of the Loan Documents (other than the Servicer’s), the authority of the Persons executing the Loan Documents (other than the Servicer) or the enforceability or compliance with laws of any of the Loan Documents.
SPONSOR EXPRESSLY ACKNOWLEDGES AND AGREES THAT SPONSOR’S GUARANTY OBLIGATIONS TO PURCHASE LOANS UNDER THIS AGREEMENT ARE ABSOLUTE AND UNCONDITIONAL. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SPONSOR’S OBLIGATION SHALL NOT BE AFFECTED BY THE EXISTENCE OF ANY DEFAULT BY ANY BORROWER UNDER THE APPLICABLE LOAN DOCUMENTS, ANY EXCHANGE, RELEASE OR NONPERFECTION OF ANY LIEN WITH RESPECT TO ANY COLLATERAL SECURING PAYMENT OF ANY LOAN, THE SUBSTITUTION OR RELEASE OF ANY ENTITY PRIMARILY OR SECONDARILY LIABLE FOR ANY LOAN, ANY LACK OF ENFORCEABILITY OF ANY LOAN DOCUMENT, ANY LAW, REGULATION, OR ORDER OF ANY JURISDICTION AFFECTING ANY LOAN OR LOAN DOCUMENT OR THE RIGHTS OF THE HOLDER THEREOF, ANY CHANGE IN THE CONDITION OR PROSPECTS OF THE SPONSOR, INCLUDING WITHOUT LIMITATION, INSOLVENCY, BANKRUPTCY, REORGANIZATION OR SIMILAR PROCEEDING, OR ANY OTHER CIRCUMSTANCE WHICH MIGHT, BUT FOR THE PROVISIONS OF THIS PARAGRAPH, CONSTITUTE A LEGAL OR EQUITABLE DISCHARGE OF THE SPONSOR’S OBLIGATIONS HEREUNDER. SPONSOR’S OBLIGATIONS HEREUNDER SHALL NOT BE AFFECTED BY ANY SET-OFF OR CLAIM WHICH IT MIGHT HAVE AGAINST THE SERVICER OR ANY PARTICIPANT, WHETHER ARISING OUT OF THIS AGREEMENT OR OTHERWISE, BUT SUBJECT TO SECTION 10.11 BELOW.
Section 10.9    Reinstatement of Obligations. The obligations of the Sponsor pursuant to the Operative Documents shall continue to be effective or be reinstated, as the case may be, if at any time payment or any part thereof, of principal of, interest on or any other amount with respect to any Loan or any obligation of the Sponsor pursuant to the Operative Documents is rescinded or must otherwise be restored by the Servicer or any Participant upon the bankruptcy or reorganization of the Sponsor, any Borrower or any guarantor or otherwise.
Section 10.10    Right to Bring Separate Action. Nothing contained in this Article X shall be construed to affect any other right that Sponsor may otherwise have under this Agreement, or any Operative Document or Loan Documents, at law or in equity to institute an action or assert a claim against the Servicer or any Participant based upon a breach of Servicer’s or such Participant’s obligations set forth in the Operative Documents or Loan Documents or to assert a compulsory counterclaim with respect thereto and any waiver of notice or other matter set forth in this Article X shall not affect Sponsor’s right to seek damages arising from the failure of the Servicer to give such notice otherwise required by the terms of the Operative Documents or Loan Documents.
Section 10.11    Subordination of Liens. The Sponsor hereby subordinates the lien and priority of the Sponsor’s existing and future liens and other interests, if any, in and to the Collateral to the Servicer’s existing and future interest in the Collateral under the Loan Documents notwithstanding the time of attachment of the interests of the Sponsor or the Servicer or the time the Loan Indebtedness or the Subordinated Debt is incurred. Notwithstanding anything to the contrary contained in this Agreement, under applicable law or otherwise, in the event that the liens of the Servicer are at any time unperfected with respect to any or all of the Collateral, the lack of perfection by the Servicer as to any such Collateral shall not affect the validity, enforceability or priority of any lien on the Collateral in favor of the Sponsor. In any such event, the liens of the Sponsor shall have priority over any and all other Liens in favor of any third party with respect to the Collateral (including, but not limited to any trustee under the Bankruptcy Code) and the Sponsor shall be, and is hereby constituted, as the Servicer’s agent and bailee for purposes of perfection of the Liens of the Servicer in the Collateral such that the Lien in favor of the Sponsor shall be held by the Sponsor for the benefit of the Servicer and the proceeds of any disposition of the Collateral of any Borrower shall be and are in all respects subject to the priority of right to payment and satisfaction of first, the Loan Indebtedness of such Borrower and then, the Subordinated Debt with respect to such Borrower. The lien priorities provided in this Section 10.11 shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement or refinancing of either the applicable Loan Indebtedness or the Subordinated Debt, nor by any action or inaction which either the Servicer or the Borrowers may take or fail to take in respect of the Collateral, except as otherwise provided above in this Section 10.11.
Section 10.12    Exercise of Remedies With Respect to Collateral.
(a)    Until the Loan Indebtedness of any Borrower has been fully and indefeasibly paid in cash, the Sponsor shall not, without the prior written consent of the Servicer, ask, demand, assign, declare a default under, sue for, liquidate, sell, foreclose, set off, collect, accept a surrender, petition, commence or otherwise initiate any bankruptcy action (or join any other Person in so doing) against the Borrower or its assets or otherwise realize or seek to realize upon all or any part of the Collateral without the prior written consent of the Servicer or as expressly authorized hereunder. In the event that following the occurrence of a Loan Default, the Servicer may from time to time execute releases, partial releases, terminations, reconveyances, subordinations or other documents releasing or otherwise limiting the Servicer’s interests in the Collateral in connection with the exercise of the Servicer’s remedies or the refinancing of the Defaulted Loan, the Sponsor agrees to execute and deliver at such time such further documents as the Servicer may require to effect a corresponding change to the Sponsor’s position in the same Collateral.
(b)    In the event that the Loan Indebtedness of any Defaulted Loan is not repaid or repurchased by the Sponsor as set forth herein, the Servicer, on behalf of the Participants, shall have the exclusive right to exercise and enforce all privileges and rights with respect to the Collateral according to the Servicer’s discretion and the exercise of its business judgment, including, without limitation, the exclusive right to take or retake control or possession of such Collateral and to hold, prepare for sale, process, sell, lease, dispose of, or liquidate such Collateral.
(c)    Only the Servicer, acting on behalf of the Participants, shall have the right to restrict or permit, or approve or disapprove, the sale, transfer or other disposition of Collateral following the occurrence of a Loan Default where the Loan Indebtedness is not repaid or repurchased by the Sponsor in accordance with the terms hereof. In the event the Servicer releases its Liens on all or any part of the Collateral, the Sponsor will, immediately upon the request of the Servicer, release its Liens upon the same Collateral, but only to the extent such Collateral is sold or otherwise disposed of by the Borrower with the consent of the Servicer or in a commercially reasonable manner by the Servicer or its agents. The Sponsor will immediately deliver such releases, acknowledgments and other documents as the Servicer may require in connection therewith.
(d)    In exercising its rights pursuant to this Section 10.12, the Servicer agrees that it will not release Liens or Collateral or commence enforcement actions under the Loan Documents without the direction of the Required Participants. The Servicer agrees to administer the Loan Documents and the Collateral and to make such demands and give such notices thereunder as the Required Participants may request and to take such action to enforce the Loan Documents and to realize upon, collect and dispose of the Collateral as the Required Participants may direct. The Servicer shall not be required to take any action that is, in its opinion, contrary to law or the terms of the Loan Documents or the Operative Documents or that would, in the opinion of the Servicer, subject it or any of its officers, employees, agents or directors to liability and the Servicer shall not be required to take any action unless and until it is indemnified to its satisfaction by the Participants for any loss, cost or liability resulting from any required action.
(i)    The Servicer may at any time request directions from the Required Participants as to any course of action or other matter relating hereto or relating to any of the Loan Documents. Except as otherwise provided in this Agreement, directions of the Required Participants shall be binding on all Participants hereunder.
(ii)    Nothing set forth in this Section 10.12 shall modify the rights of the Servicer set forth in Section 3.1.
Section 10.13    Rights Of Sponsor Upon Payment; Cooperation By Servicer. Upon receipt by the Servicer of payment in full of the Loan Indebtedness of a Defaulted Borrower by Sponsor, Sponsor shall be subrogated to the rights of the Servicer with respect to such Loan Indebtedness and the Servicer shall be deemed to have assigned to Sponsor, and Sponsor shall, to the extent permitted by applicable law, automatically, immediately and without further action by any Person, be entitled to, all rights and remedies that the Servicer may have had against the Defaulted Borrower and any other Persons primarily or secondarily liable on such Loan Indebtedness, including without limitation the right to resort to any and all Collateral which secures such Loan Indebtedness, and the Sponsor shall, automatically, immediately and without further action, be deemed to have assumed all obligations of the Servicer under the Loan Commitment and the Operative Documents with respect to such Loan Indebtedness, and the Servicer shall be released from any further obligations with respect thereto. The Servicer agrees that, upon receipt of payment in full of such Loan Indebtedness, the Servicer shall:
(a)    execute on a timely basis, without recourse, representation or warranty of any kind (except as to its own title), all such instruments and documents as are reasonably requested in order to evidence Sponsor’s rights hereunder or permit Sponsor to exercise such rights;
(b)    permit Sponsor at reasonable times and as often as may be reasonably requested to discuss with appropriate Servicer employees and officers the Servicer’s experience, relationships, books, accounts and files and to review the Servicer’s loan files relating to the purchased Defaulted Loan (and Sponsor hereby agrees to keep all such information confidential); and
(c)    otherwise reasonably cooperate with Sponsor in the exercise of the Sponsor’s rights.
Sponsor shall reimburse the Servicer for its expenses reasonably and actually incurred in complying with this Section 10.13.
Article XI
INDEMNIFICATION
Section 11.1    Indemnification.
(a)    In addition to the other rights of the Servicer and the Participants hereunder, Sponsor hereby agrees to protect, indemnify and save harmless the Servicer, each Participant, and the officers, directors, shareholders, employees, agents and representatives thereof (each an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including, without limitation, reasonable attorney fees and costs actually incurred), expenses or disbursements of any kind or nature whatsoever, whether direct, indirect, consequential or incidental, with respect to or in connection with or arising out of (i) the execution and delivery of this Agreement, any other Operative Document or any agreement or instrument contemplated hereby or thereby, including without limitation, the Loan Documents, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby, (ii) the making or administration of the Loan Commitments, the Loans or any of them, including any violation of federal or state usury or other laws; provided that with respect to clauses (i) and (ii), Sponsor shall have no obligation to indemnify the Servicer and all Participants with respect to legal fees and expenses for more than one (1) counsel’s reasonable fees and expenses, (iii) the enforcement, performance and administration of this Agreement or the Loan Documents or any powers granted to the Servicer hereunder or under any Loan Documents, (iv) any misrepresentation of the Sponsor hereunder, (v) any matter arising pursuant to any Environmental Laws as a result of the Collateral or (vi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether or not the Indemnified Party is a named party thereto, except to the extent that such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party or arise solely from the nonpayment of any Loan Indebtedness notwithstanding the performance by Sponsor of all of its obligations under the Operative Documents relating to such Loan Indebtedness.
(b)    Without limiting the generality of the foregoing, and separate and apart from any obligation of the Sponsor pursuant to Article X, Sponsor agrees to indemnify and hold harmless each Indemnified Party from and against, and on demand will pay or reimburse any Indemnified Party for, any and all (i) liabilities arising from a breach of any representation or warranty made by Sponsor hereunder (whether or not Sponsor’s obligations under Article X have been satisfied), (ii) any breach by Sponsor of its agreements with the Borrowers, (iii) any overadvance to any Borrower caused by the transfer of ACH transfer instructions from the Aaron’s Proprietary System to the Servicer by Sponsor resulting in aggregate advances to such Borrower in excess of the Loan Commitment to such Borrower, and (iv) any breach by Sponsor of the terms of its MicroACH Service Agreement with the Servicer or any failure by Sponsor to maintain such agreement in full force and effect.
(c)    This indemnity shall survive the termination of this Agreement.
Section 11.2    Notice Of Proceedings; Right To Defend
(a)    Any Person with an indemnification claim (or potential claim) pursuant to Section 11.1 (“Potential Indemnitee”) agrees to notify Sponsor (the “Potential Indemnitor”) in writing within a reasonable time after receipt by it of written notice of the commencement of any administrative, legal or other proceeding, suit or action by a Person (other than Indemnitee or an affiliate thereof), if a claim for indemnification may be made by the Potential Indemnitee against the Potential Indemnitor under this Article XI.
(b)    Following receipt by the Potential Indemnitor of any such notice from a Potential Indemnitee, (an “Indemnity Notice”), the Potential Indemnitor shall be entitled at its own cost and expense to investigate and participate in the proceeding, suit or action referred to in the Indemnity Notice. At such time as the Potential Indemnitor shall have acknowledged in writing to the Potential Indemnitee that it will pay any judgment, damages, or losses incurred by the Potential Indemnitee in the proceeding, suit or action referred to in the Indemnity Notice other than those for gross negligence or willful misconduct on the part of the Potential Indemnitee (at which time the Potential Indemnitor shall be deemed to be the “Indemnitor” and the Potential Indemnitee shall be deemed to be the “Indemnitee”), the Indemnitor shall be entitled, to the extent that it shall desire, to assume the defense of such proceeding, suit or action, with counsel reasonably satisfactory to the Indemnitee. If the Indemnitor shall so assume the defense of such proceeding, suit or action, the Indemnitor shall conduct such defense with due diligence and at its own cost and expense.
(c)    In the event that the Indemnitor so assumes the defense of such proceeding, suit or action, the Indemnitor shall not be entitled to settle such proceeding, suit or action without the written consent of the Indemnitee; provided that in the event that the Indemnitee does not consent to such settlement (such consent not to be unreasonably withheld or delayed) (i) the Indemnitor’s indemnification liability in connection with such proceeding, suit or action shall not exceed the amount of such proposed settlement and (ii) Indemnitee shall assume and pay all costs and expenses, including reasonable attorneys’ fees, incurred by Indemnitor from the date that the Indemnitor presented the Indemnitee the terms of the proposed settlement. An Indemnitor shall not be liable to an Indemnitee for any settlement of a claim in any proceeding, suit or other action referred to in an Indemnity Notice, consented to by the Indemnitee without the consent of the Indemnitor.
(d)    A Potential Indemnitor shall be liable to a Potential Indemnitee for a settlement of a claim in any proceeding, suit or other action referred to in an Indemnity Notice consented to by such Potential Indemnitee only if (i) such Potential Indemnitor first had a reasonable opportunity to investigate such claim and participate in such proceeding, suit or action, (ii) the Potential Indemnitee gave the Potential Indemnitor at least ten (10) Business Days’ notice of the proposed terms of such settlement prior to entering into such settlement and (iii) the Potential Indemnitor did not acknowledge in writing to the Potential Indemnitee, by the expiration of such ten (10) Business Days period, or such longer period as may be agreed to by the Potential Indemnitee and Potential Indemnitor that it would pay any judgment, damages or losses incurred by the Potential Indemnitee in such proceeding suit or action.
Section 11.3    Third Party Beneficiaries. No Persons shall be deemed to be third party beneficiaries of this Agreement. Except as expressly otherwise provided in this Agreement, this Agreement is solely for the benefit of the Sponsor and the Servicer, the Participants and their respective successors and permitted assigns, and no other Person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.
Article XII
SURVIVAL OF LOAN FACILITY
The terms of this Agreement shall survive the termination of the Facility Commitment hereunder and the termination of any Loan Commitment established pursuant the terms hereof until the indefeasible payment in full of each of the Loans outstanding hereunder and Article XIII shall survive the termination of this Agreement upon such repayment.
Article XIII
CONDITIONS PRECEDENT
This Agreement shall not become effective, the Sponsor shall have no rights under this Agreement and neither the Servicer nor the Participants shall be obligated to take, fulfill or perform any action hereunder, until the following conditions have been fulfilled to the satisfaction of the Servicer:
Section 13.1    Receipt of Documents.
The Servicer shall have received the following, each dated as of the Effective Date, in form and substance satisfactory to the Servicer and (except in the case of the Fee Letter) the Participants:
(a)    Duly executed counterparts of this Agreement.
(b)    Duly executed Servicing Agreement.
(c)    Duly executed counterparts of the Guaranty Agreement and the Fee Letter.
(d)    A duly executed closing certificate of the Sponsor, in form and substance satisfactory to the Servicer and each Participant.
(e)    A duly executed certificate of the Sponsor identifying the Authorized Signatories, in form and substance satisfactory to the Servicer and each Participant;
(f)    Copies of the organizational papers of the Sponsor and each Guarantor, certified as true and correct by the Secretaries of State of their respective states of incorporation, and certificates from the Secretaries of State of such states of incorporation certifying Sponsor’s and each Guarantor’s good standing as a corporation in such State.
(g)    A certificate of the Secretary or Assistant Secretary of each of the Sponsor and each Guarantor certifying (i) the names and true signatures of the officers of the Sponsor and each Guarantor authorized to execute the Guaranty Agreement, this Agreement, the Servicing Agreement and the other Operative Documents to be delivered hereunder to which each is a party, (ii) the bylaws of the Sponsor and each Guarantor, respectively, and (iii) the resolutions of the Board of Directors of each of the Sponsor and each Guarantor, respectively, approving the Operative Documents to which each is a party and the transactions contemplated hereby.
(h)    A favorable written opinion of Kilpatrick Townsend & Stockton LLP, counsel for Sponsor and Guarantors, in a form satisfactory to the Servicer and each Participant and covering such matters relating to the transactions contemplated hereby as the Servicer may reasonably request.
(i)    (A) Audited financial statements of the Sponsor and its Subsidiaries for the period ending December 31, 2016 and (B) financial projections for the Sponsor and its Subsidiaries for the next five (5) Fiscal Years;
(j)    A copy of the duly executed Credit Agreement and the other Credit Documents in form and substance reasonably acceptable to the Servicer;
(k)    certified copies of amendments to the Note Agreements and any material documents related thereto, each in form and substance reasonably satisfactory to the Servicer;
(l)    All documentation and other information with respect to the Credit Parties that the Sponsor or any Participant reasonably believes is required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act;
(m)    All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident hereto or delivered in connection therewith shall be satisfactory in form and substance to the Servicer and the Participants; and
(n)    Each of the Participants shall have received a duly executed Participation Certificate from the Servicer.
Section 13.2    Effect of Amendment and Restatement. Upon this Agreement becoming effective pursuant to Section 13.1, from and after the Effective Date:
(a)    (1) all terms and conditions of the Existing Loan Facility Agreement and any other Operative Document, as amended by this Agreement and the other Operative Documents being executed and delivered on the Effective Date, continue in full force and effect, as amended hereby, and shall constitute the legal, valid, binding and enforceable obligations of the Sponsor and its Subsidiaries party thereto to the Servicer and the Participants; (2) the terms and conditions of the Existing Loan Facility Agreement shall be amended as set forth herein and, as so amended, shall be restated in their entirety, but only with respect to the rights, duties and obligations among Sponsor, Participants and the Servicer accruing from and after the Effective Date; (3) all indemnification obligations of the Sponsor and its Subsidiaries under the Existing Loan Facility Agreement or any other “Operative Document” (as defined in the Existing Loan Facility Agreement) shall survive the execution and delivery of this Agreement and shall continue in full force and effect for the benefit of the Servicer, the Participants, and any other Person indemnified under the Existing Loan Facility Agreement or such other “Operative Document” at any time prior to the Effective Date; (4) any and all references in the Operative Documents to the Existing Loan Facility Agreement shall, without further action of the parties, be deemed a reference to the Existing Loan Facility Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended or amended and restated from time to time hereafter and (5) all Existing Loans, Existing Loan Commitments and Existing Notes shall, to the extent outstanding on the Effective Date, be deemed to be US Loans, US Loan Commitments and US Term Notes or US Revolving Notes, respectively, outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such Loans, Loan Commitments and Notes, or any of the other rights, duties and obligations of the parties hereunder; and
(b)    (i) each Participant shall be deemed to have sold, assigned, transferred and conveyed to the Servicer, without recourse or warranty, such Participant’s undivided percentage ownership interest in the Participant’s Interest as in effect immediately prior to the effectiveness of this Agreement, (ii) Servicer shall be deemed to have sold, assigned, transferred and conveyed to the Participants, without recourse or warranty, and each Participant shall be deemed to have purchased from the Servicer, an undivided percentage ownership interest equal to each Participant’s Pro Rata Share of the Participating Commitments after giving effect to this Agreement in the Participant’s Interest, (iii) the Participant Fundings shall be reallocated by the Participants such that each Participant has funded its Pro Rata Share based upon its Participating Commitment after giving effect to this Agreement and (iv) the Servicer shall issue to each Participant a Participation Certificate (which shall be deemed to automatically replace any existing Participation Certificates) reflecting the relevant Participant’s revised Participating Commitment Amount.
Article XIV
THE SERVICER
Section 14.1    Appointment of Servicer as Agent. To the extent of its ownership interest in the Loans, each Participant hereby designates Servicer as its agent to administer all matters concerning the Loans and to act as herein specified. Each Participant hereby irrevocably authorizes the Servicer to take such actions on its behalf under the provisions of this Agreement, the other Operative Documents, and all other instruments and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Servicer by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Servicer may perform any of its duties hereunder by or through its agents or employees.
Section 14.2    Nature of Duties of Servicer. The Servicer shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Operative Documents. None of the Servicer nor any of its respective officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The Servicer shall not have by reason of this Agreement a fiduciary relationship in respect of any Participant; and nothing in this Agreement, express or implied, is intended to or shall be so construed as to impose upon the Servicer any obligations in respect of this Agreement or the other Operative Documents except as expressly set forth herein.
Section 14.3    Lack of Reliance on the Servicer.
(a)    Independently and without reliance upon the Servicer, each Participant, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of the Credit Parties, and, except as expressly provided in this Agreement, the Servicer shall have no duty or responsibility, either initially or on a continuing basis, to provide any Participant with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.
(b)    The Servicer shall not be responsible to any Participant for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement, the Guaranty Agreement, and Loan Document or any other documents contemplated hereby or thereby, or the financial condition of the Credit Parties or any Borrower, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Guaranty Agreement or the other documents contemplated hereby or thereby, or the financial condition of the Credit Parties or any Borrower, or the existence or possible existence of any Unmatured Credit Event or Credit Event.
Section 14.4    Certain Rights of the Servicer. If the Servicer shall request instructions from the Required Participants with respect to any action or actions (including the failure to act) in connection with this Agreement, the Servicer shall be entitled to refrain from such act or taking such act, unless and until the Servicer shall have received instructions from the Required Participants; and the Servicer shall not incur liability in any Person by reason of so refraining. Without limiting the foregoing, no Participant shall have any right of action whatsoever against the Servicer as a result of the Servicer acting or refraining from acting hereunder in accordance with the instructions of the Required Participants.
Section 14.5    Reliance by Servicer. The Servicer shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cable gram, radiogram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. The Servicer may consult with legal counsel (including counsel for any Credit Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
Section 14.6    Indemnification of Servicer. To the extent the Servicer is not reimbursed and indemnified by the Credit Parties, each Participant will reimburse and indemnify the Servicer, ratably according to the respective Pro Rata Shares, in either case, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Servicer in performing its duties hereunder, in any way relating to or arising out of this Agreement or the other Operative Documents; provided that no Participant shall be liable to the Servicer for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Servicer’s gross negligence or willful misconduct.
Section 14.7    The Servicer in its Individual Capacity. With respect to its obligations under this Agreement and the amounts advanced by it, the Servicer shall have the same rights and powers hereunder as any other Participant and may exercise the same as though it were not performing the duties specified herein; and the terms “Participants”, “Required Participants”, or any similar terms shall, unless the context clearly otherwise indicates, include the Servicer in its individual capacity. The Servicer may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Consolidated Companies or any affiliate of the Consolidated Companies as if it were not performing the duties specified herein, and may accept fees and other consideration from the Consolidated Companies for services in connection with this Agreement and otherwise without having to account for the same to the Participants.
Section 14.8    Holders of Participation Certificates. The Servicer may deem and treat the payee of any Participation Certificate as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Servicer. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Participation Certificate shall be conclusive and binding on any subsequent holder, transferee or assignee of such Participation Certificate or of any Participation Certificate or Participation Certificates issued in exchange therefor.
Article XV
MISCELLANEOUS
Section 15.1    Notices.
(a)    Written Notices.
(i)    Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Sponsor:	Aaron’s, Inc. 400 Galleria Parkway SE, Suite 300 Atlanta, GA 30339 Attn: Chief Financial Officer Telecopy Number: (855) 778-8565
with a copy to:
Aaron’s, Inc.
400 Galleria Parkway SE, Suite 300
Atlanta, GA 30339
Attn: General Counsel
Telecopy Number: (855) 778-8565

To the Servicer:	Aaron’s Program Manager Truist Bank Program Lending 3333 Peachtree Road, N.E., 3rd Floor Mail Code 1802 Atlanta, Georgia 30326

With a copy to:	Truist Bank Agency Services 303 Peachtree Street, N.E. / 25th Floor Atlanta, Georgia 30308 Attention: Agency Services Telecopy Number: (404) 495-2170

To any other Participant:
the address set forth on the on such Participant’s signature page hereof, or such other address or applicable teletransmission number as such party may hereafter specify by notice to the Servicer and Sponsor

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to the Servicer shall not be effective until actually received by such Person at its address specified in this Section 15.1.
(ii)    Any agreement of the Servicer and the Participants herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Sponsor. The Servicer and the Participants shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Sponsor to give such notice and the Servicer and the Participants shall not have any liability to the Sponsor or other Person on account of any action taken or not taken by the Servicer or the Participants in reliance upon such telephonic or facsimile notice. The obligation of the Sponsor to repurchase the Loans and Loan Commitments and all other obligations and Guarantees hereunder shall not be affected in any way or to any extent by any failure of the Servicer and the Participants to receive written confirmation of any telephonic or facsimile notice or the receipt by the Servicer and the Participants of a confirmation which is at variance with the terms understood by the Servicer and the Participants to be contained in any such telephonic or facsimile notice.
(b)    Electronic Communications.
(i)    Notices and other communications to the Participants hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by Servicer; provided that the foregoing shall not apply to notices to any Participant pursuant to Article II unless such Participant and Servicer have agreed to receive notices under such Article by electronic communication and have agreed to the procedures governing such communications. Servicer or Sponsor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(ii)    Unless Servicer otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing Section 15.1(b)(ii)(A) of notification that such notice or communication is available and identifying the website address therefor.
(iii)    The Sponsor agrees that the Servicer may, but shall not be obligated to, make Communications (as defined below) available to the Participants by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic system (each, an “Electronic System”).
(iv)    Any Electronic System used by the Servicer is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Servicer or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Participant or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Servicer’s transmission of Communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Operative Document or the transactions contemplated therein which is distributed by the Servicer or any Participant by means of electronic communications pursuant to this Section 15.1, including through an Electronic System.
Section 15.2    Amendments, Etc. No amendment or waiver of any provision of this Agreement or the other Operative Documents, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Participants (and in the case of any amendment, the applicable Credit Party), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by all the Participants do any of the following: (i) waive any of the conditions specified in Section 2.1 or 13.1, (ii) increase the Participating Commitment Amounts or contractual obligations of the Participants to Servicer or Sponsor under this Agreement, (iii) reduce the principal of, or interest on, the Participation Certificates or any fees hereunder, (iv) postpone any date fixed for the payment in respect of principal of, or interest on, the Participation Certificates or any fees hereunder, (v) agree to release any Guarantor from its obligations under any Guaranty Agreement or the Sponsor from its obligations pursuant to this Agreement, (vi) modify the definition of “Required Participants,” or (vii) modify Section 2.9, Article IV, Article X or this Section 15.2. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Servicer in addition to the Participants required hereinabove to take such action, affect the rights or duties of the Servicer under this Agreement or under any other Operative Document or Loan Document. In addition, notwithstanding the foregoing, the Servicer and the Sponsor may, without the consent of or notice to the Participants, enter into amendments, modifications or waivers with respect to the Servicing Agreement and the Fee Letter as long as such amendments or modifications do not conflict with the terms of this Agreement. Notwithstanding anything to the contrary herein, no Defaulting Participant shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Participating Commitment of such Defaulting Participant may not be increased or extended, and amounts payable to such Defaulting Participant hereunder may not be permanently reduced without the consent of such Defaulting Participant (other than reductions in fees and interest in which such reduction does not disproportionately affect such Defaulting Participant).
Section 15.3    No Waiver; Remedies Cumulative. No failure or delay on the part of the Servicer or any Participant in exercising any right or remedy hereunder or under any other Operative Document, and no course of dealing between any Credit Party and the Servicer or any Participant shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder or under any other Operative Document preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Servicer or any Participant would otherwise have. No notice to or demand on any Credit Party not required hereunder or under any other Operative Document in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Servicer or the Participants to any other or further action in any circumstances without notice or demand.
Section 15.4    Payment of Expenses, Etc. Sponsor shall:
(a)    whether or not the transactions hereby contemplated are consummated, pay all reasonable, out-of-pocket costs and expenses of the Servicer in the administration (both before and after the execution hereof and including reasonable expenses actually incurred relating to advice of counsel as to the rights and duties of the Servicer and the Participants with respect thereto) of, and in connection with the preparation, execution and delivery of, preservation of rights under, enforcement of, and, after a Unmatured Credit Event or Credit Event, refinancing, renegotiation or restructuring of, this Agreement and the other Operative Documents and the documents and instruments referred to therein, and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees actually incurred and disbursements of counsel for the Servicer), and in the case of enforcement of this Agreement or any Operative Document after a Credit Event, all such reasonable, out-of-pocket costs and expenses (including, without limitation, the reasonable fees actually incurred and reasonable disbursements and changes of counsel), for any of the Participants; and
(b)    Pay and hold the Servicer and each of the Participants harmless from and against any and all present and future stamp, documentary, and other similar Taxes with respect to this Agreement, the Participation Certificates, the Loan Documents and any other Operative Documents, any collateral described therein, or any payments due thereunder, and save the Servicer and each Participant harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such Taxes.
Section 15.5    Right of Setoff. In addition to and not in limitation of all rights of offset that any Participant may have under applicable law, each Participant shall, upon the occurrence of any Credit Event and whether or not such Participant has made any demand or any Credit Party’s obligations have matured, have the right to appropriate and apply to the payment of any Credit Party’s obligations hereunder and under the other Operative Documents, all deposits of any Credit Party (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by such Participant or other holder to any Credit Party, whether or not related to this Agreement or any transaction hereunder.
Section 15.6    Benefit of Agreement; Assignments; Participations.
(a)    This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that Sponsor may not assign or transfer any of its interest hereunder without the prior written consent of the Participants.
(b)    Any Participant may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Participant.
(c)    Each Participant may assign all of its interests, rights and obligations under this Agreement (including all of its Participating Commitments and the Funded Participation at the time owing to it and the Participation Certificates held by it) to any Eligible Assignee; provided, however, that (i) the Sponsor and the Servicer shall each have given its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) unless such assignment is to an Affiliate of the assigning Participant or, in the case of the Sponsor, unless a Credit Event has occurred and is continuing hereunder, (ii) unless the Participant is assigning its entire Participating Commitment, the Participating Commitment Amount of the assigning Participant subject to each assignment (determined as of the date the assignment and acceptance with respect to such assignment is delivered to the Servicer) shall not be less than the lesser of (x) 50% of the amount of its original Participating Commitment or (y) $1,000,000, and (iii) the parties to each such assignment shall execute and deliver to the Servicer an Assignment and Acceptance, together with the Participation Certificate subject to such assignment and, unless such assignment is to an Affiliate of such Participant, a processing and recordation fee of $1,000. Within ten (10) Business Days after receipt of the notice and the Assignment and Acceptance, Servicer shall execute and deliver, in exchange for the surrendered Participation Certificate, a new Participation Certificate to the order of the assignor and such assignee in a principal amount equal to the applicable Participating Commitment Amount retained and assumed by it, respectively, pursuant to such Assignment and Acceptance. Such new Participation Certificate shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Participation Certificate, shall be dated the date of the surrendered Participation Certificate which it replaces, and shall otherwise be in substantially the form attached hereto.
(d)    Each Participant may, without the consent of the Sponsor or the Servicer, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Participating Commitment and the Funded Participation owing to it); provided, however, that (i) no Participant may sell a participation in its Participating Commitment (after giving effect to any permitted assignment hereof) unless it retains an aggregate exposure of 25% of its original Participating Commitment Amount; provided, however, sales of participations to an Affiliate of such Participant shall not be included in such calculation; provided, however, no such maximum amount shall be applicable to any such participation sold at any time there exists an Credit Event hereunder, (ii) such Participant’s obligations under this Agreement shall remain unchanged, (iii) such Participant shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iv) the participating bank or other entity shall not be entitled to the benefit (except through its selling Participant) of the cost protection provisions contained in Article II of this Agreement, and (v) Sponsor, Servicer and the other Participants shall continue to deal solely and directly with each Participant in connection with such Participant’s rights and obligations under this Agreement and the other Operative Documents, and such Participant shall retain the sole right to enforce the obligations of the Sponsor relating to the Loans and to approve any amendment, modification or waiver of any provisions of this Agreement (other than an amendment requiring approval of 100% of the Participants). Each Participant shall promptly notify in writing the Servicer and the Sponsor of any sale of a participation hereunder and shall certify to Sponsor and Servicer its compliance with the terms hereof.
(e)    Any Participant or participant may, in connection with the assignment or participation or proposed assignment or participation, pursuant to this Section 15.6, disclose to the assignee or participant or proposed assignee or participant any information relating to Sponsor or the other Consolidated Companies furnished to such Participant by or on behalf of the Sponsor or any other Consolidated Company. With respect to any disclosure of confidential, non-public, proprietary information, such proposed assignee or participant shall agree to use the information only for the purpose of making any necessary credit judgments with respect to this credit facility and not to use the information in any manner prohibited by any law, including without limitation, the securities laws of the United States. The proposed participant or assignee shall agree not to disclose any of such information except (i) to directors, employees, auditors or counsel to whom it is necessary to show such information, each of whom shall be informed of and shall acknowledge the confidential nature of the information, (ii) in any statement or testimony pursuant to a subpoena or order by any court, governmental body or other agency asserting jurisdiction over such entity, or as otherwise required by law (provided prior notice is given to Sponsor and the Servicer unless otherwise prohibited by the subpoena, order or law), and (iii) upon the request or demand of any regulatory agency or authority with proper jurisdiction. The proposed participant or assignee shall further agree to return all documents or other written material and copies thereof received from any Participant, the Servicer or Sponsor relating to such confidential information unless otherwise properly disposed of by such entity.
(f)    Any Participant may at any time assign all or any portion of its rights in this Agreement to a Federal Reserve Bank; provided that no such assignment shall release the Participant from any of its obligations hereunder.
(g)    Notwithstanding any provision of this Agreement to the contrary, the Servicer, together with its Affiliates, shall at all times retain a Participating Commitment in an amount at least equal to 51% of the aggregate principal amount of all outstanding Loan Commitments.
Section 15.7    Governing Law; Submission to Jurisdiction.
(a)    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF GEORGIA.
(b)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT MAY BE BROUGHT IN THE SUPERIOR COURT OF FULTON COUNTY, GEORGIA, OR ANY OTHER COURT OF THE STATE OF GEORGIA OR OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF GEORGIA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, SPONSOR HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY, AND SPONSOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.
(c)    Nothing herein shall affect the right of the Servicer, any Participant, or any Credit Party to commence legal proceedings or otherwise proceed against Sponsor in any other jurisdiction.
Section 15.8    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
Section 15.9    Severability. In case any provision in or obligation under this Agreement or the other Operative Documents shall be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
Section 15.10    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant, shall not avoid the occurrence of a Unmatured Credit Event or an Credit Event if such action is taken or condition exists.
Section 15.11    No Joint Venture. Nothing in this Agreement, the Servicing Agreement or any of the Loan Documents shall be construed as constituting Sponsor and the Servicer or any Participant as partners or joint venturers or as creating the relationship of employer and employee, master and servant, principle and agent, or franchisor or franchisee between Sponsor and the Servicer or any Participant. Neither Sponsor nor Servicer or any Participant shall have any right or authority to bind the other party or to assume or create any obligation or responsibility, express or implied, on behalf of the other party or in the other party’s name. All rights, duties and obligations under this Agreement and the Operative Documents are exclusively for the benefit of the Sponsor and the Servicer and Participants, as the case may be, and shall not be deemed to affect any agreement between either of such parties and any third party (including, without limitation, any Borrower).
Section 15.12    Repurchase Right. Sponsor may at any time (upon thirty (30) days’ prior written notice to Servicer) purchase from Servicer all Loans and Loan Commitments and all rights, titles and interests of the Servicer and the Participants in and to the Loan Documents and the Collateral relating thereto for a purchase price (payable in immediately available funds) equal to the aggregate Loan Indebtedness, plus all amounts otherwise owing by the Sponsor pursuant to the Operative Documents, and the Servicer shall assign, without recourse, representation or warranty (except as to its own title), its right, title and interest therein to Sponsor upon the Servicer’s receipt of such purchase price. Thereafter, Servicers shall have no responsibility with respect to any Loans or Loan Commitments.
Section 15.13    Confidentiality. Each Participant agrees that it will maintain in confidence and will not disclose, publish or disseminate, to any Person, any confidential information which it has or shall acquire during the term of this Agreement relating to the business, operations and condition, financial or otherwise of the Sponsor or any Borrower, except that such information may be disclosed by such Participant if and to the extent that:
(a)    such information is in the public domain at the time of disclosure;
(b)    such information is required to be disclosed by subpoena or similar process of applicable law or regulations;
(c)    such information is required to be disclosed to any regulatory or administrative body or commission to whose jurisdiction such Participant or any of its Affiliates may be subject;
(d)    such information is disclosed to counsel, auditors or other professional advisors to such Participant or to affiliates of such Participant provided that such affiliates agree to keep such information confidential as set forth herein;
(e)    such information is disclosed with the prior written consent of the Sponsor or the relevant Borrower, as the case may be, which consent shall not be unreasonably withheld or delayed;
(f)    such information is disclosed in connection with any litigation or dispute between such Participant and the Sponsor or any Borrower concerning the Operative Documents or the Loan Documents of such Borrower;
(g)    such information is disclosed in connection with a prospective assignment, grant of a participation interest in or other transfer by such Participant of any of its interest in the Operative Documents; provided that the Person to whom such information shall be disclosed shall have agreed to keep such information confidential as set forth herein;
(h)    such information was in the possession of such Person or such Person’s affiliates without obligation of confidentiality prior to such Participant furnishing it to such Person; or
(i)    such information is received by such Participant, without restriction as to its disclosure or use, from a Person, who, to such Participant’s knowledge or reasonable belief, was not prohibited from disclosing it by any duty of confidentiality.
(j)    Each Participant agrees to use its best efforts to give the Sponsor prompt notice of any subpoena or similar process referred to in clause (b) above; provided that such Participant shall have no liability in event such notice is not given.
Section 15.14    Headings Descriptive; Entire Agreement. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement. This Agreement, the other Operative Documents, and the agreements and documents required to be delivered pursuant to the terms of this Agreement constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements, representations and understandings related to such subject matters.
Section 15.15    Patriot Act. The Servicer and each Participant hereby notifies the Sponsor and each of its Subsidiaries that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each of the Sponsor and its Subsidiaries, which information includes the name and address of the Sponsor or such Subsidiary and other information that will allow such Participant or the Servicer, as applicable, to identify the Sponsor or such Subsidiary in accordance with the Patriot Act.
Section 15.16    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Operative Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Participant that is an EEA Financial Institution arising under any Operative Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Participant that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Operative Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
Section 15.17    Certain ERISA Matters.
(a)    Each Participant (x) represents and warrants, as of the date such Person became a Participant party hereto, to, and (y) covenants, from the date such Person became a Participant party hereto to the date such Person ceases being a Participant party hereto, for the benefit of, the Servicer, the Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Sponsor or any other Credit Party, that at least one of the following is and will be true:
(i)    such Participant is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Participant’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;
(iii)     (A) such Participant is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Participant to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Participant, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Participant’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Servicer, in its sole discretion, and such Participant.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Participant or such Participant has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Participant further (x) represents and warrants, as of the date such Person became a Participant party hereto, to, and (y) covenants, from the date such Person became a Participant party hereto to the date such Person ceases being a Participant party hereto, for the benefit of, the Servicer, the Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Sponsor or any other Credit Party, that:
(i)    none of the Servicer, the Arranger, or any of their respective Affiliates is a fiduciary with respect to the assets of such Participant (including in connection with the reservation or exercise of any rights by the Servicer under this Agreement, any Loan Document or any documents related to hereto or thereto);
(ii)    the Person making the investment decision on behalf of such Participant with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);
(iii)    the Person making the investment decision on behalf of such Participant with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Guaranteed Obligations);
(iv)    the Person making the investment decision on behalf of such Participant with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and
(v)    no fee or other compensation is being paid directly to the Servicer, the Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

The representations set forth in this Section 15.17(b)(ii)-(v) are intended to comply with the Department of Labor’s regulation Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997), and if such regulations are no longer in effect, these representations shall be deemed to be no longer in effect.
(c)    The Servicer and the Arranger hereby inform the Participants that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Participant or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, utilization fees, minimum usage fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, breakage or other early termination fees or fees similar to the foregoing.
Section 15.18    Acknowledgement Regarding any Supported QFCs. To the extent that the Operative Documents provide support, through a guarantee or otherwise, for any Hedging Transaction or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Operative Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Georgia and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Operative Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Operative Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Participant shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 15.18, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Address for Notices: Aaron’s, Inc. 400 Galleria Parkway SE, Suite 300 Atlanta, GA 30339 Attn: Chief Financial Officer Telecopy Number: (855) 778-8565	AARON’S, INC. By: Steven A. Michaels Chief Financial Officer and President of Strategic Operations

Address for Notices: 303 Peachtree Street NE, 3rd Floor Atlanta, Georgia 30308 Attention: Aaron’s Program Manager Telecopy No. (404) 724-3716	TRUIST BANK (successor by merger to SunTrust Bank), as individually and as Servicer By: Title with a copy to: 303 Peachtree Street NE, 3rd Floor Atlanta, Georgia 30308 Attention: Don Besch

Address for Notices:	[OTHER PARTICIPANTS TBD] By: Name: Title:

Schedule 1.1(a)
PRICING GRID

Level	Total Net Debt to EBITDA Ratio	Applicable Margin	Applicable Percentage
I	< 1.00:1.00	1.25%	0.15%
II	≥ 1.00:1.00 but < 1.50:1.00	1.50%	0.15%
III	≥ 1.50:1.00 but < 2.00:1.00	1.75%	0.20%
IV	≥ 2.00:1.00 but < 2.50:1.00	2.00%	0.25%
V	≥ 2.50:1.00	2.25%	0.30%